STOCK PURCHASE AGREEMENT

among

Jipangu Inc.,

Jipangu International Inc.,

Apollo Gold, Inc.

and

Apollo Gold Corporation

made as of

October 17, 2005

Table of Contents

I. Definitions		1
II. Purchase of Shares and Closing		9
2.1	Purchase and Sale	9
2.2	Purchase Price	9
2.3	Unaudited Closing Date Balance Sheets	10
2.4	The Closing	10
2.5	Further Assurances	13
III. Representations and Warranties of Seller and Guarantor		13
3.1	Title to Shares	13
3.2	Incorporation; Power and Authority	13
3.3	Valid and Binding Agreement	13
3.4	No Breach; Consents	13
3.5	Brokerage	14
3.6	Public Filings	14
IV. Representations and Warranties Regarding the Companies		14
4.1	Incorporation; Power and Authority	14
4.2	No Breach; Consents	15
4.3	Capitalization	15
4.4	Subsidiaries	16
4.5	Financial Statements	16
4.6	Absence of Undisclosed Liabilities	17
4.7	Books and Records	17
4.8	Absence of Certain Developments	18
4.9	Property	20
4.10	Accounts Receivable	22
4.11	Tax Matters.	22
4.12	Intellectual Property Rights	25
4.13	Material Contracts	25
4.14	Litigation	27
4.15	Insurance	27
4.16	Compliance with Laws; Governmental Authorizations	27
4.17	Environmental Matters	28
4.18	Employees	30
4.19	Employee Benefits	32
4.20	Suppliers	34
4.21	Affiliate Transactions	34
4.22	Brokerage	35
4.23	Availability of Documents	35
4.24	Disclosure	35
4.25	Disclaimer of Certain Representations or Warranties	35

V. Representations and Warranties of Buyer Parties		35
5.1	Incorporation; Power and Authority	35
5.2	Valid and Binding Agreement	35
5.3	No Breach; Consents	36
5.4	No Other Representations; Suitability	36
5.5	Brokerage	36
5.6	Investment Intent	36
5.7	Financial Condition	36
5.8	Financing	36
5.9	Litigation	36
VI. Agreements of Seller and Guarantor		37
6.1	Conduct of the Business	37
6.2	Notice of Developments	38
6.3	Pre-Closing Access	39
6.4	Waivers; Payment of Indebtedness	39
6.5	Conditions	39
6.6	No Sale	40
6.7	Closing and Post-Closing Deliveries and Access	40
6.8	Litigation Support	40
6.9	Nondisparagement	40
6.10	Confidentiality	41
6.11	Assignment of Confidentiality Agreements	42
6.12	Transfer of Apollo Gold Exploration Property	42
6.13	Employee Matters	42
6.14	Claims Against Company Personnel	42
6.15	No Shareholder Approval	43
VII. Further Agreements		43
7.1	Conditions	43
7.2	Buyer Permitted Updates	43
7.3	Employment; Employee Benefits	43
7.4	Insurance	43
7.5	Bonding	44
7.6	Releases from Guarantees	44
7.7	Non-Hire	44
7.8	Use of Seller’s and Guarantor’s Names	44
7.9	Post-Closing Access	44
7.10	Filings; Other Action	45
7.11	APO 19	45
7.12	Standard Leach Pad Leak	45
VIII. Conditions to Closing		45
8.1	Conditions to Buyer’s Obligations	45
8.2	Conditions to Seller’s Obligations	48
IX. Termination		49
9.1	Termination	49
9.2	Effect of Termination	51

X. Indemnification		51
10.1	Indemnification by Seller and Guarantor	51
10.2	Indemnification by Buyer Parties	53
10.3	Third-Party Actions Against Buyer Parties	54
10.4	Third-Party Actions Against Seller and Guarantor	55
10.5	Sole and Exclusive Remedy	57
10.6	Tax Adjustment	57
XI. Allocation of Taxes; Tax Return		57
11.1	Allocation of Tax Liabilities	57
11.2	Tax Return	57
11.3	Income and Loss Allocation	58
11.4	Cooperation	58
11.5	Audits	59
11.6	Tax Refunds	59
11.7	Tax Sharing Agreements	59
11.8	Section 338(h)(10) Election	59
11.9	Tax Indemnification of Seller and Guarantor	60
11.10	Tax Indemnification of Buyer	61
XII. General		61
12.1	Press Releases and Announcements	61
12.2	Expenses	61
12.3	Amendment and Waiver	61
12.4	Notices	62
12.5	Assignment	63
12.6	No Third-Party Beneficiaries	63
12.7	No Partnership and No Corporate Opportunity	63
12.8	Severability	64
12.9	Complete Agreement	64
12.10	Schedules	64
12.11	Signatures; Counterparts	64
12.12	Governing Law	64
12.13	Specific Performance	64
12.14	Jurisdiction	65
12.15	Waiver of Jury Trial	65
12.16	Construction	65
12.17	Currency	66
12.18	Time of Essence	66
12.19	Consequential or Special Damages	66

Signatures		67

Exhibit A - Form of Promissory Note
Exhibit B - Form of Transition Services Agreement
Exhibit C - Form of Resignation and Waiver
Exhibit D - Form of FIRPTA Certificate

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) among Jipangu Inc., a Japanese corporation (“Parent”), Jipangu International Inc., a Delaware corporation (“Buyer”, and together with Parent, the “Buyer Parties”), Apollo Gold, Inc., a Delaware corporation (“Seller”) and Apollo Gold Corporation, a Yukon Territory corporation (“Guarantor”) is made as of October 17, 2005.

Recitals

WHEREAS, Seller owns all of the outstanding capital stock of Florida Canyon Mining, Inc., a Delaware corporation (“Florida Canyon”), Standard Gold Mining, Inc., a Delaware corporation (“Standard”) and Apollo Gold Exploration, Inc., a Delaware corporation (“Exploration”) (each, a “Company” and collectively, the “Companies”).

WHEREAS, Seller desires to sell, and Buyer desires to buy, all of the outstanding capital stock of each Company on the terms and subject to the conditions set forth in this Agreement.

WHEREAS, Guarantor owns all of the outstanding capital stock of Seller, and desires to induce Buyer to enter into this Agreement.

WHEREAS, Parent owns all of the outstanding capital stock of Buyer, and desires to induce Seller to enter into this Agreement.

WHEREAS, Seller will be responsible for the cancellation or payment of all indebtedness of the Companies to the Seller, Guarantor and their respective Subsidiaries prior to Closing.

WHEREAS, the parties have agreed to enter into a transitional services agreement to be performed after the sale and purchase of the Companies’ outstanding capital stock.

NOW, THEREFORE, in consideration of the mutual representations, warranties and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

I.   Definitions

“Active Employee” means any employee employed on the Closing Date by any Company who is a bargaining unit employee currently covered by a collective bargaining agreement or employed exclusively by one or more of the Companies, including employees on temporary leave of absence, family medical leave, military leave, temporary disability or sick leave, but excluding employees on long-term disability leave.

“2004 Financial Statements” has the meaning set forth in Section 4.5.

“2004 Fiscal Year End” has the meaning set forth in Section 4.5.

“Admitted Claim” has the meaning set forth in Section 10.1(d).

“Affiliate” has the meaning set forth in Rule 12b-2 under the Exchange Act.

“Agreement” has the meaning set forth in the first paragraph of this Agreement.

“Allocation Arbiter” has the meaning set forth in Section 11.8(c).

“Basket Amount” has the meaning set forth in Section 10.1(b).

“Business Day” means any day other than a Saturday, a Sunday, a Japanese or United States federal holiday or a Colorado state banking holiday.

“Buyer” has the meaning set forth in the first paragraph of this Agreement.

“Buyer Claim” has the meaning set forth in Section 10.1(c).

“Buyer Indemnified Parties” has the meaning set forth in Section 10.3(a).

“Buyer Losses” has the meaning set forth in Section 10.1(a).

“Buyer Parties” has the meaning set forth in the first paragraph of this Agreement.

“Buyer Permitted Update” has the meaning set forth in Section 7.2.

“Buyer Third-Party Action” has the meaning set forth in Section 10.3(a).

“Capital Lease” means a lease on which a Company is a lessee that is a capital lease as determined in accordance with GAAP.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the recitals of this Agreement.

“Confidential Information” has the meaning set forth in Section 6.10(a).

“Confidentiality Agreement” means the confidentiality agreement, dated March 16, 2005, between Guarantor and Parent.

“Consent” means any authorization, consent, approval, filing, waiver, exemption or other action by or notice to any Person.

“Contract” means a contract, agreement, lease, commitment or binding understanding, whether oral or written, that is in effect as of the date of this Agreement or any time after the date of this Agreement. For clarity in this Agreement, the term Contract includes the $16,936,130 reclamation bond issued by Safeco Insurance Company of America and the determinations of the Bureau of Land Management, the U.S. District Court for the District of Nevada and the Ninth Circuit Court of Appeals relating thereto.

“Disclosure Schedule” means the schedule delivered by Seller to Buyer on or prior to the date of this Agreement.

“Employment Loss” has the meaning set forth in Section 10.1(a).

“Encumbrance” means any charge, claim, easement, covenant, condition, equitable interest, lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Costs” has the meaning set forth in Section 4.17(a)(i).

“Environmental Law” has the meaning set forth in Section 4.17(a)(ii).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder.

“ERISA Affiliate” means any entity or trade or business that is treated as a member of the Companies’ controlled group within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exploration” has the meaning set forth in the recitals of this Agreement.

“Exploration Common Stock” has the meaning set forth in Section 2.1(c).

“Exploration Property Transfers” has the meaning set forth in Section 6.12.

“Exploration Shares” has the meaning set forth in Section 2.1(c).

“Florida Canyon” has the meaning set forth in the recitals of this Agreement.

“Florida Canyon Common Stock” has the meaning set forth in Section 2.1(a).

“Florida Canyon Shares” has the meaning set forth in Section 2.1(a).

“Further Subscription Documents” means the subscription agreement executed and delivered by Guarantor and Parent as of the date of this Agreement, together with the forms of warrant certificate and registration rights agreement attached as schedules thereto.

“GAAP” means Canadian generally accepted accounting principles, as in effect from time to time.

“Governmental Authorization” means any approval, consent, license, permit, waiver, registration or other authorization issued, granted, given, made available or otherwise required by any Governmental Entity or pursuant to Law.

“Governmental Entity” means any federal, state, local, foreign, international or multinational entity or authority exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government.

“Governmental Order” means any judgment, injunction, writ, order, ruling, award or decree by any Governmental Entity or arbitrator.

“Hazardous Materials” has the meaning set forth in Section 4.17(a)(iii).

“Indemnification Agreements” means the indemnification agreements listed in Schedule 4.13, under subsection (ii) thereof.

“Insider” means (i) any officer or director of Guarantor or Seller, (ii) any officer or director of any Company, (iii) any Member of the Immediate Family of any of the foregoing Persons or (iv) any Affiliate of an officer or director of Guarantor, Seller or any Company.

“Intellectual Property Rights” means (i) rights in patents, patent applications and patentable subject matter, whether or not the subject of an application, (ii) rights in trademarks, service marks, trade names, trade dress and other designators of origin, registered or unregistered, (iii) rights in copyrightable subject matter or protectable designs, registered or unregistered, (iv) trade secrets, (v) rights in internet domain names, uniform resource locators and e-mail addresses, (vi) rights in semiconductor topographies (mask works), registered or unregistered, (vii) know-how and (viii) all other intellectual and industrial property rights of every kind and nature and however designated, whether arising by operation of Law, Contract, license or otherwise.

“IRS” means the United States Internal Revenue Service.

“June Balance Sheet” has the meaning set forth in Section 4.5.

“Knowledge of Seller” means the actual knowledge of the Knowledge Employees, or any knowledge that would have been acquired by any such Person upon reasonable inquiry and investigation.

“Knowledge Employees” means R. David Russell, Melvyn Williams, Don Miller, Dick Nanna, David Young, Don Vagstad, James O’Neil, Jr., John Barta and Maxine O’Connell.

“Law” means any, law, ordinance, regulation, statute or treaty of any Governmental Entity.

“Liability” means any liability or obligation whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted, including, without limiting the foregoing, all reclamation, restoration and cleanup activities associated with or arising out of conducting exploration and mining activities.

“List” has the meaning set forth in Section 4.17(a)(iv).

“Litigation” means any claim, action, arbitration, mediation, audit, hearing, investigation, proceeding, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator or mediator.

“Loss” means any Litigation, Governmental Order, complaint, claim, demand, damage, deficiency, penalty, fine, cost, amount paid in settlement, liability, obligation, Tax, Encumbrance, loss, expense or fee, including court costs and attorneys’ fees and expenses.

“March Balance Sheet” has the meaning set forth in Section 4.5.

“March Balance Sheet Date” has the meaning set forth in Section 4.5.

“March Financial Statements” has the meaning set forth in Section 4.5.

“Material Adverse Effect” means any change, effect, event or condition, individually or in the aggregate, that has had or would reasonably be expected to have a material adverse effect on the business, assets, properties, condition (financial or otherwise) or results of operations of any Company; provided that any change, effect, fact, event or condition that adversely affects gold or silver mining in Nevada generally, or the mining industry generally, shall not be considered a Material Adverse Effect to the extent that it does not disproportionately affect any of the Companies as compared to other gold or silver mining companies or the mining industry generally.

“Material Contracts” has the meaning set forth in Section 4.13(a), and excludes licenses for “off-the-shelf” commercial software.

“Member of the Immediate Family” of a Person means a spouse, parent, child, sibling, mother- or father-in-law, son- or daughter-in-law, and brother- or sister-in-law of such Person.

“Mining Claims” has the meaning set forth in Section 4.9(a)

“Ordinary Course of Business” means the ordinary course of business of the Companies consistent with past custom and practice (including with respect to quantity and frequency) as it has been conducted since January 1, 2004.

“Organizational Documents” means (i) the articles or certificate of incorporation and the bylaws of a corporation, (ii) the partnership agreement and any statement of partnership of a general partnership, (iii) the limited partnership agreement and the certificate of limited partnership of a limited partnership, (iv) the limited liability company agreement and articles or certificate of formation of a limited liability company, (v) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person and (vi) any amendment to any of the foregoing.

“Parent” has the meaning set forth in the first paragraph of this Agreement.

“Payment” means any transfer of value, including any dividend, distribution, payment or extension of credit to, investment in, or repayment, cancellation or forgiveness of indebtedness of, a Person.

“Permitted Encumbrances” means (i) Encumbrances for Taxes and other governmental charges and assessments (except assessments for public improvements levied, pending or deferred against real property) that are not yet due and payable or which are being contested in good faith by appropriate proceedings (provided required payments have been made in connection with any such contest), (ii) Encumbrances of carriers, warehousemen, mechanics’ and materialmen and other like Encumbrances, including purchase money security interests, arising in the Ordinary Course of Business (provided lien statements have not been filed as of the Closing Date), (iii) survey exceptions, easements, rights of way and restrictions, zoning ordinances and restrictions or other limitations imposed by any Governmental Entity and other similar Encumbrances affecting real property and which do not unreasonably restrict the use thereof or Buyer’s proposed use thereof in the Ordinary Course of Business, (iv) statutory Encumbrances in favor of lessors arising in connection with any property leased to any Company, (v) Encumbrances reflected in the March Financial Statements or arising under Material Contracts (other than arising out of the breach thereof), (vi) reservations in federal patents, (vii) liens of pledges or deposits under workers’ compensation laws or similar legislation, unemployment insurance or other types of social security, (viii) rights reserved to or vested in any Governmental Entity to control or regulate any interest in the Property as imposed by applicable Law, and (ix) Encumbrances that will be removed prior to or in connection with the Closing.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, Governmental Entity or other entity.

“Plan” means every plan, fund, contract, program and arrangement (whether written or not) for the benefit of present or former employees, including those intended to provide (i) medical, surgical, health care, hospitalization, dental, vision, life insurance, death, disability, legal services, severance, sickness or accident benefits (whether or not defined in Section 3(1) of ERISA), (ii) pension, profit sharing, stock bonus, retirement, supplemental retirement or deferred compensation benefits (whether or not tax qualified and whether or not defined in Section 3(2) of ERISA) or (iii) salary continuation, unemployment, supplemental unemployment, severance, termination pay, change-in-control, vacation or holiday benefits (whether or not defined in Section 3(3) of ERISA), (w) that is maintained or contributed to by any Company, (x) that any Company has committed to implement, establish, adopt or contribute to in the future, (y) for which any Company is or may be financially liable as a result of the direct sponsor’s affiliation with any Company, or any Company’s shareholders (whether or not such affiliation exists at the date of this Agreement and notwithstanding that the Plan is not maintained by any Company for the benefit of its employees or former employees) or (z) for or with respect to which any Company is or may become liable under any common law successor doctrine, express successor liability provisions of Law, provisions of a collective bargaining agreement, labor or employment Law or agreement with a predecessor employer. Plan does not include any arrangement that has been terminated and completely wound up prior to the date of this Agreement and for which none of the Companies has any present or potential liability.

“Process Agent” has the meaning set forth in Section 12.15.

“Property” has the meaning set forth in Section 4.17(a)(v).

“Public Filings” has the meaning set forth in Section 3.6.

“Real Property” has the meaning set forth in Section 4.9(a).

“Registered Intellectual Property Rights” means Intellectual Property Rights that are the subject of a pending application or an issued patent, trademark, copyright, design right or other similar registration formalizing exclusive rights.

“Registration Rights Agreement” means the registration rights agreement dated June 1, 2005 between Parent and Guarantor.

“Regulatory Action” has the meaning set forth in Section 4.17(a)(vi).

“Release” has the meaning set forth in Section 4.17(a)(vii).

“Remedies Exception,” when used with respect to any Person, means except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

“Required Insurance” has the meaning set forth in Section 7.4.

“Required Releases” has the meaning set forth in Section 7.6.

“Required Surety” has the meaning set forth in Section 7.5.

“Return” means any return, declaration, report, estimate, information return and statement pertaining to any Taxes.

“SEC” means the United States Securities and Exchange Commission.

“Section 338 Forms” has the meaning set forth in Section 11.8(c).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Seller” has the meaning set forth in the first paragraph of this Agreement.

“Seller Indemnified Parties” has the meaning set forth in Section 10.4(a).

“Seller Losses” has the meaning set forth in Section 10.2(a).

“Seller Permitted Update” has the meaning set forth in Section 6.2.

“Seller Third-Party Action” has the meaning set forth in Section 10.4(a).

“Seller’s Basket Amount” has the meaning set forth in Section 10.2(b).

“Software” means computer programs or data in computerized form, whether in object code, source code or other form.

“Standard” has the meaning set forth in the recitals of this Agreement.

“Standard Common Stock” has the meaning set forth in Section 2.1(c).

“Standard Shares” has the meaning set forth in Section 2.1(c).

“Subscription Agreement” means the subscription agreement dated June 1, 2005 between Parent and Guarantor.

“Subsidiary” means any Person in which a controlling ownership interest is owned, directly or indirectly, by another Person.

“Tax Affiliate” means the Companies and any other Person that is or was a member of an affiliated, combined or unitary group of which any Company is or was a member.

“Taxes” means all taxes, charges, fees, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, including all interest and penalties thereon, and additions to tax or additional amounts imposed by any Governmental Entity upon any Company or any Tax Affiliate. For purposes of this Agreement, “Taxes” also includes any obligations under any agreements or arrangements with any Person with respect to the liability for, or sharing of, Taxes (including pursuant to Treasury Regulation Section 1.1502-6 or comparable provisions of state, local or foreign Tax law) and including any liability for Taxes as a transferee or successor, by contract or otherwise.

“Third-Party Environmental Claim” has the meaning set forth in Section 4.17(a)(viii).

“Transition Services Agreement” means the transition services agreement to be entered into among Guarantor, the Companies and Buyer on the Closing Date in the form of Exhibit B.

“Treasury Regulations” means the rules and regulations under the Code.

“Trust Indenture” means the trust indenture dated November 4, 2004, as amended on December 13, 2004, between Guarantor and The Canada Trust Company, as trustee, for the benefit of the holders of Guarantor’s 12% Series 2004-B convertible secured debentures.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

“Water Rights” has the meaning set forth in Section 4.9(a)

“Work Permits”has the meaning set forth in Section 4.18(c).

The following terms not defined above are defined in the sections of Article II indicated below:

Definition	Defined
Buyer Cure Period	9.1(b)(ii	)
Closing	2.4(a	)
Closing Date	2.4(a	)
D&O Letters	2.4(b)(i)(H	)
Estimated Closing Date Net Book Value	2.3
Exploration Purchase Price	2.2
Fee Property	4.9(a	)
July Balance Sheet	4.5
Listed Personal Property	4.9(a	)
Mines Purchase Price	2.2
Patented Claims	4.9(a	)
Promissory Note	2.2
Purchase Price	2.2
Seller Cure Period	9.1(c)(ii	)
Unaudited Monthly Balance Sheets	2.3

II.   Purchase of Shares and Closing

2.1  Purchase and Sale. At the Closing and on the terms and subject to the conditions set forth in this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to buy from Seller:

(a)  all of the issued and outstanding shares (the “Florida Canyon Shares”) of common stock, par value $0.001 per share, of Florida Canyon (“Florida Canyon Common Stock”);

(b)  all of the issued and outstanding shares (the “Standard Shares”) of common stock, par value $0.001 per share, of Standard (“Standard Common Stock”); and

(c)  all of the issued and outstanding shares (the “Exploration Shares”) of common stock, par value $0.001 per share, of Exploration (“Exploration Common Stock”).

2.2  Purchase Price. The aggregate consideration for the Florida Canyon Shares and the Standard Shares is $12,500,000 (the “Mines Purchase Price”) and the consideration for the Exploration Shares is $1,500,000 (the “Exploration Purchase Price”). The aggregate consideration for the Florida Canyon Shares, the Standard Shares and the Exploration Shares (the “Purchase Price”) is $14,000,000.

Parent agrees to loan $2,500,000 to Guarantor, and Guarantor agrees to accept such loan, on the following terms: (i) concurrently with the execution of this Agreement, Guarantor will execute and deliver to Parent a $2,500,000 promissory note in the form attached as Exhibit A hereto (the “Promissory Note”); and (ii) concurrently with the execution of this Agreement or within one Business Day after the date of this Agreement, Parent will initiate a wire transfer of $2,500,000 to the account designated by Guarantor.

2.3  Unaudited Closing Date Balance Sheets.

(a)  Through the Closing Date, Seller will deliver to Buyer, by the 20th day after the last day of the prior month, the unaudited balance sheet for each Company as of the last day of the prior month (the “Unaudited Monthly Balance Sheets”), prepared on a basis consistent with the March Financial Statements and in accordance with GAAP. “Estimated Closing Date Net Book Value” as of any date means the excess of the aggregate assets of the Companies over the aggregate liabilities of the Companies on such date. To the extent that the Estimated Closing Date Net Book Value as of the date of the Unaudited Monthly Balance Sheets is less than $12,500,000, the Buyer Parties may elect to terminate this Agreement by providing written notice to the Guarantor on or prior to the Closing Date.

(b)  At least two Business Days prior to the Closing Date, Seller will deliver to Buyer an unaudited statement estimating the Estimated Closing Date Net Book Value as of the Closing Date. To the extent that the Estimated Closing Date Net Book Value as of the Closing Date is less than $12,500,000, the Buyer Parties may elect to terminate this Agreement by providing written notice to the Guarantor on or prior to the Closing Date.

2.4  The Closing.

(a)  The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Dorsey & Whitney LLP at Suite 3400, 1420 Fifth Avenue, Seattle, Washington, 98101, at 9:00 a.m. on November 15, 2005 or as soon thereafter as reasonably possible following satisfaction of the conditions set forth in Article VIII (the “Closing Date”) or at such other place and on such other date as may be mutually agreed by Buyer and Seller, in which case Closing Date means the date so agreed. The failure of the Closing will not ipso facto result in termination of this Agreement and will not relieve any party of any obligation under this Agreement. The Closing will be effective as of the close of business on the Closing Date.

(b)  Subject to the conditions set forth in this Agreement, on the Closing Date:

(i)  Seller will deliver to Buyer:

(A)  certificates representing all of the Florida Canyon Shares, the Standard Shares and the Exploration Shares, free and clear of all Encumbrances, duly endorsed or accompanied by duly executed stock powers;

(B)  a certificate of an appropriate officer of Seller dated the Closing Date stating that the conditions set forth in subsections (a) through (s) of Section 8.1 have been satisfied;

(C)  an updated Disclosure Schedule, prepared as though this Agreement has been dated as of the Closing Date, a good faith draft of which will have been submitted to Buyer no later than five calendar days prior to the Closing Date;

(D)  the text of the resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement, certified by an appropriate officer of Seller;

(E)  the text of the resolutions adopted by the board of directors of Guarantor authorizing the execution, delivery and performance of this Agreement, certified by an appropriate officer of Guarantor;

(F)  the minute books, stock or equity records, corporate seal and other materials related to the corporate administration of any Company;

(G)  the amendments to the Indemnification Agreements referred to in Section 8.1(s);

(H)  resignations, waivers and releases in writing (effective as of the Closing Date) from each officer and director of the Companies, substantially in the form attached as Exhibit C (the “D&O Letters”);

(I)  the Transition Services Agreement, duly executed by Seller, Guarantor and each Company;

(J)  the Exploration Property Transfers, and any other instruments of transfer reasonably requested by Buyer Parties, duly executed by Seller or Guarantor, as applicable;

(K)  evidence of payment or cancellation of indebtedness of the Companies to Seller, Guarantor or any Affiliate or Subsidiary of Seller or Guarantor that is to be canceled prior to Closing;

(L)  executed copies of all agreements, instruments, certificates and other documents necessary or appropriate, in the reasonable opinion of Buyer Parties’ counsel, to release any and all Encumbrances against the assets of the Companies, other than Permitted Encumbrances, and Encumbrances that are listed on Schedule 4.9 and not required to be released by Section 8.1(m);

(M)  a FIRPTA certificate in the form of Exhibit D, duly executed by Seller for purposes of satisfying Buyer’s obligations under Treasury Regulations Section 1.1445-2;

(N)  copies of all documents relating to the substitution of collateral and release of Standard and Exploration share certificates pursuant to the Trust Indenture; and

(O)  such other certificates, documents and instruments that Buyer Parties reasonably request for the purpose of (1) evidencing the accuracy of Seller’s and Guarantor’s representations and warranties, (2) evidencing the performance and compliance by Seller and Guarantor with the agreements contained in this Agreement, (3) evidencing the satisfaction of any condition referred to in Section 8.1 or (4) otherwise facilitating the consummation of the transactions contemplated by this Agreement.

All actions to be taken by Seller or Guarantor in connection with consummation of the transactions contemplated by this Agreement and all certificates, opinions, instruments and other documents required to effect the transactions contemplated by this Agreement will be in form and substance reasonably satisfactory to Buyer Parties and Buyer Parties’ counsel.

(ii)  Buyer will deliver to Seller:

(A)  the Promissory Note in satisfaction of $2,500,000 of the Purchase Price;

(B)  the remainder of the Purchase Price by wire transfer of immediately available funds to the account designated by Seller to Buyer no later than three Business Days prior to the Closing;

(C)  a certificate of an appropriate officer of Buyer dated the Closing Date stating that the conditions set forth in subsections (a) through (g) of Section 8.2 have been satisfied;

(D)  the text of the resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement, certified by an appropriate officer of Buyer;

(E)  the text of the resolutions adopted by the board of directors of Parent authorizing the execution, delivery and performance of this Agreement, certified by an appropriate officer of Parent;

(F)  evidence reasonably satisfactory to Seller that the Required Insurance, the Required Surety (but excluding the Safeco $16,936,130 and $120,000 bonds) and the Required Releases are in place and effective;

(G)  the Transition Services Agreement, duly executed by Buyer; and

(H)  such other certificates, documents and instruments that Seller or Guarantor reasonably request for the purpose of (1) evidencing the accuracy of Buyer Parties’ representations and warranties, (2) evidencing the performance and compliance by Buyer Parties with the agreements contained in this Agreement, (3) evidencing the satisfaction of any condition referred to in Section 8.2 or (4) otherwise facilitating the consummation of the transactions contemplated by this Agreement.

All actions to be taken by Buyer Parties in connection with consummation of the transactions contemplated by this Agreement and all certificates, opinions, instruments and other documents required to be delivered by Buyer Parties to effect the transactions contemplated by this Agreement will be in form and substance reasonably satisfactory to Seller and Seller’s counsel.

(c)  All items delivered by the parties at the Closing will be deemed to have been delivered simultaneously, and no items will be deemed delivered or waived until all have been delivered.

(d)  The representations, warranties and agreements in this Agreement will survive the Closing.

2.5  Further Assurances. After the Closing Date, each of the Buyer Parties, Seller and Guarantor will take all appropriate action and execute any documents, instruments or conveyances of any kind that may be reasonably requested by another party to carry out any of the provisions of this Agreement.

III.   Representations and Warranties of Seller and Guarantor

Seller and Guarantor, jointly and severally, represent and warrant to Buyer Parties that, (i) except as described in the Disclosure Schedule, as of the date of this Agreement and, (ii) except as described in the Disclosure Schedule and any Seller Permitted Update, as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement):

3.1  Title to Shares. Seller owns, of record and beneficially, the Florida Canyon Shares free and clear of any Encumbrance. Seller owns, of record and beneficially, the Standard Shares and the Exploration Shares free and clear of any Encumbrance other than the security interest granted to The Canada Trust Company under the Trust Indenture, which Encumbrance will be removed by Seller and Guarantor concurrently with the Closing. At Closing, Buyer will obtain good and valid title to the Florida Canyon Shares, the Standard Shares and the Exploration Shares, of record and beneficially, free and clear of any Encumbrance.

3.2  Incorporation; Power and Authority. Each of Seller and Guarantor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each of Seller and Guarantor has all necessary power and authority to execute, deliver and perform this Agreement and the Transition Services Agreement.

3.3  Valid and Binding Agreement. The execution, delivery and performance of this Agreement and the Transition Services Agreement by Seller or Guarantor, respectively, has been duly and validly authorized by all necessary corporate (including shareholder) or equivalent action. This Agreement has been duly executed and delivered by Seller and Guarantor and constitutes the valid and binding obligation of Seller and Guarantor, enforceable against each of them in accordance with its terms, subject to the Remedies Exception. The Transition Services Agreement, when executed and delivered by or on behalf of Seller or Guarantor, respectively, will constitute such Person’s valid and binding obligation, enforceable against it in accordance with its terms, subject to the Remedies Exception.

3.4  No Breach; Consents. The execution, delivery and performance of this Agreement and the Transition Services Agreement by Seller or Guarantor, respectively, will not (a) contravene any provision of the Organizational Documents of Seller or Guarantor; (b) violate or conflict with any Law, Governmental Order or Governmental Authorization; (c) conflict with, result in any breach of any of the provisions of, constitute a default (or any event that would, with the passage of time or the giving of notice or both, constitute a default) under, result in a violation of, increase the burdens under, result in the termination, amendment, suspension, modification, abandonment or acceleration of payment (or any right to terminate) or require a Consent under any Contract or Governmental Authorization that is either binding upon or enforceable against Seller or Guarantor or any Governmental Authorization that is held by Seller or Guarantor; (d) result in the creation of any Encumbrance upon the Florida Canyon Shares, the Standard Shares or the Exploration Shares; (e) require any Governmental Authorization except those obtained; or (f) give any Governmental Entity or other Person the right to challenge any of the contemplated transactions or to exercise any remedy or obtain any relief under any Law, Governmental Order or Governmental Authorization.

3.5  Brokerage. No Person will be entitled to receive any brokerage commission, finder’s fee, fee for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract made by or on behalf of such Seller or Guarantor for which any Buyer Party or any Company is or could become liable or obligated.

3.6  Public Filings. With respect to all reports, schedules, forms, statements and other documents filed or required to be filed by Guarantor with the SEC and with the securities regulatory authorities in Canada since January 1, 2004, the “Public Filings”, as of its date, each Public Filing, with respect to any content pertaining to any Company, complied in all material respects with the requirements of the Securities Act, the Exchange Act, or the applicable securities legislation in Canada, as the case may be, and the rules and regulations of the SEC or of the securities regulatory authorities in Canada promulgated thereunder applicable to such Public Filings. None of the Public Filings (with respect to any content pertaining to any Company) contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that such statements have been modified or superseded by a later filed Public Filing.

IV.   Representations and Warranties Regarding the Companies

Seller and Guarantor, jointly and severally, represent and warrant to Buyer Parties that (i) except as described in the Disclosure Schedule, as of the date of this Agreement and, (ii) except as described in the Disclosure Schedule and any Seller Permitted Update, as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement):

4.1  Incorporation; Power and Authority.

(a)  Each Company is a legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all necessary power and authority necessary to own, lease and operate its assets and to carry on its business as currently conducted. Each Company is duly qualified to do business as a foreign corporation in each jurisdiction in which the nature of its business or its ownership of property requires it to be so qualified except where the failure to be so qualified would not have a Material Adverse Effect. Schedule 4.1 lists, for each Company, the jurisdiction of its organization, its form as a legal entity and each jurisdiction in which it is so qualified.

(b)  Each Company is in material compliance with all provisions of its Organizational Documents.

4.2  No Breach; Consents. The execution, delivery and performance of this Agreement and the Transition Services Agreement by Seller, Guarantor or any Company, respectively, will not (a) contravene any provision of the Organizational Documents of any Company; (b) violate or conflict with any Law, Governmental Order or Governmental Authorization; (c) conflict with, result in any breach of any of the provisions of, constitute a default (or any event that would, with the passage of time or the giving of notice or both, constitute a default) under, result in a violation of, increase the burdens under, result in the termination, amendment, suspension, modification, abandonment or acceleration of payment (or any right to terminate) or require a Consent under any Contract that is either binding upon or enforceable against any Company or any Governmental Authorization that is held by any Company; (d) result in the creation of any Encumbrance upon any Company or any of the assets of any Company; (e) require any Governmental Authorization except those obtained; or (f) give any Governmental Entity or other Person the right to challenge any of the contemplated transactions or to exercise any remedy or obtain any relief under any Law, Governmental Order or Governmental Authorization.

4.3  Capitalization.

(a)  The authorized capital stock of Florida Canyon consists of one thousand (1,000) shares of Florida Canyon Common Stock, of which one hundred (100) shares of Florida Canyon Common Stock are issued and outstanding and no shares of Florida Canyon Common Stock are held in treasury. All issued and outstanding shares of Florida Canyon Common Stock are duly authorized, validly issued, fully paid and nonassessable, free of preemptive rights or any third party voting, dividend, dispositive or other similar rights and in certificated form, and have been offered, sold and issued by Florida Canyon in compliance with applicable securities and corporate Laws, Contracts applicable to Florida Canyon and Florida Canyon’s Organizational Documents and in compliance with any preemptive rights, rights of first refusal or similar rights. The rights and privileges of the Florida Canyon Common Stock are set forth in Florida Canyon’s Organizational Documents or otherwise provided by Law. There is no option, warrant, call, subscription, convertible security, right (including preemptive right) or Contract of any character to which Florida Canyon is a party or by which it is bound obligating Florida Canyon to issue, exchange, transfer, sell, repurchase, redeem or otherwise acquire any capital stock of Florida Canyon or obligating Florida Canyon to grant, extend, accelerate the vesting of or enter into any such option, warrant, call, subscription, convertible security, right or Contract. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to Florida Canyon. Except for this Agreement, there are no registration rights agreements, no voting trust, proxy or other Contract and no restrictions on transfer with respect to any capital stock of Florida Canyon.

(b)  The authorized capital stock of Standard consists of one thousand (1,000) shares of Standard Common Stock, of which one hundred (100) shares of Standard Common Stock are issued and outstanding and no shares of Standard Common Stock are held in treasury. Except as set forth in Section 3.1, all issued and outstanding shares of Standard Common Stock are duly authorized, validly issued, fully paid and nonassessable, free of preemptive rights or any third party voting, dividend, dispositive or other similar rights and in certificated form, and have been offered, sold and issued by Standard in compliance with applicable securities and corporate Laws, Contracts applicable to Standard and Standard’s Organizational Documents and in compliance with any preemptive rights, rights of first refusal or similar rights. The rights and privileges of the Standard Common Stock are set forth in Standard’s Organizational Documents or otherwise provided by Law. Except as set forth in Section 3.1, there is no option, warrant, call, subscription, convertible security, right (including preemptive right) or Contract of any character to which Standard is a party or by which it is bound obligating Standard to issue, exchange, transfer, sell, repurchase, redeem or otherwise acquire any capital stock of Standard or obligating Standard to grant, extend, accelerate the vesting of or enter into any such option, warrant, call, subscription, convertible security, right or Contract. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to Standard. Except as set forth in Section 3.1 or elsewhere in this Agreement, there are no registration rights agreements, no voting trust, proxy or other Contract and no restrictions on transfer with respect to any capital stock of Standard.

(c)  The authorized capital stock of Exploration consists of one thousand (1,000) shares of Exploration Common Stock, of which one hundred (100) shares of Exploration Common Stock are issued and outstanding and no shares of Exploration Common Stock are held in treasury. Except as set forth in Section 3.1, all issued and outstanding shares of Exploration Common Stock are duly authorized, validly issued, fully paid and nonassessable, free of preemptive rights or any third party voting, dividend, dispositive or other similar rights and in certificated form, and have been offered, sold and issued by Exploration in compliance with applicable securities and corporate Laws, Contracts applicable to Exploration and Exploration’s Organizational Documents and in compliance with any preemptive rights, rights of first refusal or similar rights. The rights and privileges of the Exploration Common Stock are set forth in Exploration’s Organizational Documents or otherwise provided by Law. Except as set forth in Section 3.1, there is no option, warrant, call, subscription, convertible security, right (including preemptive right) or Contract of any character to which Exploration is a party or by which it is bound obligating Exploration to issue, exchange, transfer, sell, repurchase, redeem or otherwise acquire any capital stock of Exploration or obligating Exploration to grant, extend, accelerate the vesting of or enter into any such option, warrant, call, subscription, convertible security, right or Contract. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to Exploration. Except as set forth in Section 3.1 or in this Agreement, there are no registration rights agreements, no voting trust, proxy or other Contract and no restrictions on transfer with respect to any capital stock of Exploration.

4.4  Subsidiaries. None of the Companies owns any Subsidiary or has any ownership interest in any other Person, directly or indirectly.

4.5  Financial Statements. The unaudited balance sheets as of July 31, 2005 of the Companies (the “July Balance Sheet”), the unaudited Balance Sheets as of June 30, 2005 of the Companies (the “June Balance Sheet”), the unaudited balance sheets as of March 31, 2005 (the “March Balance Sheet Date”) of the Companies (the “March Balance Sheet”) and the unaudited statements of income and cash flows of the Companies for the three-month period then ended (such statements and the March Balance Sheet, the “March Financial Statements”) and the unaudited balance sheets, as of December 31, 2004 (the “2004 Fiscal Year End”) of the Companies and the unaudited statements of income and cash flows of the Companies for the year ended on the 2004 Fiscal Year End (collectively, the “2004 Financial Statements”) are based upon the books and records of the Companies, have been prepared in accordance with GAAP consistently applied during the periods indicated and present fairly the financial position, results of operations and cash flows of the Companies at the respective dates and for the respective periods indicated, except that none of the July Balance Sheet, the June Balance Sheet, the March Financial Statements or the 2004 Financial Statements contain footnotes. Each of the July Balance Sheet, the June Balance Sheet, March Financial Statements and 2004 Financial Statements is attached hereto as Schedule 4.5.

4.6  Absence of Undisclosed Liabilities.

(a)  Except as disclosed in Schedule 4.6(a) or as reflected or expressly reserved against in the March Balance Sheet, none of the Companies has any Liability, and there is no present or, to the Knowledge of Seller, threatened Litigation, charge, complaint, claim or demand against any of them giving rise to any Liability, and to the Knowledge of Seller, there is no fact or set of facts that is, or if discovered by a third party would be, reasonably likely to result in any such Litigation, charge, complaint, claim or demand, except (a) a Liability that has arisen after the date of the March Balance Sheet in the Ordinary Course of Business and that is not a Liability for breach of Contract, breach of warranty, tort, infringement, Litigation or violation of Governmental Order, Governmental Authorization (b) obligations that arise under any Contract listed on a Schedule to this Agreement or under a Contract not required to be listed on such a Schedule, or (c) reclamation Liabilities, which are addressed in paragraph (b) below.

(b)  The reclamation Liability of each Company as set forth in the July Balance Sheet and the Unaudited Monthly Balance Sheets was estimated in compliance with GAAP and no event has occurred since July 31, 2005 that would (under GAAP) require any revision to such estimate, except as set forth in the Unaudited Monthly Balance Sheets. The Buyer Parties acknowledge and agree that, except with respect to the estimation having been made in compliance with GAAP in the preceding sentence, neither Seller nor Guarantor is making, and Seller and Guarantor expressly disclaim, any representation or warranty concerning the ultimate or aggregate reclamation Liability with respect to each Company or its Real Property, which shall remain the obligation of each Company after the Closing.

(c)  None of the Companies is a party to, or is bound by, any hedging transaction or any off-balance sheet arrangement.

4.7  Books and Records. The books of account of the Companies are complete and correct and, except as disclosed in Guarantor’s Form 10-K annual report for the year ended December 31, 2004, under Item 9A thereof, have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Exchange Act (regardless of whether the Companies are subject to that section). Each transaction is properly and accurately recorded on the books and records of a Company, and each document upon which entries in a Company’s books and records are based is complete and accurate in all respects. Except as disclosed in Guarantor’s Form 10-K annual report for the year ended December 31, 2004, under Item 9A thereof, each Company maintains a system of internal accounting controls adequate to insure that it maintains no off-the-books accounts and that its assets are used only in accordance with its management directives. The minute books and stock or equity records of each Company, all of which have been made available to Buyer Parties, are complete and correct. On and after April 1, 2002, the minute books of each Company, all of which have been made available to Buyer Parties, are complete and correct in all material respects. At the Closing, all such books and records will be in the possession of the Companies. The Companies own, and maintain in their records, all drilling results, records and other data of the Seller, Guarantor or any of their respective Subsidiaries relating to all properties in the State of Nevada that are owned, held, controlled, leased, used or occupied by the Companies.

4.8  Absence of Certain Developments. Since the 2004 Fiscal Year End, there has not been any Material Adverse Effect and, except as set forth in Schedule 4.8:

(a)  none of the Companies has sold, leased, licensed, transferred or assigned any of its assets, tangible or intangible, other than (i) for a fair consideration in the Ordinary Course of Business or (ii) transactions involving assets with an aggregate market value of less than $100,000;

(b)  except as covered under subsection (a) above, none of the Companies has entered into any Contract (or series of related Contracts) either involving more than $100,000 or outside the Ordinary Course of Business;

(c)  no party (including any Company) has accelerated, suspended, terminated, modified or canceled any Contract to which any Company is a party or by which any of them is bound that would have been a Material Contract at the time of any such action;

(d)  no Encumbrance has been imposed on any assets of any Company except Permitted Encumbrances;

(e)  except as disclosed on Schedule 4.8(e), none of the Companies has made any capital expenditure (or series of related capital expenditures) either involving more than $100,000 or outside the Ordinary Course of Business;

(f)  none of the Companies has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans and acquisitions) either involving more than $100,000 or outside the Ordinary Course of Business or acquired (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any Person;

(g)  none of the Companies has issued any note, bond or other debt security or created, incurred, assumed or guaranteed any indebtedness for borrowed money (including advances on existing credit facilities) or Capital Lease either involving more than $50,000 individually or $100,000 in the aggregate;

(h)  none of the Companies has delayed, postponed or accelerated the payment of accounts payable or other Liability or the receipt of any accounts receivable, in each case outside the Ordinary Course of Business;

(i)  none of the Companies has canceled, compromised, waived or released any right or claim (or series of related rights or claims) either involving more than $50,000 or outside the Ordinary Course of Business;

(j)  there has been no change made or authorized in the Organizational Documents of any Company;

(k)  none of the Companies has issued, sold or otherwise disposed of any of its capital stock or equity interests, or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(l)  none of the Companies has declared, set aside or paid any dividend or made any distribution with respect to its capital stock or equity interests (whether in cash or in kind) or redeemed, purchased or otherwise acquired any of its capital stock or split, combined or reclassified any outstanding shares of its capital stock;

(m)  none of the Companies has experienced any material damage, destruction or loss (whether or not covered by insurance) to its property;

(n)  none of the Companies has entered into any employment or collective bargaining agreement, written or oral, or modified the terms of any such existing agreement;

(o)  none of the Companies has granted any increase in the base compensation or made any other change in employment terms of any of its directors, officers or employees outside the Ordinary Course of Business;

(p)  none of the Companies has adopted, amended, modified or terminated any Plan (or taken any such action with respect to any Plan);

(q)  none of the Companies has discharged or satisfied any Encumbrance or paid any liability, in each case with a value in excess of $50,000 individually or $100,000 in the aggregate, other than current liabilities paid in the Ordinary Course of Business;

(r)  none of the Companies has disclosed to any Person other than Buyer Parties, Seller and Guarantor, and their respective authorized representatives any proprietary confidential information, other than pursuant to a confidentiality agreement prohibiting the use or further disclosure of such information;

(s)  none of the Companies has made any change in accounting principles or practices from those utilized in the preparation of the March Financial Statements, except as required by any Law first becoming effective as of a date subsequent to the March Balance Sheet Date; and

(t)  none of the Companies has committed to take any of the actions described in this Section 4.8.

4.9  Property.

(a)  Schedule 4.9 sets out (i) all fee property owned, held or controlled by any Company (“Fee Property”), (ii) all patented mining and millsite claims of any Company (“Patented Claims”), (iii) all unpatented federal mining and millsite claims of any Company (“Mining Claims”), (iv) all surface and underground water and water rights, together with all applications for water rights or applications or permits for the use, transfer or change of water rights, ditch and ditch rights, well and well rights, reservoir and reservoir rights, stock or interests in irrigation or ditch companies appurtenant to the Real Property and all other rights to water for use at or in connection with the Real Property or the mining of minerals from the Real Property (“Water Rights”) owned, held or controlled by any Company, (v) all buildings, plants, offices, shops, warehouses, furnaces, smelters, refineries and other facilities of any Company and the real properties upon which such facilities are located, and (vi) all other fixed assets of any Company with a value of $5,000 or more (the “Listed Personal Property”), including (A) all machinery and equipment of each Company, and (B) all other tangible assets and properties of each Company. The Fee Property, Patented Claims and Mining Claims will be collectively referred to hereinafter as the “Real Property.” The Real Property listed on Schedule 4.9 constitutes all of the real property owned, held, controlled, leased, used or occupied by any Company. Except for the Companies, none of Seller, Guarantor or any of their respective Subsidiaries owns, holds, controls, leases, uses or occupies any property in the State of Nevada.

(b)  Each Company owns (or in the case of the Mining Claims and Patented Claims listed in Schedule 6.12, will own at Closing) good and defensible record title to the Mining Claims and Patented Claims listed as owned by it on Schedule 4.9. Except as provided on Schedule 4.9 and subject to the paramount title of the United States and the rights of third parties to use the surface of the Mining Claims pursuant to applicable Law, each Company owns (or in the case of the Mining Claims and Patented Claims listed in Schedule 6.12, will own at Closing) the Mining Claims and Patented Claims listed on Schedule 4.9 as owned by it free and clear of any Encumbrances, other than Permitted Encumbrances arising by, through or under it. Except as provided on Schedule 4.9, with respect to the Mining Claims located by each Company: (i) the Mining Claims were properly laid out and monumented; (ii) location notices and certificates were properly recorded and filed with appropriate governmental agencies; (iii) assessment work which was performed in accordance with industry standards and which was reasonably sufficient to hold those Mining Claims has been performed and all Governmental Fees have been paid in a manner required by Law in order to maintain the Mining Claims through the 2005-06 assessment year; (iv) all affidavits of assessment work, evidence of payment of Governmental Fees, and other filings required to maintain the Mining Claims in good standing through the 2005-06 assessment year have been properly and timely recorded or filed with appropriate governmental agencies; and (v) to the Knowledge of Seller there are no third party patented or unpatented mining claims currently being maintained that are senior to and in conflict with those Mining Claims.

(c)  Except as provided on Schedule 4.9, with respect to the Mining Claims not located by any of the Companies: (i) from and after the date each Company acquired its interest in those Mining Claims, assessment work which was performed in accordance with industry standards and which was reasonably sufficient to hold those Mining Claims has been performed and all Governmental Fees have been paid in a manner required by Law in order to maintain those Mining Claims through the 2005-2006 assessment year; (ii) all affidavits of assessment work, evidence of payment of Governmental Fees, and other filings required to maintain those Mining Claims in good standing through the 2005-2006 assessment year have been properly and timely recorded or filed with appropriate governmental agencies; and (iii) to the Knowledge of Seller, there are no third party patented or unpatented mining claims currently being maintained that are senior to and in conflict with those Mining Claims.

(d)  Seller and Guarantor do not make and hereby expressly disclaim any represen-tation or warranty as to (i) whether any of the Mining Claims contains a discovery of valuable minerals, (ii) the absence of any junior patented or unpatented mining claims in conflict with the Mining Claims, (iii) whether or not any of the Mining Claims comprise a contiguous group of claims or are free from interior gaps or fractions, (iv) whether or not any Company or its predecessors-in-title established or maintained pedis possessio rights with respect to any of the Mining Claims, (v) what rights any Company has to use the surface of any of the Mining Claims for any purpose; or (vi) otherwise as to the validity of any of the Mining Claims or the use of the same (except as specifically set forth in Sections 4.9(b) or (c) above).

(e)  Standard and Florida Canyon own sufficient Water Rights to operate their respective mines as they are currently being operated. Otherwise, Seller and Guarantor make no and expressly disclaim any representation or warranty with respect to priority, status, nature of permitted beneficial use or abandonment of any Water Rights, whether held by any Company of record, or in which any Company has a beneficial or other interest.

(f)  Each Company owns good and marketable title to (i) all of the Fee Property listed as owned by it, and (ii) the Listed Personal Property, in each case as identified on Schedule 4.9, free and clear of all Encumbrances, except for Permitted Encumbrances and Encumbrances listed on Schedule 4.9 and leases listed on Schedule 4.9 entered into between (i) one or more of the Companies and (ii) Persons other than Seller, Guarantor and their respective Subsidiaries, in the Ordinary Course of Business. With respect to personal property located on the Companies’ premises that is not Listed Personal Property, but that relates to the Companies’ business, each Company owns good and marketable title to such personal property, free and clear of all Encumbrances, except for Permitted Encumbrances and leases entered into between (i) one or more of the Companies and (ii) Persons other than Seller, Guarantor and their respective Subsidiaries, in the Ordinary Course of Business. All leases and licenses pursuant to which any Company leases or licenses real or personal property, including mining claims, are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases or licenses, any existing material default or event of default (or event which with notice or lapse or time, or both would constitute a material default; or would constitute a basis of force majeure or other claim of excusable delay or non-performance) of any Company and, to the Knowledge of Seller, no other Person in is default thereunder and no event has occurred that is reasonably likely to result in the revocation or withdrawal of any such rights and licenses.

(g)  The buildings, improvements, building systems, machinery, equipment and other tangible assets and properties used in the conduct of the business of each Company are in reasonable condition and repair, ordinary wear and tear excepted, and are adequate for the purposes for which they are now used. Except as set forth in Schedule 4.9 and Section 6.7, each Company owns or leases all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate its business as currently conducted in all material respects.

(h)  Except as disclosed in Schedule 4.9(h), the Companies have now and, immediately following the consummation of the transactions contemplated by this Agreement, will have the right to occupy and use each of its properties in the same manner currently occupied and used by the Companies to conduct the business of the Companies as it is presently conducted.

(i)  None of the Companies is obligated under any forward sale contract with respect to minerals produced or producible from the Real Property under which sales proceeds are paid by the purchaser in advance of delivery.

(j)  Guarantor and Seller have made available, or caused the Companies to make available, to Buyer Parties all material information, data, geological and geophysical test results, maps and surveys in the possession of such Persons, requested by Buyer Parties relating to the Companies and their respective properties and business, and such Persons have not withheld from Buyer Parties any such material information, data, test results, maps or surveys. Seller and Guarantor represent and warrant that all such material information, data, test results, maps and surveys were prepared or procured by the Companies in the Ordinary Course of Business. Neither Seller nor Guarantor makes any representation or warranty as to the accuracy, reliability or completeness of any such information, data, test results, maps or surveys, and the Buyer Parties shall rely on the same at their sole risk.

(k)  The current reports regarding the Companies’ ore reserves (as set forth in the most recent Public Filings with respect to the Companies) and mine plans that Guarantor or Seller have made available, or caused the Companies to make available, to Buyer Parties were prepared in the Ordinary Course of Business and the ore reserve reports were audited by a third party.

4.10  Accounts Receivable. All notes and accounts receivable of the Companies are reflected properly on their books of account, are valid, have arisen from bona fide transactions in the Ordinary Course of Business, are subject to no setoff or counterclaim, and are current and collectible. To the extent they become due and payable on or prior to the Closing date, such notes and accounts receivable will be collected in accordance with their terms (none of which is beyond 60 days) at their recorded amounts, subject only to the reserve for bad debts on the face of the March Balance Sheet as adjusted in the Companies’ books of account for the passage of time through the Closing Date in the Ordinary Course of Business.

4.11  Tax Matters.

(a)  Each Company and any Tax Affiliate has (i) timely filed (or has had timely filed on its behalf) each material Return required to be filed or sent by it in respect of any material Taxes or required to be filed or sent by it by any Governmental Entity, each of which was correctly completed and accurately reflected in all material respects any liability for Taxes of such Company and any Tax Affiliate covered by such Return, (ii) timely and properly paid (or had paid on its behalf) all material Taxes due and payable for all Tax periods or portions thereof whether or not shown on such Returns, (iii) established in such Company’s books of account, in accordance with GAAP and consistent with past practices, adequate reserves for the payment of any Taxes not then due and payable and (iv) complied with all applicable Laws relating to the withholding of Taxes and the payment thereof. There are no material Taxes that would be due if asserted by a Governmental Entity, except with respect to which each Company and any Tax Affiliate are maintaining adequate reserves on the March Balance Sheet.

(b)  Each Company and any Tax Affiliate has made (or caused to be made on its behalf) all estimated tax payments required to have been made to avoid any underpayment penalties or has paid such penalties.

(c)  There are no Encumbrances for Taxes upon any assets of any Company or any Tax Affiliate, except Encumbrances for Taxes not yet due and payable. There are no outstanding options, warrants, securities convertible into stock or other contractual obligations that might be treated for federal income tax purposes as stock or another equity interest in any Company.

(d)  Neither any Company nor any Tax Affiliate has requested any extension of time within which to file any Return, which Return has not since been filed.

(e)  Except as set forth in Schedule 4.11(e), no deficiency for any Taxes has been asserted in writing or assessed against any Company or any Tax Affiliate that has not been resolved and paid in full. To the Knowledge of Seller, there are no proposed reassessments of any property owned by any Company or other proposals that could increase the amount of any Tax to which any Company could be subject. No waiver, extension or comparable consent given by any Company or any Tax Affiliate regarding the application of the statute of limitations with respect to any Taxes or any Return is outstanding, nor is any request for any such waiver or consent pending. There has been no Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or any Return for any Company or Tax Affiliate, nor is any such Tax audit or other proceeding pending, nor has there been any written notice to any Company or any tax Affiliate by any Governmental Entity regarding any such Tax, audit or other proceeding, or, to the Knowledge of Seller, is any such Tax audit or other proceeding threatened with regard to any Taxes or Returns. There are no outstanding subpoenas or requests for information with respect to any of the Returns of any Company or any Tax Affiliate. Neither any Company nor any Tax Affiliate has entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision under any other Law.

(f)  To the Knowledge of Seller, no additional Taxes will be assessed against any Company or any Tax Affiliate for any Tax period or portion thereof ending on or prior to the Closing Date, and there are no unresolved questions, claims or disputes concerning the liability for Taxes of any Company or any Tax Affiliate that would exceed the estimated reserves established on its books of account.

(g)  Schedule 4.11(g) lists all federal, state, local and foreign income Returns filed with respect to any Company or any Tax Affiliate for taxable periods ended on or after December 31, 2001, indicates those Returns that have been audited and indicates those Returns that currently are the subject of audit.

(h)  To the Knowledge of Seller, neither any Company nor any Tax Affiliate has any material liability for Taxes in a jurisdiction where it does not file a Return, nor has any Company or any Tax Affiliate received written notice from a taxing authority in such a jurisdiction that it is or may be subject to taxation by that jurisdiction.

(i)  The consummation of the transactions contemplated by this Agreement will not cause payments to be made by any Company or any Tax Affiliate that are not deductible (in whole or in part) to Buyer or with respect to any period beginning after Closing as a result of the application of Section 280G of the Code.

(j)  No property of any Company or any Tax Affiliate is (i) property that any Company or any Tax Affiliate is or will be required to treat as being owned by another Person under the provisions of Section 168(f)(8) of the Code (as in effect prior to amendment by the Tax Reform Act of 1986), (ii)“tax-exempt use property” within the meaning of Section 168(h) of the Code or (iii) “tax-exempt bond financed property” within the meaning of Section 168(g)(5) of the Code.

(k)  Neither any Company nor any Tax Affiliate is required to include in income any adjustment under either Section 481(a) or Section 482 of the Code (or an analogous provision of Law) by reason of a voluntary change in accounting method or otherwise, and to the Knowledge of Seller, the IRS has not proposed any such adjustment or change in accounting method. None of the Companies has any deferred income reportable for a period ending after the Closing Date but that is attributable to a transaction (e.g., an installment sale) occurring in a taxable period (or portion thereof) ending on or prior to the Closing Date.

(l)  No Company is a party to any Tax allocation or sharing agreement.

(m)  None of the Companies (i) has been a member of an affiliated group filing a consolidated Return (other than a group the common parent of which is or was Seller or a Company) or (ii) has any liability for the Taxes of any Person (other than Seller or any Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of Law), as a transferee or successor, by Contract, or otherwise.

(n)  None of the Companies constitutes either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code (i) that took place during the two-year period ending on the date of this Agreement or (ii) that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the purchase of the Florida Canyon Shares, the Standard Shares and the Exploration Shares.

(o)  None of the indebtedness of any Company or any Tax Affiliate constitutes (i) “corporate acquisition indebtedness” (as defined in Section 279(b) of the Code) with respect to which any interest deductions may be disallowed under Section 279 of the Code or (ii) an “applicable high yield discount obligation” under Section 163(i) of the Code, and none of the interest on any such indebtedness will be disallowed as a deduction under any other provision of the Code.

(p)  Neither any Company nor any Tax Affiliate has engaged in any transaction that is subject to disclosure under present or former Treasury Regulations Sections 1.6011-4 or 1.6011-4T, as applicable.

(q)  There is no Contract, plan or arrangement, including this Agreement, by which any current or former employee of any Company would be entitled to receive any payment from any Company as a result of the transactions contemplated by this Agreement that would not be deductible pursuant to Section 404 or 162(m) of the Code.

(r)  Each Company is currently, and will be as of the Closing Date, a member of a consolidated group within the meaning of Treasury Regulation Section 1.1502-1(h) of which the Seller is the common parent.

(s)  Neither any Company nor any Tax Affiliate is subject to accumulated earnings tax penalty or has received any written notification regarding a personal holding company tax.

(t)  None of the Companies has net operating losses or other tax attributes presently subject to limitation under Sections 382, 383 or 384 of the Code, or the separate return limitation year limitations of the federal consolidated return regulations (other than limitations imposed as a result of the transactions contemplated pursuant to this Agreement).

(u)  Any representation or warranty in this Section 4.11 with respect to a Tax Affiliate (other than the Seller or any Company) shall be limited to any Taxes for which any Company may be liable for any reason and any other adverse Tax consequences to any Company.

(v)  The representations and warranties set forth in this Section 4.11 shall survive until the expiration of the applicable statute of limitations.

4.12  Intellectual Property Rights»

. The Companies do not own any Registered Intellectual Property Rights or own any material Intellectual Property Rights. Except as set forth in Section 6.7, the Companies own or have the right to use or otherwise employ all Intellectual Property Rights necessary for the operation of their business as presently conducted or proposed to be conducted, including, but not limited to, the right of each Company to use its corporate name. To the Knowledge of Seller, no complaints, either formal or informal, have been made alleging that any Company has infringed or is infringing or has violated or is violating any Intellectual Property Rights of a third party. To the Knowledge of Seller, none of the Companies are infringing or violating, and the operation of their business does not infringe or violate, any Intellectual Property Rights of another.

4.13  Material Contracts.

(a)  Schedule 4.13 lists the following Contracts currently in effect to which any Company is a party or subject or by which it is bound (the “Material Contracts”):

(i)  each employment, agency, collective bargaining or consulting Contract;

(ii)  each Contract (A) with any Insider, (B) between or among any Insiders relating in any way to any Company, or (C) with any employee of any Company;

(iii)  each Contract concerning a partnership or joint venture;

(iv)  each operating or royalty agreement;

(v)  each Capital Lease, lease of real or personal property, surface use agreement, right-of-way, easement, layback, subsidence or overstrip agreement;

(vi)  each agreement relating to Water Rights;

(vii)  each Contract or group of related Contracts with the same party for the purchase of products or services with a undelivered balance in excess of $100,000;

(viii)  each Contract or group of related Contracts with the same party for the sale of products or services with an undelivered balance in excess of $100,000;

(ix)  each Contract for the sale of any capital assets;

(x)  each Contract for capital expenditures in excess of $100,000;

(xi)  each Contract relating to the borrowing of money or to mortgaging, pledging or otherwise placing an Encumbrance on any of the assets of any Company;

(xii)  each written warranty, guaranty, indemnity or other similar undertaking with respect to contractual performance extended by any Company;

(xiii)  each written warranty, guaranty, indemnity or other similar undertaking extended by Guarantor or any of its Subsidiaries with respect to any obligation of any Company or any Contract to which any Company is a party or subject or by which it is bound;

(xiv)  each Contract relating to any bond or other surety arrangement or letter of credit maintained or required to be maintained by any Company;

(xv)  each Contract that contains or provides for an express undertaking by any Company to be responsible for consequential damages;

(xvi)  each Contract containing exclusivity, non-competition or non-solicitation provisions or that would otherwise prohibit any Company from freely engaging in business anywhere in the world or prohibiting the solicitation of the employees or contractors of any other entity;

(xvii)  each Contract providing for the development of any products, Software or Intellectual Property Rights or the delivery of any services by, for or with any third party;

(xviii)  each Contract pertaining to confidentiality or non-disclosure;

(xix)  each Contract terminable by any other party upon a change of control of any Company or upon the failure of any Company to satisfy financial or performance criteria specified in such Contract;

(xx)  each stock purchase, stock option and stock incentive plan (other than a Plan);

(xxi)  each power of attorney that is currently in effect; and

(xxii)  each other Contract of any Company not entered into in the Ordinary Course of Business or that is material to the business, financial condition, results of operations or prospects of the Companies taken as a whole.

(b)  Each Material Contract is valid and binding, currently in force and enforceable in accordance with its terms, subject to the Remedies Exception. Each Company has performed all material obligations required to be performed by it in connection with each Material Contract. To the Knowledge of Seller, none of the Companies has received any notice of any claim of default by it under or termination of any Material Contract. None of the Companies has any present expectation or intention of not fully performing any obligation pursuant to any Material Contract, and there is no breach, anticipated breach or default by a Company or, to the Knowledge of Seller, any other party to any Material Contract. To the Knowledge of Seller, there is no renegotiation of, attempt to renegotiate or outstanding right to renegotiate any material terms of any Material Contract and no Person has made written demand for such renegotiation. Each Company currently has the ability to perform each Material Contract for the sale of products or services, in accordance with the terms thereof.

4.14  Litigation. Except as set forth on Schedule 4.14, no Litigation is pending or, to the Knowledge of Seller, threatened against any Company and to the Knowledge of Seller there is no fact or set of facts that is, or if discovered by a third party would be, reasonably likely to result in any Litigation against any Company. None of the Companies is subject to any outstanding Governmental Order.

4.15  Insurance.

(a)  Schedule 4.15 lists each insurance policy in effect with respect to each Company and its business. Such insurance (i) is in full force and effect, (ii) is sufficient for compliance with all requirements of applicable Law and of any Material Contract to which any Company is subject and (iii) is valid and enforceable.

(b)  Schedule 4.15 lists by year for the current policy year and each of the two preceding policy years a summary of the loss experience under each policy involving any claim in excess of $100,000. Schedule 4.15 also describes the loss experience for all claims in excess of $100,000 that were self-insured, including the aggregate cost of such claims.

4.16  Compliance with Laws; Governmental Authorizations.

(a)  Each Company has complied with all applicable Laws and Governmental Orders in all material respects with respect to the conduct of its business. None of the Companies is relying on any exemption from or deferral of any Law, Governmental Order or Governmental Authorization that would not be available to it after the Closing.

(b)  Each Company has in full force and effect all material Governmental Authorizations necessary to conduct its business as currently conducted and own and operate its properties. To the Knowledge of Seller, no fact exists and no event has occurred that is reasonably likely to result in the revocation or withdrawal of any such Governmental Authorization. Schedule 4.16(b) lists each Governmental Authorization held by any Company. Except as set forth on Schedule 4.16(b), each Company is currently in compliance in all material respects with all Governmental Authorizations applicable to it. To the Knowledge of Seller, each Governmental Authorization will be valid and in full force and effect upon consummation of the transactions contemplated by this Agreement and none of the Companies is in violation or default under any such Government Authorization (or with notice or lapse of time or both, could reasonably be anticipated to be in violation or default under any such Government Authorization).

(c)  None of the representations and warranties set forth in this Section 4.16 shall apply to Environmental Laws.

4.17  Environmental Matters.

(a)  As used in this Section 4.17, the following terms have the following meanings:

(i)  “Environmental Costs” means any and all costs and expenditures, including any fees and expenses of attorneys and of environmental consultants or engineers incurred in connection with investigating, defending, remediating or otherwise responding to any Release of Hazardous Materials, any violation or alleged violation of Environmental Law, any fees, fines, penalties or charges associated with any Governmental Authorization, or any actions necessary to comply with any Environmental Law.

(ii)  “Environmental Law” means any Law, Governmental Authorization or Governmental Order relating to pollution, contamination, Hazardous Materials or protection of the environment.

(iii)  “Hazardous Materials” means any dangerous, toxic or hazardous pollutant, contaminant, chemical, waste, material or substance as defined in or governed by any Law relating to such substance or otherwise relating to the environment or human health or safety, including any waste, material, substance, pollutant or contaminant that might cause any injury to human health or safety or to the environment or might subject the owner or operator of the Property to any Environmental Costs or liability under any Environmental Law.

(iv)  “List” means the United States Environmental Protection Agency’s National Priorities List (NPL) of Hazardous Substance Sites or CERCLA Information System (CERCLIS) or any similar list maintained by the Nevada Department of Environmental Protection with respect to sites from which there has been a Release of Hazardous Materials, including without limitation the Nevada Division of Environmental Protection Corrective Actions/Leaking Underground Storage Tank Project Tracking List.

(v)  “Property” means real property currently owned, leased, controlled or occupied by any Company.

(vi)  “Regulatory Action” means any Litigation with respect to any Company brought or instigated by any Governmental Entity in connection with any Environmental Costs, Release of Hazardous Materials or any Environmental Law.

(vii)  “Release” means the spilling, leaking, disposing, discharging, emitting, depositing, ejecting, leaching, escaping or any other release or threatened release, however defined, whether intentional or unintentional, of any Hazardous Material.

(viii)  “Third-Party Environmental Claim” means any Litigation (other than a Regulatory Action) based on negligence, trespass, strict liability, nuisance, toxic tort or any other cause of action or theory relating to any Environmental Costs, Release of Hazardous Materials or any violation of Environmental Law.

(b)  No Third-Party Environmental Claim or Regulatory Action has been taken, is pending or is, to the Knowledge of Seller, threatened against any Company.

(c)  No Property is listed on a List.

(d)  To the Knowledge of Seller, all transfer, transportation or disposal of Hazardous Materials by any Company to properties not owned, leased or operated by any Company has been in compliance with applicable Environmental Law. None of the Companies has transported or arranged for the transportation of any Hazardous Materials to any location that is (i) listed on a List, (ii) to the Knowledge of Seller, listed for possible inclusion on any List or (iii) the subject of any Regulatory Action or Third-Party Environmental Claim. Set forth on Schedule 4.17(d) is a list of all sites to which any of the Companies has sent or with which it has arranged for the disposal of Hazardous Materials.

(e)  So long as Seller has owned the Companies (and to the Knowledge of Seller, prior thereto), no Property has ever been used as a landfill, dump or other disposal, storage, transfer, handling or treatment area for Hazardous Materials, or as a gasoline service station or a facility for selling, dispensing, storing, transferring, disposing or handling petroleum and/or petroleum products, other than as permitted in valid plans of operation, mine plans or other Governmental Authorizations pertaining to the Companies’ activities and operations.

(f)  Except as set forth on Schedule 4.17(f), there has not been any Release of any Hazardous Material on, under, about, from or in connection with the Property, including the presence of any Hazardous Materials that have come to be located on or under the Property from another location, for so long as Seller has owned the Companies (and, to the Knowledge of Seller, prior thereto), other than in compliance with applicable Environmental Laws, except for naturally occurring Releases of Hazardous Materials and for amounts below levels of regulatory enforcement of any Governmental Entity having jurisdiction.

(g)  So long as Seller has owned the Companies (and to the Knowledge of Seller, prior thereto), the Property at all times has been used and operated in all material respects in compliance with all applicable Environmental Law.

(h)  Except as set forth on Schedule 4.17(h)(1), each Company has obtained all Governmental Authorizations relating to the Environmental Law necessary for operations of the Companies as currently conducted. All such Governmental Authorizations are listed on Schedule 4.17(h)(2). All material Governmental Authorizations relating to Environmental Laws will be valid and in full force and effect upon consummation of the transactions contemplated by this Agreement. Except as set forth on Schedule 4.17(h)(2), no Environmental Law imposes any obligation upon any Company arising out of or as a condition to any transaction contemplated by this Agreement, including any requirement to modify or to transfer any Governmental Authorization, any requirement to file any notice or other submission with any Governmental Entity, the filing of any notice, acknowledgment or covenant in any land records, or the modification of or provision of notice under any agreement, consent order or consent decree. Each Company has filed all reports and notifications required to be filed under and pursuant to all applicable Environmental Law, except as set forth on Schedule 4.17(h)(1).

(i)  No Hazardous Materials have been generated, treated, contained, handled, located, used, manufactured, processed, buried, incinerated, deposited or stored on, under or about any part of the Property , other than in compliance with applicable Environmental Law, and except for naturally occurring Releases of Hazardous Materials and for amounts below levels of regulatory enforcement of any Governmental Entity having jurisdiction. To the Knowledge of Seller, the Property contains no asbestos, urea formaldehyde, radon at levels above natural background, PCBs or pesticides, in concentrations above applicable health-based regulatory levels established pursuant to Environmental Law. So long as Seller has owned the Companies (and to the Knowledge of Seller prior thereto), no underground storage tanks have been located on, under or about the Property and/or subsequently removed or filled. If any aboveground storage tanks exist on, under or about the Property, such storage tanks have been duly registered with all appropriate Governmental Entities as required and are otherwise in compliance with all applicable Environmental Law.

(j)  All material environmental reports, plans and investigations that Guarantor, Seller, any Company or any of their respective Subsidiaries has prepared, obtained or ordered, or has in its possession or control, with respect to any Company, or the Property are listed on Schedule 4.17(j) and were prepared, obtained or ordered in the Ordinary Course of Business. Seller makes no representation or warranty as to the accuracy, reliability or completeness of any such report, plan or investigation, and the Buyer Parties shall rely on the same at their sole risk.

(k)  No Encumbrance has been attached or filed against any Company in favor of any Person for (i) any liability under or violation of any applicable Environmental Law, (ii) any Release of Hazardous Materials or (iii) any imposition of Environmental Costs.

4.18  Employees.

(a)  Schedule 4.18(a) lists each employee of each Company as of the date of this Agreement, states the total number of employees and indicates for each such employee, and in the aggregate, full-time, part-time and temporary status.

(b)  Schedule 4.18(b) lists each salaried employee of any Company as of the date of this Agreement and shows for each such employee annual salary, any other compensation payable (including compensation payable pursuant to bonus, incentive, deferred compensation or commission arrangements), date of employment and position. To the Knowledge of Seller, no executive employee of any Company and no group of employees of any Company has any current plans to terminate his, her or their employment. Each Company has materially complied at all times with all applicable Laws relating to employment and employment practices and those relating to the calculation and payment of wages (including overtime pay, maximum hours of work and child labor restrictions), equal employment opportunity (including Laws prohibiting discrimination and/or harassment or requiring accommodation on the basis of race, color, national origin, religion, gender, disability, age, sexual orientation or otherwise), affirmative action and other hiring practices, occupational safety and health, workers’ compensation, unemployment compensation, the payment of social security and other Taxes, and unfair labor practices under the National Labor Relations Act or applicable state law. To the Knowledge of the Seller, the Companies’ labor relations are satisfactory. There are no workers’ compensation claims pending against any Company, or, to the Knowledge of Seller, any facts that would give rise to such a claim. No employee of any Company is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of the Companies.

(c)  To the Knowledge of Seller, no employee of any Company holds a temporary work authorization, including H-1B, L-1, F-1 or J-1 visas or work authorizations (the “Work Permits”), or is required by Law to hold a Work Permit. To the Knowledge of Seller, no employee of any Company is (a) a non-immigrant employee whose status would terminate or otherwise be affected by the transactions contemplated by this Agreement, or (b) an alien who is authorized to work in the United States in non-immigrant status. For each employee of any Company hired after November 6, 1986, such Company has retained an Immigration and Naturalization Service Form I-9 completed in accordance with applicable Law.

(d)  The employment of any terminated former employee of any Company has been terminated in accordance with any applicable Contract terms and applicable Law, and none of the Companies has any liability under any Contract or applicable Law toward any such terminated employee.

(e)  The transactions contemplated by this Agreement will not cause any Company to incur or suffer any liability relating to, or obligation to pay, severance, termination, commission, bonus or other payment to any Person.

(f)  None of the Companies has made any loans (except advances for business travel, lodging or other expenses in the Ordinary Course of Business) to any employee of any Company.

(g)  Except as disclosed in Schedule 4.18(g), within the last five years, none of the Companies has experienced and, to the Knowledge of Seller, there has not been threatened, any strike, work stoppage, slowdown, lockout, picketing, leafleting, boycott, other labor dispute, union organization attempt, demand for recognition from a labor organization or petition for representation under the National Labor Relations Act or applicable state law. Except as disclosed in Schedule 4.18(g), no grievance, demand for arbitration or arbitration proceeding arising out of or under any collective bargaining agreement is pending or, to the Knowledge of Seller, threatened. Except as disclosed in Schedule 4.18(g), no Litigation is pending or, to the Knowledge of Seller, threatened respecting or involving any applicant for employment, any current employee or any former employee, or any class of the foregoing, including:

(i)  the Equal Employment Opportunity Commission or any other corresponding state or local fair employment practices agency relating to any claim or charge of discrimination or harassment in employment;

(ii)  the United States Department of Labor or any other corresponding state or local agency relating to any claim or charge concerning hours of work, wages or employment practices;

(iii)  the Mine Safety and Health Administration, the Occupational Safety and Health Administration or any other corresponding state or local agency relating to any claim or charge concerning employee safety or health;

(iv)  the Office of Federal Contract Compliance or any corresponding state agency; and

(v)  the National Labor Relations Board or any corresponding state agency, whether relating to any unfair labor practice or any question concerning representation,

and there is no fact or set of facts that is, or if discovered by a third party would be, reasonably likely to result in any such Litigation.

(h)  No employee of any Company is covered by any collective bargaining agreement, and no collective bargaining agreement is being negotiated.

(i)  Each of the Companies has paid in full to all employees all wages, salaries, bonuses and commissions due and payable to such employees and has fully reserved in its books of account all amounts for wages, salaries, bonuses and commissions due but not yet payable to such employees.

(j)  There has been no lay-off of employees or work reduction program undertaken by or on behalf of any Company since March 31, 2005, and no such program has been adopted by any Company or publicly announced.

4.19  Employee Benefits.

(a)  Schedule 4.19 lists all Plans by name and provides a brief description identifying (i) the type of Plan, (ii) the sponsorship of the Plan, (iii) the participating employers in the Plan and (iv) any one or more of the following characteristics that may apply to such Plan: (A) defined contribution plan as defined in Section 3(34) of ERISA or Section 414(i) of the Code, (B) plan that is or is intended to be tax qualified under Section 401(a) or 403(a) of the Code, (C) employee welfare benefit plan as defined in Section 3(1) of ERISA, (D) plan providing benefits after separation from service or termination of employment. None of the Companies has any of the following, none of which shall be deemed a “Plan” for purposes of this Section 4.19: (i) a defined benefit plan as defined in Section 3(35) of ERISA or Section 414(j) of the Code, (ii) a plan that is or is intended to be an employee stock ownership plan as defined in Section 4975(c)(7) of the Code (and whether or not such plan has entered into an exempt loan), (iii) a nonqualified deferred compensation arrangement, (iv) a multiemployer plan as defined in Section 3(37) of ERISA or Section 414(f) of the Code, (v) a multiple employer plan maintained by more than one employer as defined in Section 413(c) of the Code, (vi) a plan that owns any Company or other employer securities as an investment, (vii) a plan that provides benefits (or provides increased benefits or vesting) as a result of a change in control of any Company, (viii) a plan that is maintained pursuant to collective bargaining, or (ix) a plan that is funded, in whole or in part, through a voluntary employees’ beneficiary association exempt from Tax under Section 501(c)(9) of the Code.

(b)  Neither the Companies nor any other trade or business, whether or not incorporated, that is, along with the Companies, treated as a single employer under sections 414(b), (c) or (m) of the Code maintains, administers, contributes to, or has any liability with respect to an defined benefit pension plan subject to Title IV of ERISA.

(c)  (i) except as set forth in Schedule 4.19(c), all Plans intended to be Tax qualified under Section 401(a) or Section 403(a) of the Code are so qualified, (ii) all trusts established in connection with Plans intended to be Tax exempt under Section 501(a) or (c) of the Code are so Tax exempt, (iii) to the extent required either as a matter of Law or to obtain the intended Tax treatment and Tax benefits, all Plans comply in all material respects with the requirements of ERISA and the Code, (iv) all Plans have been administered in accordance with the documents and instruments governing the Plans, (v) all reports and filings with Governmental Entities (including the Department of Labor, the IRS and the SEC) required in connection with each Plan have been timely made, and (vi) all disclosures and notices required by Law or Plan provisions to be given to participants and beneficiaries in connection with each Plan have been properly and timely made.

(d)  (i) all contributions, premium payments and other payments required to be made in connection with the Plans have been made, (ii) a proper accrual has been made on the books of account of the Companies for all contributions, premium payments and other payments due in the current fiscal year and not paid on or before the Closing Date, and (iii) no contribution, premium payment or other payment has been made in support of any Plan that is in excess of the allowable deduction for federal income Tax purposes for the year with respect to which the contribution was made (whether under Section 162, Section 280G, Section 404, Section 419, Section 419A of the Code or otherwise).

(e)  The consummation of the transactions contemplated by this Agreement will not (i) cause any Plan to increase benefits payable to any participant or beneficiary, (ii) entitle any current or former employee of any Company to severance pay, unemployment compensation or any other payment, benefit or award or (iii) accelerate or modify the time of payment or vesting, or increase the amount of any benefit, award or compensation due any such employee.

(f)  (i) No Litigation is pending with regard to any Plan other than routine uncontested claims for benefits, (ii) no Plan is currently under examination or audit by the Department of Labor, the IRS or the Pension Benefit Guaranty Corporation, and (iii) with respect to the Plans, each Company has no liability (either directly or as a result of indemnification) for (and the transactions contemplated by this Agreement will not cause any liability for): (A) any excise Taxes under Section 4971 through Section 4980B, Section 4999, Section 5000 or any other Section of the Code, (B) any penalty under Section 502(i), Section 502(l), Part 6 of Title I or any other provision of ERISA or (C) any excise Taxes, penalties, damages or equitable relief as a result of any prohibited transaction, breach of fiduciary duty or other violation under ERISA or any other applicable Law, (iv) all accruals required under FAS 106 and FAS 112 have been properly accrued on the March Financial Statements, (v) no condition, agreement or Plan provision limits the right of any Company to amend, cut back or terminate any Plan (except to the extent such limitation arises under ERISA) and (vi) none of the Companies has any liability for life insurance, death or medical benefits after separation from employment other than (A) death benefits under the Plans and (B) health care continuation benefits described in Section 4980B of the Code.

(g)  All persons who perform services to operate the Companies are common law employees of Florida Canyon and the Closing will not result in the termination of employment of any such employees. Neither the Companies nor the Buyer will have any liability under any Plan, except to the extent that (1) certain assets and liabilities of the Apollo Gold, Inc. Employee Savings Plan are transferred to a new plan established by the Companies, pursuant to item 3 of Schedule 7.3, (2) certain portions of the Apollo Gold, Inc. Cafeteria Plan are spun-off to the Companies, pursuant to item 6 of Schedule 7.3, and (3) certain claims incurred under the Apollo Gold Employee Health Benefit Plan on or before the Closing Date will be paid by the Buyer or the Companies, pursuant to item 2 of Schedule 7.3, and (4) claims under Section 4980B of the Code with respect to M & A Qualified Beneficiaries, as defined under Section 54.4980B-9 of the Treasury Regulations, that are submitted to Seller after midnight of the Closing Date, all of which will be paid by the Companies and the Buyer.

4.20  Suppliers. Schedule 4.20 lists the 10 largest suppliers of the Companies on a consolidated basis for each of the last two fiscal years and for the interim period ended on the March Balance Sheet Date and sets forth opposite the name of each such supplier the approximate dollar amount of purchases by the Companies attributable to such supplier for each such period, and whether such supplier is a sole source of supply for the Companies. To the Knowledge of Seller, no supplier listed on Schedule 4.20 has stated that it will stop or decrease the rate of business done with any Company.

4.21  Affiliate Transactions. No Insider or employee has any Contract with any Company (other than Contracts listed in Schedule 4.13), any loan to or from any Company or any interest in any assets (whether real, personal or mixed, tangible or intangible) used in or pertaining to the business of any Company. To the Knowledge of Seller, no Insider has any direct or indirect interest in any competitor, supplier or vendor of any Company or in any Person from whom or to whom any Company leases any property, or in any other Person with whom any Company otherwise transacts business of any nature.

4.22  Brokerage. No Person will be entitled to receive any brokerage commission, finder’s fee, fee for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract made by or on behalf of any Company for which any Buyer Party or any Company is or could become liable or obligated.

4.23  Availability of Documents. Seller has delivered to Buyer Parties correct and complete copies of the documents referred to in the Disclosure Schedule or in this Agreement.

4.24  Disclosure.

(a)  This Agreement, the exhibits, the Disclosure Schedule, the 2004 Financial Statements or the March Financial Statements do not contain any untrue statement or omit any material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

(b)  Except as set forth in this Agreement or the Disclosure Schedule, to the Knowledge of Seller, there is no fact that has specific application to any Company (other than general economic or industry conditions) and that may materially adversely affect the assets, business, prospects, financial condition or results of operations of any Company.

4.25  Disclaimer of Certain Representations or Warranties. THE PARTIES ACKNOWLEDGE AND AGREE THAT EXCEPT AS SPECIFICALLY PROVIDED IN THIS AGREEMENT, NONE OF SELLER, GUARANTOR OR THE COMPANIES MAKE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, (AND EACH OF SELLER, GUARANTOR, AND THE COMPANIES HEREBY DISCLAIM ANY SUCH REPRESENTATIONS OR WARRANTIES) WITH RESPECT TO THE MERCHANTABILITY OR SUITABILITY FOR A PARTICULAR PURPOSE OF ANY OF THE EQUIPMENT, FIXTURES, SUPPLIES OR OTHER PERSONAL PROPERTY OWNED BY THE COMPANIES.

V.   Representations and Warranties of Buyer Parties

Buyer Parties, jointly and severally, represent and warrant to Seller that (i) as of the date of this Agreement, and (ii) except as described in any Buyer Permitted Update, as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement):

5.1  Incorporation; Power and Authority. Each Buyer Party is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, with all necessary power and authority to execute, deliver and perform this Agreement and, in the case of Buyer, the Transition Services Agreement.

5.2  Valid and Binding Agreement. The execution, delivery and performance of this Agreement and the Transition Services Agreement by any Buyer Party have been duly and validly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by each Buyer Party and constitutes the valid and binding obligation of such Buyer Party, enforceable against it in accordance with its terms, subject to the Remedies Exception. The Transition Services Agreement, when executed and delivered by Buyer, will constitute the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the Remedies Exception.

5.3  No Breach; Consents. The execution, delivery and performance of this Agreement and the Transition Services Agreement by any Buyer Party will not (a) contravene any provision of the Organizational Documents of such Buyer Party; (b) violate or conflict with any Law, Governmental Order or Governmental Authority; (c) conflict with, result in any breach of any of the provisions of, constitute a default (or any event that would, with the passage of time or the giving of notice or both, constitute a default) under, result in a violation of, increase the burdens under, result in the termination, amendment, suspension, modification, abandonment or acceleration of payment (or any right to terminate) or require a Consent, including any Consent under any Contract or Governmental Authorization that is either binding upon or enforceable against such Buyer Party; or (d) require any Governmental Authorization.

5.4  No Other Representations; Suitability.Buyer is an “accredited investor”, as defined in Rule 501(a) under the Securities Act, and has such knowledge in financial and business affairs as to be capable of evaluating the merits and risks of its investment and is able to bear the economic risk of loss of its investment. The Buyer Parties acknowledge that Seller has given Buyer access to the documents and facilities of the Companies. The Buyer Parties acknowledge that neither Seller nor Guarantor make any representation or warranty with respect to the accuracy, reliability or completeness of the conclusions set forth in any projections, estimates or budgets delivered to or made available to Buyer regarding the future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of any Company or the future business and operations of any Company.

5.5  Brokerage. No Person will be entitled to receive any brokerage commission, finder’s fee, fee for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract made by or on behalf of any Buyer Party for which Seller or Guarantor is or could become liable or obligated.

5.6  Investment Intent. Buyer is acquiring the Florida Canyon Shares, the Standard Shares and the Exploration Shares for its own account for investment purposes, and not with a view to the distribution thereof.

5.7  Financial Condition. Buyer is, and immediately after giving effect to the transactions contemplated under this Agreement will be, able to pay its debts and obligations as they mature and come due.

5.8  Financing. Buyer Parties have sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Purchase Price.

5.9  Litigation. There is no action, suit or proceeding pending or, to the Buyer Parties’ knowledge, threatened against or affecting either Buyer Party at law or in equity, or before any Governmental Entity, which seeks to delay or question the validity of this Agreement or the transactions contemplated hereby or would otherwise have a material adverse effect on either Buyer Party.

VI.   Agreements of Seller and Guarantor

Seller and Guarantor, jointly and severally, agree with Buyer Parties that:

6.1  Conduct of the Business. Seller and Guarantor will cause each Company to observe the following provisions to and including the Closing Date:

(a)  each Company will conduct its business only in, and none of the Companies will take any action except in, the Ordinary Course of Business and in accordance with applicable Law, except with the prior written consent of Parent;

(b)  none of the Companies will amend or modify any Material Contract or enter into any Contract that would have been a Material Contract if such Contract had been in effect on the date of this Agreement, except with the prior written consent of Parent;

(c)  each Company will (i) use its reasonable efforts to preserve its assets, business organization and goodwill, keep available the services of its officers, employees and consultants and maintain satisfactory relationships with vendors, suppliers and others having business relationships with it, (ii), subject to applicable Laws, confer on a regular and frequent basis with representatives of Buyer Parties to report operational matters and the general status of ongoing operations as requested by Buyer Parties and (iii) not take any action that would render, or that reasonably may be expected to render, any representation or warranty made by Seller or Guarantor in this Agreement untrue at the Closing as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representation or warranty, including any actions referred to in Section 4.8;

(d)  except with the prior written consent of Parent or in the Ordinary Course of Business, none of the Companies will use extraordinary selling efforts that would have the effect of accelerating sales prior to the time reasonably expected, through offering of discounts, shipment of goods prior to anticipated shipping dates or otherwise;

(e)  except with the prior written consent of Parent, which shall not be unreasonably withheld, none of the Companies will (i) make or rescind any express or deemed election or take any other discretionary position relating to Taxes except in accordance with past practice, (ii) amend any Return, (iii) settle or compromise any Litigation relating to Taxes or (iv) change any of its methods of reporting income or deductions for federal or state income Tax purposes from those employed in the preparation of the last filed federal or state income Tax Returns;

(f)  none of the Companies will change any of its methods of accounting in effect on the March Balance Sheet Date, other than changes required by Law or by GAAP or consented to in writing by Parent;

(g)  except with the prior written consent of Parent, none of the Companies will cancel or terminate any of its current insurance policies or reclamation or surety bonds, or allow any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

(h)  except in the Ordinary Course of Business, none of the Companies will repay any indebtedness to Guarantor or any of its Subsidiaries, or will declare, set aside or pay any cash dividends on or make any other cash distributions in respect of any capital stock; and

(i)  except with the prior written consent of Parent, none of the Companies will declare, set aside or pay any non-cash dividends on or make any other non-cash distributions (whether in stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any securities in respect of, in lieu of or in substitution for any capital stock.

6.2  Notice of Developments. Seller and Guarantor will promptly notify Buyer Parties of any emergency or other change in the Ordinary Course of Business of any Company or the commencement or threat of Litigation pertaining in any way to any Company or its business or the transactions contemplated by this Agreement. Seller and Guarantor will promptly notify Buyer Parties in writing if Seller or Guarantor should discover that any representation or warranty made by Seller or Guarantor in this Agreement was when made, has subsequently become or will be on the Closing Date untrue in any respect. No disclosure pursuant to this Section 6.2 will be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any inaccuracy, misrepresentation, breach of warranty or breach of agreement, unless:

(a)  the disclosure is made in writing at least five calendar days prior to the earlier of the Closing Date or December 1, 2005;

(b)  the disclosure is identified by Seller as an exception to a specific representation or warranty set forth in Article III or IV, or as a modification of a specific section of the Disclosure Schedule;

(c)  the disclosure contains the same level of detail as would have been required to be included in the Disclosure Schedule delivered on the date of this Agreement, had such fact or matter been disclosed therein;

(d)  none of the Knowledge Employees had actual knowledge of such fact or matter on or prior to the date of this Agreement or would have acquired any such knowledge upon reasonable inquiry and investigation; and

(e)  the fact or matter did not result from any willful or intentional failure to disclose by Seller, Guarantor or any Affiliate thereof (a disclosure that satisfies all such requirements, a “Seller Permitted Update”).

6.3  Pre-Closing Access. Through the Closing Date, Seller and Guarantor will cause each Company to afford to Buyer Parties and their authorized representatives full access at all reasonable times and upon reasonable notice to the facilities, offices, properties, technology, processes, books, business and financial records, officers, employees, business plans, budgets, and projections, vendors, suppliers and other information of each Company, and otherwise provide such assistance as may be reasonably requested by Buyer Parties in order that Buyer Parties have a full opportunity to make such investigation and evaluation as they reasonably desire to make of the business and affairs of each Company. In addition, Seller and Guarantor will cause each Company to cooperate fully (including providing introductions where necessary) with Buyer Parties to enable Buyer Parties to contact third parties, including employees, suppliers and vendors of each Company, and to communicate with employees of each Company. Subject to Laws, Buyer Parties will have full access to the personnel records (including performance appraisals, disciplinary actions, grievances and medical records) of each Company for the purpose of preparing for and conducting interviews with Active Employees. Seller and Guarantor will provide or cause each Company to provide such Plan documents and summary plan descriptions, employee data or other information as may be reasonably required to carry out the arrangements described in Schedule 7.3. At the request of Buyer Parties, Seller and Guarantor will consent and cause the Companies to consent to Deloitte & Touche LLP making its workpapers available to or at the direction of the Buyer Parties.

6.4  Waivers; Payment of Indebtedness. To assure that Buyer Parties obtain the full benefit of this Agreement:

(a)  Seller and Guarantor will cause all indebtedness of the Companies to Seller, Guarantor or any of their respective Subsidiaries (except for any indebtedness from one Company to another Company), including, but not limited to, the amounts included in the “INTERCOMPANY PAYABLE (Home Office)” line item on the Companies’ March Balance Sheet, to be canceled or paid, without recourse to any assets of the Companies and without any adverse Tax consequences to any of the Companies or Buyer Parties, prior to the Closing;

(b)  Seller and Guarantor will cause Seller, Guarantor and any Person controlled by Seller or Guarantor to repay, in full, prior to the Closing, all indebtedness owed to any Company by such Person;

(c)  effective as of the Closing Date, Seller and Guarantor waive any claim they might have against any Company, whether arising out of this Agreement or otherwise, and irrevocably offer to terminate any Contract between Seller, Guarantor or any of their respective Subsidiaries and any Company at no cost to any Company; and

(d)  Seller and Guarantor waive any claim they might have against any Company by virtue of the representations and warranties pertaining to such Company under this Agreement.

6.5  Conditions. Seller and Guarantor will use their reasonable efforts to cause the conditions set forth in Section 8.1 to be satisfied and to consummate the transactions contemplated by this Agreement as soon as reasonably possible and in any event prior to the Closing Date.

6.6  No Sale. Seller will not sell, pledge, transfer or otherwise place any Encumbrance on any Florida Canyon Shares, Standard Shares or Exploration Shares prior to the Closing. Seller and Guarantor will cause the Companies not to issue or agree to issue any share of capital stock, option, warrant, call, subscription, convertible security or similar right to obtain an equity security of any Company prior to the Closing.

6.7  Closing and Post-Closing Deliveries and Access. After the Closing Date, Seller and Guarantor will afford to Buyer Parties and the Companies, their accountants and counsel, during normal business hours, upon reasonable request, full access to the books and records of Seller and Guarantor pertaining to each Company. Seller and Guarantor shall deliver to the Companies, by the Closing Date, in electronic form all material databases, files and other materials maintained by Seller and Guarantor in electronic form that relate to the Companies and their business; provided, that Seller and Guarantor shall be permitted to segregate the portion of any material databases, files and other materials that relate to the Companies and their business, and deliver only such portion to the Companies. Seller and Guarantor certify that, to the Knowledge of Seller, the Companies own or license all equipment and software necessary to access, modify, print and otherwise use such materials in their electronic form. Notwithstanding the foregoing, Buyer Parties acknowledge that after the Closing Date the Companies (i) will not be connected to or able to use the email system or other communications networks of Seller and Guarantor, (ii) will not be included in Seller’s or Guarantor’s website, nor will Seller or Guarantor create an independent website for the Companies, and (iii) may not have a license to the Software listed on Schedule 6.7. Seller and Guarantor will use their reasonable efforts to assist Buyer in obtaining, effective on or prior to the Closing Date, on its own behalf or on behalf of the Companies, licenses to the Software listed on Schedule 6.7. Seller and Guarantor shall deliver to the Companies, by the Closing Date, all material files and other documents in the possession or control of Seller and Guarantor in hard copy that relate to the Companies or their business; provided, that Seller and Guarantor shall be permitted to segregate the portion of any material files and other documents that relate to the Companies and their business, and deliver only such portion to the Companies. At the request of Buyer Parties or the Companies, Seller and Guarantor will consent to Deloitte & Touche LLP making its notepapers available to or at the direction of the Buyer Parties or the Companies.

6.8  Litigation Support. In the event and for so long as any Buyer Party, any Company is actively contesting or defending against any Litigation in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction existing or occurring on or prior to the Closing Date involving any Company, Seller and Guarantor will cooperate in the contest or defense, make available their personnel and provide such testimony and access to their books and records as may be necessary in connection with the contest or defense, at the cost and expense of Buyer Parties (unless and to the extent any Buyer Party is entitled to indemnification therefor under Article X or Article XI).

6.9  Nondisparagement. Neither Seller nor Guarantor, nor any of their respective Affiliates, will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, vendor, supplier or other business associate of any Company from maintaining the same business relationship with the Companies after the Closing as it maintained with the Companies prior to the Closing. Seller and Guarantor will refer all inquiries relating to the business of the Companies to Buyer Parties from and after the Closing.

6.10  Confidentiality.

(a)  Seller, Guarantor and their respective Affiliates will keep confidential and protect, and will not divulge, allow access to or use in any way, (i) Intellectual Property Rights, including product specifications, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing and distribution methods and processes, market studies, business plans, Software, database technologies, systems, structures, architectures and data (and related processes, formulae, compositions, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), (ii) any and all information concerning the business and affairs (including historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials), however documented, and (iii) any and all notes, analyses, compilations, studies, summaries and other material containing or based, in whole or in part, on any information included in the foregoing (“Confidential Information”) of any Company, unless required by Laws, Governmental Orders, policies, or rules of stock exchanges on which the shares of Guarantor are listed, in which event, if legally permissible, Seller or Guarantor shall promptly provide written notice to Buyer Parties to allow Buyer Parties or any Company to seek (and if only Seller or Guarantor is legally permitted to seek, they will, if requested by Buyer Parties seek) (at the expense of Buyer Parties or any Company) a protective order with respect to such information. Seller and Guarantor acknowledge that such Confidential Information constitutes a unique and valuable asset of each Company and represents a substantial investment of time and expense by such Company, and that any disclosure or other use of such Confidential Information other than for the sole benefit of such Company would be wrongful and would cause irreparable harm to such Company. Seller and Guarantor will deliver promptly to Buyer Parties or destroy, at the request and option of Buyer Parties, all tangible and intangible embodiments (and all copies) of such Confidential Information that are in the possession of Seller, Guarantor or their respective Affiliates, provided that such request of Buyer Parties may only relate to embodiments that are ten (10) years or older from the date of request. The foregoing obligations of confidentiality will not apply to any Confidential Information that is or subsequently becomes generally publicly known, other than as a direct or indirect result of the breach of this Agreement by Seller or Guarantor.

(b)  Seller and Guarantor acknowledge that Buyer Parties have required that Seller and Guarantor make the agreements in this Section 6.10 as a condition to Buyer’s purchase of the Florida Canyon Shares, the Standard Shares and the Exploration Shares and consummation of the transactions contemplated by this Agreement. Seller and Guarantor agree that the agreements contained in this Section 6.10 are reasonable and necessary to protect the legitimate interests of Buyer Parties and that any violation or breach of this Section 6.10 will result in irreparable injury to Buyer Parties for which no adequate remedy would exist at law. Accordingly, in addition to any relief at law that may be available to any Buyer Party for such violation or breach and regardless of any other provision contained in this Agreement, each Buyer Party will be entitled to injunctive and other equitable relief restraining such violation or breach (without any requirement that any Buyer Party provide any bond or other security).

(c)  In the event that Seller or Guarantor is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, it will notify Buyer Parties promptly of the request or requirement so that Buyer Parties may seek an appropriate protective order or waive compliance with the provisions of this Section 6.10. If, in the absence of a protective order or the receipt of a waiver from Buyer Parties, Seller or Guarantor is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, Seller or Guarantor may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Seller or Guarantor will use its reasonable efforts to obtain, at the request of any Buyer Party, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer Party designates.

6.11  Assignment of Confidentiality Agreements.Effective upon the Closing, Seller and Guarantor will assign to each Company all of Seller’s and Guarantor’s right, title and interest in and to any confidentiality agreement (but only to the extent any such agreement may by its terms be assigned to a third party) to which Seller or Guarantor or the agent of Seller or Guarantor may be a party pertaining to the confidentiality of information relating to such Company or the hiring of employees of such Company. Seller and Guarantor will request the return or destruction of information covered by any such agreement (regardless of whether such agreement is assignable) within two business days of the date of this Agreement to the broadest extent permitted by such confidentiality agreement.

6.12  Transfer of Apollo Gold Exploration Property. Prior to Closing, Seller will execute, deliver and file for recording in the office of the Pershing County, Nevada, Recorder an instrument or instruments of grant, transfer, and assignment (a) conveying to Exploration all right, title and interest in and to the mining claims and leases listed on Part 1 of Schedule 6.12 and (b) conveying to Standard all right, title and interest in and to the Fee Property listed on Part 2 of Schedule 6.12 (the “Exploration Property Transfers”). With respect to any unpatented mining claims owned by Seller and conveyed to Exploration, Seller shall also prior to the Closing file a notice of transfer of interest with the Nevada State Office of the Bureau of Land Management.

6.13  Employee Matters. If prior to Closing, any Person holding the position of general manager of the mine, or any position reporting directly to the general manager of the mine, resigns, provides notice of resignation, or is terminated, Seller and Guarantor will use their reasonable efforts to cause substitutes acceptable to Buyer Parties and Seller to be hired and to commence employment on or prior to the Closing Date on terms acceptable to Buyer Parties and Seller.

6.14  Claims Against Company Personnel. On and after the Closing Date, Seller and Guarantor will not, and will cause their Affiliates not to, make any claim or take any other action that would cause any Person to be entitled to be indemnified by any Company, or to receive expenses from any Company, under any Indemnification Agreement or under the certificate of incorporation or bylaws of any Company with respect to any event or matter that occurs prior to the Closing.

6.15  No Shareholder Approval. Seller and Guarantor will not, and will cause their Affiliates not to, take any action that would cause the approval of Guarantor’s shareholders to be required in order to consummate the transactions contemplated herein.

VII.   Further Agreements

7.1  Conditions. Buyer Parties will not take any action that would render, or that reasonably may be expected to render, any representation or warranty made by Buyer Parties in this Agreement untrue at the Closing as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representation or warranty. Buyer Parties will use their reasonable efforts to cause the conditions set forth in Section 8.2 to be satisfied and to consummate the transactions contemplated by this Agreement as soon as reasonably possible and in any event prior to the Closing Date.

7.2  Buyer Permitted Updates. Buyer Parties will promptly notify Seller or Guarantor in writing if Buyer Parties should discover that any representation or warranty made by Buyer Parties in this Agreement was when made, has subsequently become or will be on the Closing Date untrue in any respect. No disclosure pursuant to this Section 7.2 will be deemed to cure any inaccuracy, misrepresentation, breach of warranty or breach of agreement, unless:

(a)  the disclosure is made in writing at least five calendar days prior to the earlier of the Closing Date or December 1, 2005;

(b)  the disclosure is identified by Buyer Parties as an exception to a specific representation or warranty set forth in Article V;

(c)  the disclosure contains the same level of detail as would have been required to be included in the Disclosure Schedule on the date of this Agreement, had such fact or matter been an exception to Seller’s and Guarantor’s representations or warranties;

(d)  no officer of Parent had actual knowledge of such fact or matter on or prior to the date of this Agreement or would have acquired any knowledge upon reasonable inquiry and investigation; and

(e)  the fact or matter did not result from any willful or intentional failure to disclose by Buyer Parties or any Affiliate thereof (a disclosure that satisfies all such requirements, a “Buyer Permitted Update”).

7.3  Employment; Employee Benefits. Employees of each Company will continue as employees on the Closing Date, subject to the right to terminate the employment of such employees in accordance with law. In addition, each party agrees to the terms and conditions set forth on Schedule 7.3 with respect to certain employment and employee benefits matters.

7.4  Insurance. Buyer Parties will use their reasonable efforts to secure and obtain, on or prior to the Closing Date, insurance applicable to the Companies and their business, to be effective commencing on the Closing Date, on commercially reasonable terms, that is sufficient for compliance with all requirements of applicable Law and of any Material Contract to which any Company is subject and that insures against risks of the kind and in amounts for which the Companies were insured prior to Closing (the “Required Insurance”). Seller and Guarantor will use reasonable efforts to assist Buyer Parties in obtaining the Required Insurance.

7.5  Bonding. Buyer Parties will use their reasonable efforts to obtain, on or prior to the Closing Date, assurances acceptable to each of the Buyer Parties, Seller and Guarantor, in their reasonable discretion, that the Companies’ existing reclamation bonds and other surety, which are listed on Schedule 7.5, will remain in full force and effect (at no post-Closing cost to Seller and Guarantor) after the Closing or will be replaced, effective as of the Closing Date, on terms acceptable to each of the Buyer Parties, in their reasonable discretion, and to the appropriate Governmental Entities (such bonds or surety, as so continued or replaced, the “Required Surety”). Seller and Guarantor will use reasonable efforts to assist Buyer Parties in obtaining the Required Surety.

7.6  Releases from Guarantees. Buyer Parties will use their reasonable efforts to obtain, on or prior to the Closing Date, evidence acceptable to Seller and Guarantor in their sole discretion that effective on the Closing Date, Seller and Guarantor shall be released from their obligations under all of the guarantees of the Companies’ obligations to which either Seller or Guarantor are a party, as listed on Schedule 7.6 (the “Required Releases”). Seller and Guarantor will use reasonable efforts to assist the Buyer Parties in obtaining the Required Releases.

7.7  Non-Hire.

(a)  Except with Buyer’s consent, such consent not to be unreasonably withheld or delayed, during the period that commences on the date of this Agreement and ends on the first anniversary of the Closing Date, Seller and Guarantor will not, and will cause each of their Affiliates not to, employ (or attempt to employ or interfere with any employment relationship with) any employee of any Company.

(b)  Except with Seller’s or Guarantor’s consent, such consent not to be unreasonably withheld or delayed, during the period that commences on the date of this Agreement and ends on the first anniversary of the Closing Date, Buyer Parties will not, and will cause each of their Affiliates not to, employ (or attempt to employ or interfere with any employment relationship with) any employee of Seller, Guarantor or any Affiliate thereof.

7.8  Use of Seller’s and Guarantor’s Names. As soon as practicable after the Closing but in no event later than 30 days after the Closing, Buyer Parties shall remove or cause to be removed the names, marks and identifications used by the Companies and all variations and derivatives thereof and logos relating thereto from all of the Companies’ assets, including, without limitation, all documentation or records prepared after the Closing Date, to the extent they include the word “Apollo Gold” or “Apollo,” including, without limitation, Apollo Gold Exploration. At no time shall Buyer Parties utilize any of the foregoing names or any other tradename or trademark of the Seller or Guarantor in connection with their ownership and operation of the Companies.

7.9  Post-Closing Access. After the Closing Date, Buyer Parties will cause each Company to afford to Seller and Guarantor, their accountants and counsel, during normal business hours, upon reasonable request, full access to the books and records of the Companies in order that Seller and Guarantor have a full opportunity to make such investigation and evaluation as they reasonably desire to review, prepare and audit financial statements of or related to each Company or the Seller or Guarantor for periods prior to the Closing Date. Buyer Parties will cause each Company to retain all financial statements and records, including, but not limited to, all records related to Taxes for a period of seven (7) years from the Closing Date.

7.10  Filings; Other Action. Subject to the terms and conditions herein provided, the Buyer Parties, Seller and Guarantor shall and shall cause any appropriate other party to: (a) use all reasonable efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Closing with, and which consents, approvals, permits, or authorizations are required to be obtained prior to the Closing from, any Governmental Entity, in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and (ii) timely making all such filings and timely seeking all such consents, approvals, permits, or authorizations; and (b) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper, or appropriate to consummate and make effective the transactions contemplated by this Agreement.

7.11  APO 19. The parties acknowledge that Florida Canyon has applied for Bureau of Land Management (BLM) approval of Amended Plan of Operations no. 19 (APO 19), the approval of which could, but is not guaranteed to, reduce Florida Canyon's ultimate reclamation liability. Buyer Parties acknowledge that (i) the BLM Winnemucca Field Office personnel have informed Florida Canyon's staff verbally that their review and approval of APO 19 must await the execution of a Long Term Care Agreement and Irrevocable Trust, as provided in prior correspondence with the BLM concerning prior amendments to the Plan of Operations, (ii) the BLM is currently reviewing a draft of the agreement creating the trust account, (iii) approximately $300,000 of the funds to be placed in the trust for long term care are being held by the BLM until these agreements are complete and fully executed, and (iv) an additional $140,000-$150,000 will need to be paid into the trust by Florida Canyon at the time of execution of the trust agreement.

7.12  Standard Leach Pad Leak. Prior to the Closing Date, Seller and Guarantor will, and will cause the Companies to, use their reasonable efforts to locate and repair, if possible, and mitigate, in the manner described in Schedule 7.12, the Standard mine leach pad leak disclosed as Item 4 in Schedule 4.17(f).

VIII.   Conditions to Closing

8.1  Conditions to Buyer’s Obligations. The obligation of Buyer to take the actions required to be taken by it at the Closing is subject to the satisfaction or waiver, in whole or in part, in Buyer’s sole discretion (but any waiver under Section 8.1(a) will only waive Buyer Parties’ rights of indemnification under this Agreement with respect to the portion of any Loss that exceeds 2.5% of the Purchase Price), of each of the following conditions at or prior to the Closing:

(a)  The representations and warranties set forth in Articles III and IV that are not subject to materiality or Material Adverse Effect qualifications will be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representations and warranties, except that any representation or warranty expressly made as of a specified date will only need to have been true on and as of such date, and the representations and warranties set forth in Articles III and IV that are subject to materiality or Material Adverse Effect qualifications will be true and correct in all respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representations and warranties, except that any representation or warranty expressly made as of a specified date will only need to have been true on and as of such date (without taking into account any supplemental disclosures after the date of this Agreement by Seller, Guarantor or any Company, except for the Seller Permitted Updates, if any);

(b)  Seller and Guarantor will have performed and complied with each of their agreements contained in this Agreement in all material respects;

(c)  The Required Insurance, Required Surety and Required Releases will have been obtained and be in full force and effect and such actions as Buyer Parties’ counsel may reasonably require will have been taken in connection therewith;

(d)  Buyer Parties will have obtained each Governmental Authorization required to operate the business of the Companies in substantially the same manner and no less favorable than it was operated prior to the Closing Date;

(e)  Buyer Parties will have received evidence reasonably satisfactory to them that no Litigation is pending or threatened (i) challenging or seeking to prevent or delay consummation of any of the transactions contemplated by this Agreement, (ii) asserting the illegality of or seeking to render unenforceable any material provision of this Agreement, the Transition Services Agreement, the Subscription Agreement, the Registration Rights Agreement or the Further Subscription Documents, (iii) seeking to prohibit direct or indirect ownership, combination or operation by Buyer Parties of any portion of the business or assets of any Company, or to compel any Buyer Party or any Company to dispose of, or to hold separately, or to make any change in any portion of the business or assets of any Buyer Party or of any Company, as a result of the transactions contemplated by this Agreement, or incur any burden, (iv) seeking to require direct or indirect transfer or sale by any Buyer Party of, or to impose material limitations on the ability of any Buyer Party to exercise full rights of ownership of, any of the Florida Canyon Shares, Standard Shares or Exploration Shares or (v) imposing or seeking to impose material damages or sanctions directly arising out of the transactions contemplated by this Agreement on any Buyer Party or any Company or any of their respective officers or directors;

(f)  No Law or Governmental Order will have been enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Entity that would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 8.1(e);

(g)  After the date of this Agreement, no Material Adverse Effect will have occurred;

(h)  No Person will have asserted or threatened that, other than as set forth in the Disclosure Schedule, such Person (i) is the owner of, or has the right to acquire or to obtain ownership of, any capital stock of, or any other voting, equity or ownership interest in, any Company or (ii) is entitled to all or any portion of the Purchase Price;

(i)  Buyer Parties will not have discovered any fact or circumstance existing as of the date of this Agreement not disclosed on the Disclosure Schedule that has a Material Adverse Effect;

(j)  The Seller will have delivered each of the agreements, certificates, instruments and other documents that it is obligated to deliver pursuant to Section 2.4(b)(i), and such agreements so delivered will be in full force and effect;

(k)  None of the Companies will have been, or threatened to be, materially adversely affected in any way as a result of fire, explosion, disaster, accident, labor dispute, any action by any Governmental Entity, flood, act of war, terrorism, civil disturbance or act of nature;

(l)  The Companies shall be appropriately staffed, consistent with the level of staffing in place on the date of this Agreement;

(m)  Buyer Parties will have received reasonably satisfactory evidence of the execution and delivery to Seller or Guarantor of releases of all Encumbrances listed on Schedule 8.1(m), and there shall be no other Encumbrances on the Real Property, other than Permitted Encumbrances and Encumbrances listed on Schedule 4.9;

(n)  Buyer Parties will have received certificates dated as of a date not earlier than the third Business Day prior to the Closing as to the good standing of each Company, executed by the appropriate officials of the State of Delaware, the State of Nevada and each other jurisdiction in which such Company is licensed or qualified to do business as a foreign corporation as specified in Schedule 4.1;

(o)  Buyer Parties will have received an estoppel certificate from Muller Investments on terms acceptable to Buyer Parties, in their sole discretion;

(p)  Seller and Guarantor shall have caused the restricted certificate of deposit listed on the March Balance Sheet for Florida Canyon, or the benefit thereof, to be transferred or assigned to Florida Canyon, and provided Buyer Parties with evidence satisfactory to Buyer Parties to such effect;

(q)  Seller will have executed, delivered and recorded the Exploration Property Transfers;

(r)  Buyer Parties will have received an audited balance sheet as of March 31, 2005 of each Company (the “Audited Balance Sheets”), prepared in accordance with GAAP applied on a basis consistent with the preparation of the March Financial Statements, except that the Audited Balance Sheets need not contain footnotes. Buyer Parties shall reimburse Seller at the Closing for the costs and fees incurred by Seller or Guarantor in connection with the preparation of the Audited Balance Sheets; and

(s)  Each Indemnification Agreement that includes, as a party thereto, any Person that is an employee, officer or director of Guarantor or any of its Subsidiaries as of the date of this Agreement shall have been amended to provide that the Companies have no further obligations under such Indemnification Agreement and are no longer parties thereto.

8.2  Conditions to Seller’s Obligations. The obligation of Seller to take the actions required to be taken by it at the Closing is subject to the satisfaction or waiver, in whole or in part, in Seller’s discretion, of each of the following conditions at or prior to the Closing:

(a)  The representations and warranties set forth in Article V that are not subject to materiality qualifications will be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representations and warranties, except that any representation or warranty expressly made as of a specified date will only need to have been true on and as of such date, and the representations and warranties set forth in Article V that are subject to materiality qualifications will be true and correct in all respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representations and warranties, except that any representation or warranty expressly made as of a specified date will only need to have been true on and as of such date (without taking into account any supplemental disclosures after the date of this Agreement by any Buyer Party, except for the Buyer Permitted Updates, if any);

(b)  Buyer Parties will have performed and complied with each of their agreements contained in this Agreement in all material respects;

(c)  The Required Insurance, Required Surety and Required Releases will have been obtained and be in full force and effect and such actions as Seller and Guarantor’s counsel may reasonably require will have been taken in connection therewith;

(d)  No Law or Governmental Order will have been enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Entity that prohibits the Closing;

(e)  Seller and Guarantor will have received evidence reasonably satisfactory to them that no Litigation is pending or threatened (i) challenging or seeking to prevent or delay consummation of any of the transactions contemplated by this Agreement, (ii) asserting the illegality of or seeking to render unenforceable any material provision of this Agreement or the Transition Services Agreement, (iii) seeking to prohibit direct or indirect ownership, combination or operation by Buyer Parties of any portion of the business or assets of any Company, or (iv) imposing or seeking to impose material damages or sanctions directly arising out of the transactions contemplated by this Agreement on Seller, Guarantor or any Company or any of their respective officers or directors;

(f)  Buyer Parties shall have received all Governmental Authorizations necessary for each of them to consummate all of the transactions contemplated by this Agreement; and

(g)  Buyer will have delivered each of the certificates, instruments and other documents that it is obligated to deliver pursuant to Section 2.4(b)(ii).

IX.   Termination

9.1  Termination. This Agreement may be terminated prior to the Closing:

(a)  by the mutual written consent of Buyer Parties, Seller and Guarantor;

(b)  by Seller and Guarantor, if

(i)  Buyer Parties deliver a Buyer Permitted Update disclosing any fact or matter that, if not disclosed in such Buyer Permitted Update, would have constituted a breach of any representation or warranty of Buyer Parties contained in this Agreement in any material respect;

(ii)  Buyer Parties have or will have breached any representation, warranty or agreement contained in this Agreement in any material respect; provided, however, that, if such breach is curable by Buyer Parties through the exercise of their reasonable efforts and Buyer Parties continue to exercise such reasonable efforts, Seller and Guarantor may not terminate this Agreement under this Section 9.1(b)(ii) unless such breach is not cured in a manner satisfactory to Seller and Guarantor in their reasonable discretion within the Buyer Cure Period. The “Buyer Cure Period” shall mean the period beginning on the date on which Seller and Guarantor deliver to Buyer Parties written notice setting forth in reasonable detail the circumstances giving rise to such breach and ending on the earlier of the 30th day thereafter, or December 1, 2005;

(iii)  the transactions contemplated by this Agreement will not have been consummated on or before December 1, 2005; provided, that Seller and Guarantor will not be entitled to terminate this Agreement pursuant to this Section 9.1(b)(iii) if Seller’s and Guarantor’s failure to comply fully with their obligations under this Agreement has prevented the consummation of the transactions contemplated by this Agreement;

(iv)  a Law or Governmental Order will have been enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Entity that prohibits the Closing; or

(v)  any of the conditions set forth in Section 8.2 will have become impossible to satisfy;

(c)  by Buyer Parties, if

(i)  Seller or Guarantor deliver a Seller Permitted Update disclosing any fact or matter that, if not disclosed in such Seller Permitted Update, would have constituted a breach of any Seller or Guarantor representation or warranty contained in this Agreement in any material respect;

(ii)  Seller or Guarantor has or will have breached any representation, warranty or agreement contained in this Agreement in any material respect; provided, however, that, if such breach is curable by Seller or Guarantor through the exercise of its reasonable efforts and Seller or Guarantor continues to exercise such reasonable efforts, Buyer Parties may not terminate this Agreement under this Section 9.1(c)(ii) unless such breach is not cured in a manner satisfactory to Buyer Parties in their reasonable discretion within the Seller Cure Period. The “Seller Cure Period” shall mean the date on which Buyer Parties deliver to Seller or Guarantor written notice setting forth in reasonable detail the circumstances giving rise to such breach the period beginning on and ending on the earlier to occur of the 30th day thereafter or December 1, 2005;

(iii)  the transactions contemplated by this Agreement will not have been consummated on or before December 1, 2005; provided, that Buyer Parties will not be entitled to terminate this Agreement pursuant to this Section 9.1(c)(iii) if any Buyer Party’s failure to comply fully with its obligations under this Agreement has prevented the consummation of the transactions contemplated by this Agreement;

(iv)  a Law or Governmental Order will have been enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Entity that would reasonably be expected to result directly or indirectly, in any of the consequences referred to in Section 8.1(e);

(v)  after the date of this Agreement, a Material Adverse Effect will have occurred;

(vi)  any of the conditions set forth in Section 8.1 will have become impossible to satisfy;

(vii)  any Buyer Party will have discovered any fact or circumstance existing as of the date of this Agreement that has not been previously disclosed on the Disclosure Schedule that has a Material Adverse Effect;

(viii)  Buyer Parties make a decision to terminate this Agreement pursuant to Section 2.3; or

(ix)  any Company will have been, or will have been threatened to be, materially adversely affected in any way as a result of fire, explosion, disaster, accident, labor dispute, any action by any Governmental Entity, flood, act of war, terrorism, civil disturbance or act of nature.

9.2  Effect of Termination.

(a)  If Seller and Guarantor terminate this Agreement pursuant to Section 9.1(b)(i), such termination shall be the exclusive remedy of Seller and Guarantor with respect to any fact or matter disclosed on the Buyer Permitted Update preceding such termination, absent fraud or willful misconduct by a Buyer Party.

(b)  If Buyer Parties terminate this Agreement pursuant to Section 9.1(c)(i), such termination shall be the exclusive remedy of Buyer Parties with respect to any fact or matter disclosed on the Seller Permitted Update preceding such termination, absent fraud or willful misconduct by Seller or Guarantor.

(c)  If Buyer Parties terminate this Agreement pursuant to Section 9.1(c)(ii), Seller and Guarantor shall, within 10 calendar days thereafter, reimburse Buyer Parties for Buyer Parties’ reasonable documented out-of-pocket expenses in connection with the transactions contemplated by this Agreement, up to an aggregate of 2.5% of the Purchase Price, which payment shall be the exclusive remedy of Buyer Parties with respect to such termination, absent fraud or willful misconduct by Seller or Guarantor.

(d)  If Buyer Parties terminate this Agreement pursuant to Section 9.1(c)(viii), such termination shall be the exclusive remedy of Buyer Parties under this Agreement, absent fraud or willful misconduct by Seller or Guarantor.

(e)  Except as provided in Sections 9.2(a), 9.2(b), 9.2(c) and 9.2(d), the right of termination under Section 9.1 is in addition to any other rights Buyer Parties or Seller may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies and will not preclude an action for breach of this Agreement. If this Agreement is terminated, all continuing obligations of the parties under this Agreement will terminate except that Section 9.2(c), Article XII, the Confidentiality Agreement and the Promissory Note will survive indefinitely unless sooner terminated or modified by the parties in writing.

X.   Indemnification

10.1  Indemnification by Seller and Guarantor.

(a)  Seller and Guarantor will, jointly and severally, indemnify in full each of Buyer, Parent, the Companies (collectively, for purposes of this Section 10.1 only, “Buyer”) and hold it harmless against any Loss, whether or not actually incurred prior to the applicable date referred to in Section 10.1(d), arising from, relating to or constituting (i) any breach or inaccuracy in any of the representations and warranties of Seller and Guarantor contained in this Agreement or in the Disclosure Schedule (as modified by any Seller Permitted Updates) as the same may be brought down to the Closing Date or any closing certificate delivered by or on behalf of Seller or Guarantor pursuant to this Agreement (the calculation of Loss resulting from any such breach or inaccuracy to be determined without regard to any qualification for “materially”, “in all material respects” or similar qualification), (ii) failure of Seller or Guarantor to assume, pay and discharge the obligations of the Companies pursuant to Section 6.4(a), (iii) any liability under the WARN Act or any similar state or local Law that may result from an “Employment Loss,” as defined by 29 U.S.C. 2101(a)(6), caused by any action of any Company prior to the Closing; (iv) any Plan established or maintained by any Company prior to the Closing Date, Seller or Guarantor; (v) any Litigation instituted by Loretta Apodaca; (vi) any claim arising under any of the Indemnification Agreements; (vii) the circumstances described on Schedule 4.19(c); (viii) the matters described in Schedule 4.14 under subheadings A.2 and A.3, (ix) any unenforceability of the D&O Letters, (x) the Standard mine leach pad leak disclosed as Item 4 in Schedule 4.17(f), up to a maximum of $500,000, or (xi) any breach of any of the agreements or covenants of Seller or Guarantor contained in this Agreement (collectively, “Buyer Losses”).

(b)  Seller and Guarantor will indemnify Buyer for Buyer Losses arising pursuant to Section 10.1(a) only if the aggregate amount of all Buyer Losses attributable to Section 10.1(a) exceeds $200,000 (the “Basket Amount”), in which case Seller will be liable for the aggregate amount of all Buyer Losses (provided that the foregoing limitation shall not apply to any Loss arising from Litigation instituted by Loretta Apodaca, any claim arising under any of the Indemnification Agreements, any unenforceability of the D&O Letters or the circumstances described on Schedule 4.19(c), and the Standard mine leach pad leak disclosed as Item 4 in Schedule 4.17(f)).

(c)  Seller and Guarantor’s collective liability will not exceed the Purchase Price for Buyer Losses arising pursuant to Section 10.1(a) or any Loss arising pursuant to Section 10.3(a).

(d)  If Buyer has a claim for indemnification under this Section 10.1, Buyer must deliver to Seller or Guarantor one or more written notices of Buyer Losses (each a “Buyer Claim”) within twenty-two (22) months after the Closing Date, except for Buyer Losses (i) arising from a breach or inaccuracy in the representations and warranties made in Section 4.17, for which Buyer must deliver a Buyer Claim prior to the second anniversary of the Closing Date, or (ii) arising from a breach or inaccuracy in the representations and warranties made in Section 3.1 or Section 4.11, any Loss arising from any Litigation instituted by Loretta Apodaca, any Loss arising from any claim arising under any of the Indemnification Agreements, any Loss arising from the matters described in Schedule 4.14 under subheadings A.2 and A.3 or any breach of any of the agreements by Seller or Guarantor contained in this Agreement, for which Buyer must deliver a Buyer Claim prior to two months after the expiration of the applicable statute of limitations. Seller and Guarantor will have no liability under this Section 10.1 unless the written notices required by the preceding sentence are given by the date specified. Any Buyer Claim will state in reasonable detail the basis for such Buyer Losses to the extent then known by Buyer and the nature of the Buyer Loss for which indemnification is sought, and it may state the amount of the Buyer Loss claimed. If such Buyer Claim (or an amended Buyer Claim) states the amount of the Buyer Loss claimed and Seller or Guarantor notifies Buyer that Seller or Guarantor does not dispute the claim described in such notice or fails to notify Buyer within 20 Business Days after delivery of such notice by Buyer whether Seller or Guarantor disputes the claim described in such notice, the Buyer Loss in the amount specified in Buyer’s notice will be admitted by Seller and Guarantor (an “Admitted Claim”), and Seller and Guarantor will pay the amount of such Buyer Loss to Buyer. If Seller or Guarantor has timely disputed the liability of Seller or Guarantor with respect to a Buyer Claim (or an amended Buyer Claim) stating the amount of a Buyer Loss claimed, Seller and/or Guarantor, as applicable, and Buyer will proceed in good faith to negotiate a resolution of such dispute. If a claim for indemnification has not been resolved within 30 calendar days after delivery of the Seller’s or Guarantor’s notice, Buyer may seek judicial recourse. If a Buyer Claim does not state the amount of the Buyer Loss claimed, such omission will not preclude Buyer from recovering from Seller or Guarantor the amount of the Buyer Loss described in such Buyer Claim if any such amount is subsequently provided in an amended Buyer Claim (although in that event, Seller and Guarantor will have the right to dispute the claim in accordance with the provisions of this Section 10.1(d)). In order to assert its right to indemnification under this Article X, Buyer will not be required to provide any notice except as provided in this Section 10.1(d).

(e)  Seller and Guarantor will pay the amount of any Buyer Loss to Buyer within 10 Business Days following a determination of Seller’s or Guarantor’s liability for and the amount of a Buyer Loss (whether such determination is made pursuant to the procedures set forth in this Section 10.1, by agreement between Buyer and Seller or Guarantor, by arbitration award or by final adjudication).

10.2  Indemnification by Buyer Parties.

(a)  Buyer Parties will, jointly and severally, indemnify in full Seller and Guarantor (collectively, for purposes of this Section 10.2 only, “Seller”) and hold it harmless against any Loss, whether or not actually incurred prior to the date referred to in Section 10.2(d), arising from, relating to or constituting (i) any breach or inaccuracy in any of the representations and warranties of Buyer (as modified by any Buyer Permitted Updates) contained in this Agreement or in any closing certificate delivered by or on behalf of Buyer pursuant to this Agreement (the calculation of Loss resulting from any such breach or inaccuracy to be determined without regard to any qualification as to “materiality”, “in all material respects” or similar qualification), or (ii) any breach of any of the agreements or covenants of Buyer contained in this Agreement (“Seller Losses”).

(b)  Buyer Parties will indemnify Seller for the Seller Losses pursuant to Section 10.2(a) only if the aggregate amount of all Seller Losses attributable to Section 10.2(a) exceeds $200,000 (the “Seller’s Basket Amount”), in which case Buyer will be liable for the aggregate amount of all Seller Losses.

(c)  The Buyer Parties’ liability will not exceed the Purchase Price for Seller Losses attributable to Section 10.2(a) or any Loss arising pursuant to Section 10.4(a).

(d)  If Seller has a claim for indemnification under this Section 10.2, Seller must deliver to Buyer or Parent one or more written notices of Seller Losses within twenty-two (22) months after the Closing Date, except for Seller Losses arising from any breach of any of the agreements by Buyer Parties contained in this Agreement, for which Seller must deliver such written notice prior to two months after the expiration of the applicable statute of limitations. The Buyer Parties will have no liability under this Section 10.2 unless the written notices required by the preceding sentence are given by the date specified. Any written notice will state in reasonable detail the basis for such Seller Losses to the extent then known by Seller and the nature of Seller Losses for which indemnification is sought, and it may state the amount of Seller Losses claimed. If such written notice (or an amended notice) states the amount of Seller Losses claimed and either Buyer or Parent notifies Seller that the Buyer Parties do not dispute the claim described in such notice or fails to notify Seller within 20 Business Days after delivery of such notice by Seller whether the Buyer Parties dispute the claim described in such notice, Seller Losses in the amount specified in Seller’s notice will be admitted by the Buyer Parties, and either Buyer or Parent will pay the amount of such Seller Losses to Seller. If the Buyer Parties have timely disputed their liability with respect to such claim, Buyer and Seller will proceed in good faith to negotiate a resolution of such dispute. If a claim for indemnification has not been resolved within 30 calendar days after delivery of Buyer’s notice, the Seller may seek judicial recourse. If a written notice does not state the amount of Seller Losses claimed, such omission will not preclude Seller from recovering from Buyer the amount of Seller Losses with respect to the claim described in such notice if any such amount is promptly provided once determined (although in that event, the Buyer Parties will have the right to dispute the claim in accordance with the provisions of this Section 10.2(d)). In order to assert its right to indemnification under this Article X, Seller will not be required to provide any notice except as provided in this Section 10.2(d).

(e)  The Buyer Parties will pay the amount of any Seller Losses to Seller within 10 Business Days following a determination of the Buyer Parties’ liability for and the amount of the Seller Losses (whether such determination is made pursuant to the procedures set forth in this Section 10.2, by agreement between Seller and Buyer, by arbitration award or by final adjudication).

10.3  Third-Party Actions Against Buyer Parties.

(a)  Seller and Guarantor will, jointly and severally, indemnify, defend and hold harmless each of Parent, Buyer, the Companies and their officers, directors, employees, agents, shareholders and Affiliates (collectively, the “Buyer Indemnified Parties”) against any Loss (i) for which Seller and Guarantor have agreed to indemnify Buyer Parties pursuant to Section 10.1(a) or (ii) arising out of the actions or inactions of Seller or Guarantor after the Closing, in each case arising from any Litigation instituted by any third party (any such third party action or proceeding being referred to as a “Buyer Third-Party Action”). A Buyer Indemnified Party will give Seller or Guarantor prompt written notice of the commencement of a Buyer Third-Party Action. The complaint or other papers pursuant to which the third party commenced such Buyer Third-Party Action will be attached to such written notice. The failure to give prompt written notice will not affect any Buyer Indemnified Party’s right to indemnification unless such failure has materially and adversely affected Seller’s or Guarantor’s ability to defend successfully such Buyer Third-Party Action.

(b)  Seller and Guarantor will contest and defend such Buyer Third-Party Action on behalf of any Buyer Indemnified Party that requests that they do so. Notice of the intention to so contest and defend will be given by Seller or Guarantor to the requesting Buyer Indemnified Party within 20 Business Days after the Buyer Indemnified Party’s notice of such Buyer Third-Party Action (but, in all events, at least five Business Days prior to the date that a response to such Buyer Third-Party Action is due to be filed). Such contest and defense will be conducted by reputable attorneys retained by Seller or Guarantor. A Buyer Indemnified Party will be entitled at any time, at its own cost and expense, to participate in such contest and defense and to be represented by attorneys of its own choosing. If the Buyer Indemnified Party elects to participate in such defense, the Buyer Indemnified Party will cooperate with Seller and Guarantor in the conduct of such defense. A Buyer Indemnified Party will cooperate with Seller and Guarantor to the extent reasonably requested by Seller and Guarantor in the contest and defense of such Buyer Third-Party Action, including providing reasonable access (upon reasonable notice) to the books, records and employees of the Buyer Indemnified Party if relevant to the defense of such Buyer Third-Party Action; provided, that such cooperation will not unduly disrupt the operations of the business of the Buyer Indemnified Party or cause the Buyer Indemnified Party to waive any statutory or common law privileges, breach any confidentiality obligations owed to third parties or otherwise cause any confidential information of such Buyer Indemnified Party to become public.

(c)  If any Buyer Indemnified Party does not request that Seller contest and defend a Buyer Third-Party Action, or if after such request Seller and Guarantor do not contest and defend a Buyer Third-Party Action or if any Buyer Indemnified Party reasonably determines that Seller and Guarantor are not adequately representing or, because of a conflict of interest, may not adequately represent any interests of the Buyer Indemnified Party at any time after requesting Seller or Guarantor to do so, such Buyer Indemnified Party will be entitled to conduct its own defense and to be represented by attorneys of its own choosing, all at Seller’s and Guarantor’s cost and expense. Seller and Guarantor will pay as incurred (no later than 25 days after presentation) the fees and expenses of the counsel retained by such Buyer Indemnified Party pursuant to this Section 10.3(c).

(d)  Neither a Buyer Indemnified Party nor Seller or Guarantor may concede, settle or compromise any Buyer Third-Party Action without the consent of the other party, which consents will not be unreasonably withheld or delayed. Notwithstanding the foregoing, (i) if a Buyer Third-Party Action seeks the issuance of an injunction, the specific election of an obligation or similar remedy or (ii) if the subject matter of a Buyer Third-Party Action relates to the ongoing business of any Buyer Indemnified Party, which Buyer Third-Party Action, if decided against any Buyer Indemnified Party, would materially adversely affect the ongoing business or reputation of any Buyer Indemnified Party, the Buyer Indemnified Party alone will be entitled to settle such Buyer Third-Party Action in the first instance and, if the Buyer Indemnified Party does not settle such Buyer Third-Party Action, Seller and Guarantor will then have the right to contest and defend (but not settle) such Buyer Third-Party Action.

10.4  Third-Party Actions Against Seller and Guarantor.

(a)  Buyer Parties will, jointly and severally, indemnify, defend and hold harmless each of Seller, Guarantor and their officers, directors, employees, agents, shareholders and Affiliates (collectively, the “Seller Indemnified Parties”) against any Loss (i) for which Buyer Parties have agreed to indemnify Seller and Guarantor pursuant to Section 10.2(a) or (ii) arising out of the actions or inactions of the Buyer Parties or the Companies after the Closing, in each case arising from any Litigation instituted by any third party (any such third party action or proceeding being referred to as a “Seller Third-Party Action”). A Seller Indemnified Party will give Buyer prompt written notice of the commencement of a Seller Third-Party Action. The complaint or other papers pursuant to which the third party commenced such Seller Third-Party Action will be attached to such written notice. The failure to give prompt written notice will not affect any Seller Indemnified Party’s right to indemnification unless such failure has materially and adversely affected Buyer’s or Parent’s ability to defend successfully such Seller Third-Party Action.

(b)  Buyer and Parent will contest and defend such Seller Third-Party Action on behalf of any Seller Indemnified Party that requests that they do so. Notice of the intention to so contest and defend will be given by Buyer or Parent to the requesting Seller Indemnified Party within 20 Business Days after the Seller Indemnified Party’s notice of such Seller Third-Party Action (but, in all events, at least five Business Days prior to the date that a response to such Seller Third-Party Action is due to be filed). Such contest and defense will be conducted by reputable attorneys retained by Buyer or Parent. A Seller Indemnified Party will be entitled at any time, at its own cost and expense, to participate in such contest and defense and to be represented by attorneys of its own choosing. If the Seller Indemnified Party elects to participate in such defense, the Seller Indemnified Party will cooperate with Buyer and Parent in the conduct of such defense. A Seller Indemnified Party will cooperate with Buyer and Parent to the extent reasonably requested by Buyer and Parent in the contest and defense of such Seller Third-Party Action, including providing reasonable access (upon reasonable notice) to the books, records and employees of the Seller Indemnified Party if relevant to the defense of such Seller Third-Party Action; provided, that such cooperation will not unduly disrupt the operations of the business of the Seller Indemnified Party or cause the Seller Indemnified Party to waive any statutory or common law privileges, breach any confidentiality obligations owed to third parties or otherwise cause any confidential information of such Seller Indemnified Party to become public.

(c)  If any Seller Indemnified Party does not request that Buyer contest and defend a Seller Third-Party Action, or if after such request Buyer and Parent do not contest and defend a Seller Third-Party Action or if any Seller Indemnified Party reasonably determines that Buyer and Parent are not adequately representing or, because of a conflict of interest, may not adequately represent any interests of the Seller Indemnified Party at any time after requesting Buyer or Parent to do so, such Seller Indemnified Party will be entitled to conduct its own defense and to be represented by attorneys of its own choosing, all at Buyer’s and Parent’s cost and expense. Buyer and Parent will pay as incurred (no later than 25 days after presentation) the fees and expenses of the counsel retained by such Seller Indemnified Party pursuant to this Section 10.4(c).

(d)  Neither a Seller Indemnified Party nor Buyer or Parent may concede, settle or compromise any Seller Third-Party Action without the consent of the other party, which consents will not be unreasonably withheld or delayed. Notwithstanding the foregoing, (i) if a Seller Third-Party Action seeks the issuance of an injunction, the specific election of an obligation or similar remedy or (ii) if the subject matter of a Seller Third-Party Action relates to the ongoing business of any Seller Indemnified Party, which Seller Third-Party Action, if decided against any Seller Indemnified Party, would materially adversely affect the ongoing business or reputation of any Seller Indemnified Party, the Seller Indemnified Party alone will be entitled to settle such Seller Third-Party Action in the first instance and, if the Seller Indemnified Party does not settle such Seller Third-Party Action, Buyer and Parent will then have the right to contest and defend (but not settle) such Seller Third-Party Action.

10.5  Sole and Exclusive Remedy. Prior to or in connection with the Closing, the parties will have available to them all remedies available at law or in equity, including specific performance or other equitable remedies except as expressly limited elsewhere in this Agreement. After the Closing, the rights set forth in Sections 10.1 and 10.2, Article XI and, to the extent applicable, Sections 10.3 and 10.4 will be the exclusive remedy for breach or inaccuracy of any of the representations and warranties contained in Article III through V of this Agreement and will be in lieu of contract remedies, but the parties otherwise will have available to them all other remedies available at law or in equity. Notwithstanding the foregoing, nothing in this Agreement will prevent any party from bringing an action based upon fraud or willful misconduct by the other party in connection with this Agreement. In the event such action is brought, the prevailing party’s attorneys’ fees and costs will be paid by the nonprevailing party.

10.6  Tax Adjustment. Any payment under this Article X, Section 11.9 or Section 11.10 will be, for Tax purposes, to the extent permitted by Law, an adjustment to the Purchase Price. Each such payment shall be calculated on a net after tax basis, taking into account (i) any Tax savings actually realized by Buyer in the year of receipt of the payment resulting from the payment and (ii) any Tax liability actually imposed on Buyer in the year of receipt of the payment resulting from receipt of the payment.

XI.   Allocation of Taxes; Tax Return

11.1  Allocation of Tax Liabilities.

(a)  Seller will be responsible for all Taxes of the Companies regardless of when due and payable, (i) with respect to all Tax periods ending on or prior to the Closing Date and (ii) with respect to all Tax periods beginning before the Closing Date and ending after the Closing Date, but only with respect to the portion of such period up to and including the Closing Date.

(b)  Buyer will be responsible for all Taxes of the Companies, regardless of when due and payable, (i) with respect to all Tax periods beginning after the Closing Date, (ii) with respect to all Tax periods beginning before the Closing Date and ending after the Closing Date, but only with respect to the portion of such period commencing after the Closing Date.

11.2  Tax Return.

(a)  Seller will include the income or loss of the Companies for all Tax periods ending on or before the Closing Date on Seller’s timely filed income Returns and will file all such Returns when due (including extensions). Seller shall include the income of the Companies (including any deferred items triggered into income by Treasury Regulation Section 1.1502-13 and any excess loss account taken into income by Treasury Regulation Section 1.1502-19 or comparable provisions of state and local income Tax regulations) on Seller’s consolidated federal income Tax Returns and comparable consolidated or combined state income Tax Returns for all periods through the Closing Date and pay any federal, state, and local income Taxes attributable to such income. Seller will cause to be prepared, and will cause to be filed when due (including any extensions), all other Returns of the Companies for all Tax periods ending on or before the Closing Date for which Return have not been filed as of such date. Where such other Return must be filed by the Companies, upon the request of Seller, Buyer will cause such Return to be filed when due (including any extensions). Seller will submit copies of all such Returns (in the case of consolidated Return, the consolidating portion thereof applicable to the Companies) to Buyer at least 30 days prior to the due date, as it may be extended, for Buyer’s review and approval. Seller will cause all such Returns to be accurate and complete in accordance with applicable Laws and to be prepared on a basis consistent with the Returns filed by or on behalf of the Companies for the preceding Tax periods. Seller will not elect to retain any net operating loss carryovers or capital loss carryovers of the Companies.

(b)  Buyer will prepare and file when due (including any extensions) all Returns of the Companies for Tax periods ending after the Closing Date; provided, however, that Seller will have the right to review and approve prior to filing all Returns for any Tax period that includes the Closing Date or any period prior to the Closing Date. Buyer will cause all such Returns to be accurate and complete in accordance with applicable Laws and to the extent permitted under applicable Tax law, to be prepared on a basis consistent with the Returns filed by or on behalf of the Companies for the preceding Tax periods.

11.3  Income and Loss Allocation. For purposes of this Article XI, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax related to the Tax period ending on the Closing Date will (i) in the case of Taxes other than Taxes based upon or related to income, sales, gross receipts, wages, capital expenditures, expenses or any similar Tax base, be deemed to be the amount of such Tax for the entire period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period and (ii) in the case of any Tax based upon or related to income, sales, gross receipts, wages, capital expenditures, expenses or any similar Tax base, be deemed equal to the amount that would be payable if the relevant Tax period had ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations will be made in a manner consistent with prior practice of the Companies.

11.4  Cooperation. After the Closing Date, Buyer and Seller will make available to the other, as reasonably requested, all information, records or documents (including state apportionment information) relating to Tax liabilities or potential Tax liabilities of any Company with respect to (i) Tax periods ending on or prior to the Closing Date and (ii) Tax periods beginning before the Closing Date and ending after the Closing Date, but only with respect to the portion of such period up to and including the Closing Date. Buyer and Seller will preserve all such information, records and documents until the expiration of any applicable statute of limitations thereof. Buyer will prepare and provide to Seller any information or documents reasonably requested by Seller for Seller’s use in preparing or reviewing the Returns referred to in Section 11.2. At the request of Buyer, Seller shall promptly provide Buyer with information relevant to determining whether it is advisable for Buyer to request that elections be made under Section 338(h)(10) of the Code as discussed in Section 11.8. Notwithstanding any other provision hereof, each party will bear its own expenses in complying with the foregoing provisions.

11.5  Audits. Each party will promptly notify the other in writing upon receipt by such party (or any of its Tax Affiliates) of notice of any pending or threatened Tax liabilities of the Companies for any (i) Tax period ending on or before the Closing Date or (ii) Tax Period ending after the Closing Date but which includes the Closing Date. Seller will have the sole right to represent the interests of the Companies in any Tax audit or administrative or court proceeding for Tax periods ending on or prior to the Closing Date and to employ counsel of its choice at its expense, and Buyer and Seller agree to cooperate in the defense of any claim in such proceeding; provided, however, Seller shall not settle any such audit or administrative or court proceeding in a manner that would materially and adversely affect any Company after the Closing Date without the Buyer’s prior written consent which consent shall not be unreasonably withheld or delayed. Seller will have the right to participate at its expense in representing the interests of the Companies in any Tax audit or administrative or court proceeding for any Tax period ending after the Closing Date, if and to the extent that such period includes any Tax Period before the Closing Date, and to employ counsel of its choice at its expense. Seller and Buyer agree to cooperate in the defense of any claim in such proceeding. Buyer shall not settle any audit or administrative or court proceeding in a manner that would materially and adversely affect the Seller without the Seller’s prior written consent, which consent may not be unreasonably withheld or delayed.

11.6  Tax Refunds.

(a)  All refunds of Taxes relating to any Company received by Seller or any of its Tax Affiliates with respect to Tax periods or partial periods ending on or before the Closing Date will be for the account of Seller. At Seller’s request Buyer will take such action as reasonably requested by Seller to obtain such refunds, provided such action will not materially adversely affect any Company, the Buyer or the Parent. Buyer will pay over to Seller any such refunds that Buyer may receive immediately upon receipt of such request.

(b)  All other refunds of Taxes with respect to any Company will be for the account of Buyer. At Buyer’s request, Seller will take such action as reasonably requested by Buyer to obtain such refunds, provided such action will not materially adversely affect the Seller, and will pay over to Buyer any such refunds immediately upon receipt thereof.

11.7  Tax Sharing Agreements. All tax sharing agreements between Seller, on the one hand, and any Company, on the other hand, will be terminated as of the Closing Date after normal operations but before any “deemed sale of assets” under Section 338(h)(10).

11.8  Section 338(h)(10) Election.

(a)  At the written request of Buyer on or before seven (7) months after the Closing Date, Seller will join, in an appropriate and timely manner, with Buyer in making one or more elections under Section 338(h)(10) of the Code (and any comparable elections under state or local law) with respect to the acquisition of the Companies by Buyer. If Buyer requests that a Section 338(h)(10) election be made, Buyer and Seller will: (a) cooperate fully with each other in the making of any such election including the filing of all required IRS forms and related forms under state and local Law and (b) endeavor in good faith to agree on an allocation of the Purchase Price among the assets of the Companies for purposes of Section 338 of the Code prior to the Closing Date to be evidenced by a written schedule signed and dated by Buyer and Seller, and Buyer and Seller will each file their Tax Return in a manner consistent with such allocation.

(b)  Seller will pay all Taxes attributable to the making of any Section 338(h)(10) election, including any federal, state, local or foreign Tax attributable to an election under federal, state, local or foreign law similar to the election available under Section 338(h)(10) of the Code.

(c)  If Buyer requests that a Section 338(h)(10) election be made, Buyer will initially prepare a complete set of IRS Forms 8023 (and any comparable forms required to be filed under state, local or foreign tax law) and any additional data or materials required to be attached to Form 8023 pursuant to the Treasury Regulations promulgated under Section 338 of the Code (“Section 338 Forms”). Buyer will deliver such forms to Seller for review no later than 60 days prior to the date the Section 338 Forms are required to be filed. In the event Seller reasonably objects to the manner in which the Section 338 Forms have been prepared, Seller will notify Buyer within 15 days of receipt of the Section 338 Forms of such objection, and the parties will endeavor within the next 15 days to resolve such dispute in good faith. If the parties are unable to resolve such dispute within such 15-day period, Buyer and Seller will submit such dispute to an independent accounting firm of recognized national standing (the “Allocation Arbiter”) selected by Buyer or Seller, which firm will not be the regular accounting firm of Buyer or Seller. Promptly, but not later than 15 days after its acceptance of appointment under this Agreement, the Allocation Arbiter will determine (based solely on representations of Buyer and Seller and not by independent review) only those matters in dispute and will render a written report as to the disputed matters and the resulting preparation of the Section 338 Forms will be conclusive and binding upon the parties.

11.9  Tax Indemnification of Seller and Guarantor. From and after the Closing Date, Seller and Guarantor, jointly and severally, shall protect, defend, indemnify and hold harmless Parent, Buyer and the Companies from any and all Taxes which are imposed on the Companies in respect of their income, business, property or operations or for which the Companies may otherwise be liable (A) for any period or partial period ending on or prior to the Closing Date, (B) resulting by reason of the several liability of the Companies pursuant to Treasury Regulations Section 1.1502-6 or any analogous state, local or foreign law or regulation or by reason of any Company having been a member of any consolidated, combined or unitary group on or prior to the Closing Date, (C) attributable to any deferred income triggered into income by Treasury Regulation Section 1.1502-13, any excess loss accounts taken into income under Treasury Regulation Section 1.1502-19 and other similar items resulting from the Companies ceasing to be a member of any affiliated group (within the meaning of Code Section 1504(a)), (D) in respect of any period ending after the Closing Date, attributable to events, transactions, sales, deposits, services or rentals occurring, received or performed in a period ending on or prior to the Closing Date, (E) in respect of any period ending after the Closing Date attributable to any change in accounting method employed by the Companies during any of its previous taxable years, (F) attributable to any discharge of indebtedness that may result from any capital contributions by the Seller (or an affiliate of the Seller) to the Companies, or cancellation, of any intercompany indebtedness owed by the Companies to Seller (or an Affiliate of Seller), and (G) resulting from the breach of the Seller’s covenants regarding Tax matters, including, without limitation those set forth in this Article XI.

11.10  Tax Indemnification of Buyer. From and after the Closing Date, Buyer shall protect, defend, indemnify and hold harmless the Seller from any and all Taxes which are imposed on the Companies in respect of their income, business, property or operations or for which the Companies may otherwise be liable: (A) for any period or partial period beginning after the Closing Date and (B) resulting from the breach of the Buyer’s covenants regarding Tax matters, including, without limitation those set forth in this Article XI; provided, however, Buyer shall not indemnify Seller with respect to any Taxes for which Seller or Guarantor are otherwise responsible under this Agreement.

XII.   General

12.1  Press Releases and Announcements.

(a)  Neither Seller and Guarantor, on the one hand, nor Buyer Parties, on the other hand, shall make any public disclosure or announcement relating to this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other. Notwithstanding the foregoing, Seller and Guarantor, on the one hand, or Buyer Parties, on the other hand, may make any public disclosure required by the United States or Canadian securities commissions or stock exchanges on which their shares are traded, or equivalent Japanese authorities, provided that the parties required to make any such disclosure shall use reasonable efforts to provide the other parties with two Business Days’ prior notice. Buyer Parties will have the right to be present for any in-person announcement by any Company.

(b)  Effective as of the Closing Date, the terms of the Confidentiality Agreement will cease to apply to confidential information relating to the Companies and their business, but such terms will otherwise remain in effect with respect to any confidential information relating to Guarantor’s and Seller’s other properties, Subsidiaries or Affiliates, and their respective businesses, and not relating to the Companies and their business.

12.2  Expenses. Except as otherwise expressly provided for in this Agreement, Seller and Guarantor, on the one hand, and Buyer Parties, on the other hand, will each pay all expenses incurred by each of them (and, in the case of Seller and Guarantor, the expenses incurred by the Companies) in connection with the transactions contemplated by this Agreement, including legal, accounting, investment banking and consulting fees and expenses incurred in negotiating, executing and delivering this Agreement and the other agreements, exhibits, documents and instruments contemplated by this Agreement (whether the transactions contemplated by this Agreement are consummated or not). Seller and Guarantor agree that none of the Companies has borne or will bear any of Seller’s or Guarantor’s expenses in connection with the transactions contemplated by this Agreement.

12.3  Amendment and Waiver. This Agreement may not be amended, a provision of this Agreement or any default, misrepresentation or breach of warranty or agreement under this Agreement may not be waived, and a consent may not be rendered, except in a writing executed by the party against which such action is sought to be enforced. Neither the failure nor any delay by any Person in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. In addition, no course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement. The rights and remedies of the parties to this Agreement are cumulative and not alternative.

12.4  Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (i) when delivered if personally delivered by hand (with written confirmation of receipt), (ii) when received if sent by a nationally recognized overnight courier service (receipt requested), (iii) five Business Days after being mailed, if sent by first class mail, return receipt requested, or (iv) when receipt is acknowledged by an affirmative act of the party receiving notice, if sent by facsimile, telecopy or other electronic transmission device (provided that such an acknowledgement does not include an acknowledgment generated automatically by a facsimile or telecopy machine or other electronic transmission device). Notices, demands and communications to Buyer Parties, Seller and Guarantor will, unless another address is specified in writing, be sent to the address indicated below:

If to any Buyer Party: Jipangu Inc. 3-6-9- Kita-Shinagawa Shinagawa-ku Tokyo 140-0001 Japan Attn: President Facsimile No. +813 3474-4679
With a copy to:

Dorsey & Whitney LLP
1420 Fifth Avenue, Suite 3400
Seattle, Washington
USA 98101
Attn: Randal R. Jones
Facsimile No. (206) 903-8820

and with a copy to:

Davis & Company LLP
Suite 2800 Park Place
666 Burrard Street
Vancouver, British Columbia
Canada V6C 2Z7
Attn: John M. Sibley
Facsimile No. (604) 605-3725

If to Seller or Guarantor: Apollo Gold Corporation 5655 South Yosemite Street Suite 200 Greenwood Village, Colorado USA 80111-3220 Attn: President Facsimile No. (720) 482-0957
With a copy to: Davis, Graham & Stubbs LLP 1550 Seventeenth Street Suite 500 Denver, Colorado USA 80202 Attn: Deborah Friedman Facsimile No. (303) 893-1379
and with a copy to: Fogler Rubinoff LLP 95 Wellington Street West, Suite 1200 Toronto-Dominion Centre Toronto, Ontario M5J 2Z9 Canada Attn: Michael Hobart Facsimile No. (416) 941-8852
12.5  Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any party to this Agreement without the prior written consent of the other parties to this Agreement, except that Buyer may assign any of its rights under this Agreement to one or more Subsidiaries of Parent, so long as Buyer remains responsible for the performance of all of its obligations under this Agreement. Subject to the foregoing, this Agreement and all of the provisions of this Agreement will be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns.

12.6  No Third-Party Beneficiaries. Nothing expressed or referred to in this Agreement confers any rights or remedies upon any Person that is not a party or permitted assign of a party to this Agreement.

12.7  No Partnership and No Corporate Opportunity. Nothing in this Agreement creates, or is intended to create, any partnership, joint venture relationship, fiduciary relationship or relationship of confidence and trust between or among the Buyer Parties, Seller and Guarantor. Each party shall have the right to engage in, and receive full benefits from, any independent business activities or operations, whether or not competitive with the business activities or operations of the other parties or the Companies, without consulting with, or obligation to, any of the other parties. The doctrines of corporate opportunity or business opportunity that sometimes apply to persons engaged in a joint venture or having a fiduciary relationship or a relationship of confidence and trust shall not apply in the case of any of the parties to this Agreement.

12.8  Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

12.9  Complete Agreement. This Agreement, the Confidentiality Agreement, the Promissory Note and, when executed and delivered, the Transition Services Agreement contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral.

12.10  Schedules. In the event of any inconsistency between the statements in this Agreement and statements in the Disclosure Schedule, the statements in this Agreement will control and the statements in the Disclosure Schedule will be disregarded.

12.11  Signatures; Counterparts. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument. A facsimile signature will be considered an original signature.

12.12  Governing Law. THE DOMESTIC LAW, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES, OF THE STATE OF DELAWARE WILL GOVERN ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT AND THE PERFORMANCE OF THE OBLIGATIONS IMPOSED BY THIS AGREEMENT.

12.13  Specific Performance. Each of the parties acknowledges and agrees that the subject matter of this Agreement, including the business, assets and properties of the Companies, is unique, that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, and that the remedies at law would not be adequate to compensate such other parties not in default or in breach. Accordingly, each of the parties agrees that the other parties will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions of this Agreement in addition to any other remedy to which they may be entitled, at law or in equity (without any requirement that any Buyer Party provide any bond or other security). The parties waive any defense that a remedy at law is adequate and any requirement to post bond or provide similar security in connection with actions instituted for injunctive relief or specific performance of this Agreement.

12.14  Jurisdiction. Subject to the procedures specified in Article II, each of the parties submits to the exclusive jurisdiction of any state or federal court sitting in Wilmington, Delaware, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect to any such action or proceeding. Each party appoints The Corporation Trust Company (the “Process Agent”) as its agent to receive on its behalf service of copies of the summons and complaint and any other process that might be served in the action or proceeding. Any party may make service on any other party by sending or delivering a copy of the process (i) to the party to be served or (ii) to the party to be served in care of the Process Agent at the following address: Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum.

12.15  Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 12.15.

12.16  Construction. The parties and their respective counsel have participated jointly in the negotiation and drafting of this Agreement. In addition, each of the parties acknowledges that it is sophisticated and has been advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The parties intend that each representation, warranty and agreement contained in this Agreement will have independent significance. If any party has breached any representation, warranty or agreement in any respect, the fact that there exists another representation, warranty or agreement relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached will not detract from or mitigate the fact that the party is in breach of the first representation, warranty or agreement. Any reference to any Law will be deemed to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The headings preceding the text of articles and sections included in this Agreement and the headings to the schedules and exhibits are for convenience only and are not be deemed part of this Agreement or given effect in interpreting this Agreement. References to sections, articles, schedules or exhibits are to the sections, articles, schedules and exhibits contained in, referred to or attached to this Agreement, unless otherwise specified. The word “including” means “including without limitation.” A statement that an action has not occurred in the past means that it is also not presently occurring. When any party may take any permissive action, including the granting of a consent, the waiver of any provision of this Agreement or otherwise, whether to take such action is in its sole and absolute discretion. The use of the masculine, feminine or neuter gender or the singular or plural form of words will not limit any provisions of this Agreement. A statement that an item is listed, disclosed or described means that it is correctly listed, disclosed or described, and a statement that a copy of an item has been delivered means a true and correct copy of the item has been delivered.

12.17  Currency. All references in this Agreement to “$” are references to United States dollars.

12.18  Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

12.19  Consequential or Special Damages. IN NO EVENT SHALL ANY PARTY HERETO BE LIABLE FOR ANY LOST PROFITS, BUSINESS INTERRUPTION OR FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES ARISING OUT OF OR RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

IN WITNESS WHEREOF, Buyer Parties, Seller and Guarantor have executed this Stock Purchase Agreement as of the date first above written.

BUYER:

JIPANGU INTERNATIONAL INC.

By:   /s/ Tamisuke Matsufuji
Name:   Tamisuke Matsufuji
Title:     President and CEO

PARENT:

JIPANGU INC.

By:   /s/ Tamisuke Matsufuji
Name:   Tamisuke Matsufuji
Title:     President and CEO

SELLER:

APOLLO GOLD, INC.

By:   /s/ R. David Russell
Name:   R. David Russell
Title:     President and CEO

GUARANTOR:

APOLLO GOLD CORPORATION

By:   /s/ R. David Russell
Name:   R. David Russell
Title:     President and CEO

DISCLOSURE SCHEDULE

TO

STOCK PURCHASE AGREEMENT

among

Jipangu Inc.,

Jipangu International Inc.,

Apollo Gold, Inc.

and

Apollo Gold Corporation

made as of

October 17, 2005

STOCK PURCHASE AGREEMENT

Schedule 4.1
Jurisdictions of Organization, Qualification and Other Corporate Matters

EXPLORATION

Name of Company:	Apollo Gold Exploration, Inc.
US Federal ID No. (EIN):	03-0447036
Jurisdiction of Organization:	Delaware (File No. 3528958)
Form as a Legal Entity:	Corporation
Jurisdiction(s) in Which Qualified:	Nevada (Corp. No. C13297-2002)

FLORIDA CANYON

Name of Company:	Florida Canyon Mining, Inc.
US Federal ID No. (EIN):	91-1225980
Jurisdiction of Organization:	Delaware (File No. 2979963)
Form as a Legal Entity:	Corporation
Jurisdiction(s) in Which Qualified:	Nevada (Corp. No. C3475-1999)

STANDARD

Name of Company:	Standard Gold Mining, Inc.
US Federal ID No. (EIN):	04-3688394
Jurisdiction of Organization:	Delaware (File No. 3539532)
Form as a Legal Entity:	Corporation
Jurisdiction(s) in Which Qualified:	Nevada (Corp. No. C17070-2002)

STOCK PURCHASE AGREEMENT

Schedule 4.8(q)
Material Adverse Effect and Other Changes

Encumbrances valued at $50,000 or more individually or $100,000 or more in the aggregate discharged or satisfied other than current liabilities paid in the Ordinary Course of Business:

Model	Description	Serial Number
785B	USED Caterpillar OFF-HIGHWAY TRUCK	6HK00491
785B	USED Caterpillar OFF-HIGHWAY TRUCK	6HK00493
785B	USED Caterpillar OFF-HIGHWAY TRUCK	6HK00494
834B	USED Caterpillar WHEEL TRACTOR	92Z00622
994	USED Caterpillar WHEEL LOADER	9YF00147
990F	USED Caterpillar WHEEL LOADER	7HK00066

STOCK PURCHASE AGREEMENT

Schedule 4.9(a)(v)
Buildings, Plants, Etc.

Building Name	Size (sq ft)	Height
Truck Shop & Warehouse	20,250	2-story
Main Administration Office	7,200	1-story
Main Exploration Office	2,500	1-story
Exploration Office Trailer	1,500	1-story
Exploration Storage Trailer #1	540	1-story
Core Shed	650	1-story
Exploration Storage Trailer #2	405	1-story
Leach Crew Office Trailer	675	1-story
Acid Wash/Carbon Regeneration Process Building	1350	2-story
Assay Lab/A Columns Plant/Welding Shop/Refinery	7500	2-story
Small Vehicle Repair Shop (Abandoned)	4050	2-story
Crusher Office	950	1-story
Small Vehicle Repair Quonset Hut	2560	1-story
Crusher Parts Storage	4140	1-story
Shed	132	1-story
Crusher Trailer Office #1	660	1-story
Crusher Trailer Office #2	660	1-story

STOCK PURCHASE AGREEMENT

Schedule 4.9(a)(vi)
Equipment

Equipment Valued at US$ 5,000 or More
MAJOR & SUPPORT EQUIPMENT

Equip #	Description	Serial No.	Encumbered Under Cat Installment Sale Contract Number	Cat Lease
3105	777B WATER TRUCK	4YC01348
3107	KENWORTH WATER TRUCK	512431
3108	777B WATER TRUCK	4YC00200
3151	785B HAUL TRUCK	6HK00489	2274
3152	785B HAUL TRUCK	6HK00490	2274
3154	785B HAUL TRUCK	6HK00492	2274
3157	785B HAUL TRUCK	6HK00495	2274
3158	785B HAUL TRUCK	6HK00496	2274
3159	785B HAUL TRUCK	6HK00497	2274
3160	785B HAUL TRUCK	6HK00498	2274
3161	785B HAUL TRUCK	6HK00499	2274
3162	785B HAUL TRUCK	6HK00500	2274
3211	992C LOADER CERTIFIED-OLD PIN #49Z01414	49Z75287 (Old 49Z01414)
3213	992D LOADER	7MJ00456	2274
3215	992G	ADZ00453		7290
3301	D9R CAT DOZER	7TL00509	2274
3302	D9R CAT DOZER	7TL00510	2274
3304	D10N CAT DOZER	3SK00994	2274
3308	690 TIGER RUBBER TIRE DOZER	05A10987 / 7MJ00528	2274
3401	245 DRILL	732096
3402	245 DRILL	732097
3404	DRILLTECH C40 KSH CRAWLER DRILL	731749
3406	D25KS DRILTECH DRILL	731904
3407	D245 DRILLTECH DRILL	732107
3516	16G CAT MOTOR GRADER	93U03265
3517	16H CAT MOTOR GRADER	6ZJ0044	2274
3623	FORD L8000 TIRE TRUCK	1FDZW82A6KVA077562K
3625	DP100 FORK LIFT	3DP0040
3627	INTERNATIONAL DUMPTRUCK	1HTLDTVR4GHA25995
3631	4O TON LINKBELT CRANE	5310-290
3636	WATER STAND/COMPRESSOR
3700	LUBE TRUCK	1NKDX6TXRJ616249

MAJOR & SUPPORT EQUIPMENT (cont.)

Equip #	Description	Serial No.	Encumbered Under Cat Installment Sale Contract Number	Cat Lease
3701	KW LUBE TRUCK	INKDX6TX4RJ616251
3702	FUEL TRUCK	INKDX6TX4RJ616253
3703	SMALL LUBE TRUCK	1FDXR8ZAXLVA01054
3704	SMALL SERVICE TRUCK	1FDLF47G6SEA69251
3705	SERVICE TRUCK & WELDER # 705	1FDXF80E3SVA81388
3706	WELDING TRUCK & WELDER # 706	1FDXF80E3TVA20124
3707	GMC BOX VAN	J8DC4B1K2P7009389
3708	SERVICE TRUCK	1FDXK74C2PVA17719
3709	ATLAS COPCO XAS 90 COMPRESSOR	YA3-04T084-00225943
3710	CT85 CAT GENERATOR SET	2020881
3711	MAXI-LIGHT LIGHT PLANT	951101
3711-3721	MAXI-LIGHT LIGHT PLANTS
3712	MAXI-LIGHT LIGHT PLANT	951102
3713	MAXI-LIGHT LIGHT PLANT	951103
3714	MAXI-LIGHT LIGHT PLANT	951104
3715	MAXI-LIGHT LIGHT PLANT	951105
3716	MAXI-LIGHT LIGHT PLANT	951106
3717	MAXI-LIGHT LIGHT PLANT	951107
3718	MAXI-LIGHT LIGHT PLANT	951108
3719	MAXI-LIGHT LIGHT PLANT	870815
3721	MAXI-LIGHT LIGHT PLANT	900704
3725	HOTSY STATIONARY STEAM CLEANER
3726	HOTSY STEAM CLEANER	H328891095
3727	L90B VOLVO LOADER	L90V61570
3729	CAT 330L EXCAVATOR	5YM00357
3730	1990 MACK SERVICE TRUCK	VIN#VG6M114B8MB200663
3731	1999 FREIGHTLINER SERVICE TRUCK	1FV3GJAC6XHA41016
3732	1989 PETERBUILT & LOWBOY	1XP5089X5KD287786
3737	T800 MACK - LUBE TRUCK	J740694
3740	CAT GEN SET	24Z03244
3741	CAT GEN SET
3751	CAT GEN SET -- TRAILER MOUNTED (SPARE)	8028002
3752	DW2 DEWATERING GENERATOR	2015455
3753	DW3 DEWATERING PUMP	8221983 1442/99
3754	Blue dewatering pump	PUMP SN1013568 GORMAN RUPP
3755	MILLER 600 TRAILER MT. WELDER	96053 TRAILER /KG195896 WELDER
3756	SULL AIR ES-6 COMPRESSOR	E8388. 1234567890
3757	GEN SET AT OLD MAINTENANCE SHOP
3758	40D-WELDER--TRAILER MOUNT	KF970706
3759	KONE SHOP CRANE	56654
3760	QUINCY AIR COMPRESOR	91261J

LIGHT VEHICLE EQUIPMENT

Equipment No.	Description	Serial No.
906	2001 F250 FORD LARIAT-MINE OPS SPV	AFTNF21L41EA87544
928	CRUSHER MAINTENANCE WELDING TRUCK	1FDKF37M7JKB30196
1004	2005 CHEVY 3/4 TON - JIM LINDSEY	1GCHK24U55E330068
1005	2005 GMC 3/4 TON MARTY PRICE	1GTHK24U05E332665

ANCILLARY EQUIPMENT

Equipment No.	Description	Serial No.	In Service

801-CRANE	90 TON CRANE	47979	Y
801-TRUCK	90 TO CRANE CARRIER	47979	Y
802	NATIONAL BOOM TRUCK- CRUSHER	1FDZT74D2HVA58062	Y
804	580 K BACKHOE	JJG0009342	Y
805	AIR COMPRESSOR AT CRUSHER	007-87001410	Y
808	GEN SET AT PLANT	3312224	Y
810	DETROIT DIESEL POWERED GENSET	23-D-67	Y
812	D4 CAT DOZER	8PB02881	Y
816	HYDRO BLASTER AT CRUSHER	900406	Y
821	CAT FORK LIFT - LAB	3351026	Y
822	CAT FORK LIFT- CRUSHER	2PJ00421	Y
823	580 C CASE BACKHOE	9007575	Y
824	VACUUM TRUCK	94-05-5206	Y
833	GEN SET AT PLANT	66BO8951	Y
834	SKID STEER LOADER- CRUSHER	871319	Y
835	GPL40 FORK LIFT / WAREHOUSE	ICM00845	Y
836	GEN SET AT THE PLANT	5TD00824	Y
837	BUCKET TRUCK INTERNATIONAL S1900 1981	9208055956	Y
842	1980 FREIGHTLINER WATER TRUCK 183632	CB113HP183632	Y
843	V80E FORK LIFT	37W08364	Y
844	BOBCAT- CRUSHER	510127817	Y

ANCILLARY EQUIPMENT

Equipment No.	Description	Serial No.	In Service

801-CRANE	90 TON CRANE	47979	Y
801-TRUCK	90 TO CRANE CARRIER	47979	Y
802	NATIONAL BOOM TRUCK- CRUSHER	1FDZT74D2HVA58062	Y
804	580 K BACKHOE	JJG0009342	Y
805	AIR COMPRESSOR AT CRUSHER	007-87001410	Y
808	GEN SET AT PLANT	3312224	Y
810	DETROIT DIESEL POWERED GENSET	23-D-67	Y
812	D4 CAT DOZER	8PB02881	Y
816	HYDRO BLASTER AT CRUSHER	900406	Y
821	CAT FORK LIFT - LAB	3351026	Y
822	CAT FORK LIFT- CRUSHER	2PJ00421	Y
823	580 C CASE BACKHOE	9007575	Y
824	VACUUM TRUCK	94-05-5206	Y
833	GEN SET AT PLANT	66BO8951	Y
834	SKID STEER LOADER- CRUSHER	871319	Y
835	GPL40 FORK LIFT / WAREHOUSE	ICM00845	Y
836	GEN SET AT THE PLANT	5TD00824	Y
837	BUCKET TRUCK INTERNATIONAL S1900 1981	9208055956	Y
842	1980 FREIGHTLINER WATER TRUCK 183632	CB113HP183632	Y
843	V80E FORK LIFT	37W08364	Y
844	BOBCAT- CRUSHER	510127817	Y

STOCK PURCHASE AGREEMENT

Schedule 4.9(g)
Machinery, Equipment, Etc. Required to Operate Business

Caterpillar Corporation (“Cat”) and Cashman Equipment Inc. are testing an experimental model of a Cat 992X  Experimental Loader with Serial Number Z4X00151 owned by Cat and on loan to Florida Canyon and Standard. The loader will remain on the premises as long as Cat requires the testing or at the discretion of Florida Canyon’s and Standard’s management. Operating costs relative to this loader are paid by Florida Canyon and Standard in the ordinary course of business. The inclusion of this loader on this Schedule 4.9(g) shall not be read to imply that the Companies do not own other loaders sufficient to comply with the representation and warranty set forth in Section 4.9(g) of the Agreement.

STOCK PURCHASE AGREEMENT

Schedule 4.11(g)
Income Tax Returns

U.S. Federal

Seller and the Companies filed U.S. Income Tax returns for the following periods:

01/01/2002 - 12/31/2002
01/01/2003 - 12/31/2003
These returns have not been audited and are not currently the subject of an audit.

State

Florida Canyon filed Nevada State Net Proceeds of Minerals Tax Returns for the following periods:

01/01/2001 - 12/31/2001
01/01/2002 - 12/31/2002
01/01/2003 - 12/31/2003
01/01/2004 - 12/31/2004
These returns have not been audited and are not currently the subject of an audit.

Standard filed Nevada State Net Proceeds of Minerals Tax Returns for the following periods:

01/01/2004 - 12/31/2004
This return has not been audited and is not currently the subject of an audit.

Foreign

Seller filed Form T2s in Canada for the following periods:

01/01/2002 - 6/24/2002
06/25/2002 - 12/31/2002
01/01/2003 - 12/31/2003 as amended by Amended T2.
01/01/2004 - 12/31/2004

Seller filed Form CT23s in Canada for the following periods:

01/01/2002 - 06/24/2002
06/25/2002 - 12/31/2002
01/01/2003 - 12/31/2003

STOCK PURCHASE AGREEMENT

Schedule 4.16(b)
Governmental Authorizations

Governmental Authorizations

License/Permit	Entity	Governmental Level
Business License	Florida Canyon	State of Nevada Dept of Taxation
Business License	Standard	State of Nevada Dept of Taxation
Business License	Exploration	State of Nevada Dept of Taxation
Business License	Florida Canyon	County of Pershing
Business License	Standard	County of Pershing
Business License	Exploration	County of Pershing

The Governmental Authorizations relating to the Environmental Law necessary for operations of the Companies as currently conducted are set forth in Schedule 4.17(h)(2).

STOCK PURCHASE AGREEMENT

Schedule 4.17(h)(2)
Governmental Authorizations Relating to Environmental Law
Environmental Permits

FLORIDA CANYON MINE
Permit/Approval Name	Granting Agency	Expiration Date	Name of Permittee
Approval of Plan of Operations, Rights-of-Way Permits	Bureau of Land Management	Plan Of Operations/2008	Florida Canyon Mining Inc
Small Quantity Hazardous Waste Generator	U.S. Environmental Protection Agency	None	Florida Canyon Mining Inc
Explosives Permit	Bureau of Alcohol, Tobacco and Firearms	Held by contractor
Surface Disturbance and Class II Air Quality Operating Permit	Nevada Bureau of Air Quality	Air Pollution Control / Aug, 2009	Florida Canyon Mining Inc
Water Pollution Control Permit	Nevada Bureau of Mining Regulation and Reclamation	Mining, Mineral Processing, Ancillary Activities incl landfill/ life of mine	Florida Canyon Mining Inc
Reclamation Permit	Nevada Bureau of Mining Regulation and Reclamation	Reclamation & Cost Estimate/life of project	Florida Canyon Mining Inc
Permit to Appropriate Water and to Construct Impoundments	Nevada Division of Water Resources	Pump and use water/various and multiple	Florida Canyon Mining Inc
Industrial Artificial Ponds	Nevada Division of Wildlife	Operate an artificial industrial pond/ May 2008	Florida Canyon Mining Inc
Solid Waste Mining Site Class III Waiver	Nevada Bureau of Waste Management	Included in WPC and Reclaim Permits	Florida Canyon Mining Inc
General Discharge Permit (Stormwater, Septic Tank Systems)	Nevada Bureau of Water Pollution Control	Stormwater/Sept 2010	Florida Canyon Mining Inc
Hazardous Materials Storage Permit	Nevada State Fire Marshall	Hazardous Materials Storage/February 28, 2006	Florida Canyon Mining Inc
Liquefied Petroleum Gas License	Nevada Liquefied Petroleum Gas Board	Operate Propane tans/December 2005	Florida Canyon Mining Inc
Domestic Water Supply	Nevada Bureau of Health Protection Services	Provide safe drinking water/Life of Project	Florida Canyon Mining Inc
Special Use Permit (Buildings and Structures)	Pershing County Planning & Bldg. Dept.	Building Occupancy/Life of project	Florida Canyon Mining Inc

STANDARD MINE
Permit/ Approval Name	Granting Agency	Type/Expiration Date	Name of Permittee
Approval of Plan of Operations, Rights-of-Way Permits	Bureau of Land Management	Powerline Easement/ Life of Mine	Standard Gold Mining Inc.
Small Quantity Hazardous Waste Generator	U.S. Environmental Protection Agency	Small Quantity Generator	Florida Canyon Mining Inc
Explosives Permit	Bureau of Alcohol, Tobacco and Firearms	Held by contractor
Surface Disturbance and Class II Air Quality Operating Permit	Nevada Bureau of Air Quality	Air Pollution Control / Nov 1, 2009	Standard Gold Mining Inc.
Water Pollution Control Permit	Nevada Bureau of Mining Regulation and Reclamation	Mining, Mineral Processing, Ancillary activities/Life of project with 5-year updates/renewals	Standard Gold Mining Inc.
Reclamation Permit	Nevada Bureau of Mining Regulation and Reclamation	Reclamation and Cost Estimate/Life of project	Standard Gold Mining Inc.
Permit to Appropriate Water and to Construct Impoundments	Nevada Division of Water Resources	Dams and Wells/ Various lives	Standard Gold Mining Inc.
Industrial Artificial Ponds	Nevada Division of Wildlife	Industrial Artificial Ponds/July 31, 2008	Standard Gold Mining Inc.
Solid Waste Mining Site Class III Waiver	Nevada Bureau of Waste Management	Municipal Solid Waste Landfill (Not activated)
General Discharge Permit (Stormwater)	Nevada Bureau of Water Pollution Control	Stormwater General; Discharge Permit/July, 24, 2008	Standard Gold Mining Inc.
Hazardous Materials Storage Permit	Nevada State Fire Marshall	Nevada Hazardous Materials Storage Permit/Febr. 28, 2006	Standard Gold Mining Inc.

STOCK PURCHASE AGREEMENT

Schedule 4.19(a)
Benefit Plans

1.    Apollo Gold Employee Health Benefit Plan

i.    Type: welfare benefit plan.

ii.    Sponsorship: Apollo Gold.

iii.    Participating Employer: Apollo Gold.

iv.    (C) employee welfare benefit plan as defined in Section 3(1) of ERISA.

2.    Apollo Gold, Inc. Cafeteria Plan

i.    Type: Health Care Reimbursement Plan and Health Insurance Benefit components are welfare benefit plans; Dependent Care Assistance Program component is a fringe benefit plan.

ii.    Sponsorship: Apollo Gold.

iii.    Participating Employer: Apollo Gold.

iv.	Health Care Reimbursement Plan and Health Insurance Benefit - (C) employee welfare benefit plan as defined in Section 3(1) of ERISA .

3. Apollo Gold Group Term Life Insurance

i.	Type: welfare benefit plan.

ii.    Sponsorship: Apollo Gold.

iii.    Participating Employer: Apollo Gold.

iv.	(C) employee welfare benefit plan as defined in Section 3(1) of ERISA .

4.    Apollo Gold Group Long Term Disability Insurance

i.	Type: welfare benefit plan.

ii.    Sponsorship: Apollo Gold.

iii.    Participating Employer: Apollo Gold.

iv.	(C) employee welfare benefit plan as defined in Section 3(1) of ERISA.

5.    Apollo Gold, Inc. Employee Savings Plan

i.	Type: pension benefit plan.

ii.    Sponsorship: Apollo Gold.

iii.    Participating Employer: Apollo Gold.

iv.	(B) plan that is or is intended to be tax qualified under Section 401(a) or 403(a) of the Code, and (C) defined contribution plan as defined in Section 3(34) of ERISA or Section 414(i) of the Code.

6.    Apollo Gold Stock Option Incentive Plan

i.	Type: stock option plan.

ii.    Sponsorship: Apollo Gold.

iii.    Participating Employer: Apollo Gold.

iv.	N/A

STOCK PURCHASE AGREEMENT

Schedule 6.7
Software Licenses

Florida Canyon Mining, Inc.

Gemcom Geological software
Whittle software
Accpac Financial software
AutoCad - 2 licenses
Jerome communications interface software - refinery
N Star - new drive and man gate software
VIMS PC ver 2003a - Caterpillar software
Electronic Technician 2005a-01
Org plus for Windows - 1 copy
Worthit Fixed Assets ver 4.10
Veritas Ver 9.00 rev 4367
Veritas Ver 10.0 rev 5484

STOCK PURCHASE AGREEMENT

Schedule 7.3
Employment Terms and Conditions

This Schedule 7.3 contains the covenants and agreements of the parties with respect to employee benefits, as set forth below. References to Seller also mean the Guarantor.

1.
Seller will take all actions necessary to cause the Companies and the Companies’ employees to cease to participate in each Plan, as of midnight on the Closing Date, provided, however, (a) that any Company employee who is disabled on the Closing Date will remain eligible for any benefits for which the individual is eligible, or may become eligible in the future upon satisfying any elimination period, under any short-term or long-term disability plan of Seller and (b) employees with accounts under the Apollo Gold Inc. Employee Savings Plan (“Seller’s 401(k) Plan”) will remain as inactive participants in such plan until the transfer of assets and liabilities contemplated in Paragraph 3.

2.
Seller shall use its best efforts to assist the Buyer and the Companies in establishing new employee benefit programs to be maintained by the Companies for the benefit of employees of the Companies, including without limitation providing appropriate information and documentation to insurance companies and other providers. Seller shall deliver to the Companies as of the Closing Date all personnel files and records relating to the employees of the Companies as of the Closing Date, and which are not already held by the Companies. Buyer (with the assistance of Seller as necessary) will take all actions necessary to establish, effective as of 12:01 a.m. on the day immediately following the Closing Date (or as soon thereafter as is administratively feasible in the case of a new 401(k) plan), benefits for the employees of the Companies similar to benefits provided under the Plans as set forth on Schedule 4.19(a) (but not including a stock option incentive plan). Nothing in this Agreement shall be construed as requiring any employee benefit plans to continue to be maintained by the Companies for any specified period after Closing. After Closing, Seller will have no liability under any plan established by the Companies pursuant to this Paragraph 3. For the avoidance of doubt, Seller will pay the cost of coverage for Florida Canyon employees and dependents on or before midnight of the Closing Date. Seller will also pay all claims under Seller’s health plan that are incurred by Florida Canyon employees and dependents and submitted by the Seller's health plan to the Seller for payment on or before midnight of the Closing Date. Buyer (or the Companies) will pay the cost of coverage for Florida Canyon employees and dependents after midnight of the Closing Date. Buyer (or the Companies) will also pay all eligible claims under Seller’s health plan (but only regarding Florida Canyon employees and dependents) that are submitted by the Seller’s health plan to the Seller for payment after midnight of the Closing Date, irrespective of when such claims were incurred.

3.
Seller will take all actions necessary to cause a spin-off of the portion of Seller’s 401(k) Plan covering employees of the Companies (along with any outstanding loans) to a new 401(k) Plan to be established by the Companies, such spin-off to occur as soon as administratively feasible after Closing.

4.
Buyer (or the Companies) will take all actions necessary to continue to provide continuation coverage, as required under Code Section 4980B, Part 6 of Title I of ERISA or any similar state law (collectively, “COBRA”), following the Closing Date to any former employee of any of the Companies (or dependent of any employee or former employee of any of the Companies) whose “qualifying event” occurred on or before the Closing Date at a time when the individual was covered by such Plan. Seller will provide Buyer with a list of all persons currently or formerly associated with Florida Canyon who have elected continuation coverage under COBRA under the Seller’s health plan, and who are still in their available continuation period, as well as a list of all such persons whose qualifying event has occurred before Closing, and who are in their COBRA election period, but who have not yet made such election. All the foregoing persons referred to as COBRA Continuees. Seller will also provide Buyer with copies of all notices previously sent to the COBRA Continuees, and copies of all elections made by such COBRA Continuees, and such other information and documentation that Buyer may request in order to administer COBRA for the COBRA Continuees after Closing. Seller will provide the foregoing information to Buyer at least seven (7) days prior to Closing, and will update such information on the date of Closing, as applicable.

5.
Seller will take all actions necessary to provide workers compensation coverage following the Closing Date to any employee or former employee of any Company which is attributable to any injury or illness that occurred or commenced on or prior to the Closing Date, excluding, however, the matters described in Schedule 4.14 under subheadings A.2 and A.3, for which Seller will indemnify Buyer (or the Companies) as provided in Article X of the stock purchase agreement.

6.
Seller will take all actions necessary to cause a spin-off of the portion of the Apollo Gold, Inc. Cafeteria Plan (“Seller’s Cafeteria Plan”) covering employees of the Companies to a new Cafeteria Plan to be established by the Companies. Participant elections made prior to the Closing Date will continue to be effective on and after the Closing Date. Reimbursements made to participants under the Seller’s Cafeteria Plan from January 1, 2005 until the Closing Date will be carried forward. Seller will transfer to Buyer an amount equal to participant contributions to the Seller’s Cafeteria Plan from January 1, 2005 until the Closing Date, less participant reimbursements during such period.

7.
This Schedule 7.3 shall not create any third party beneficiary rights nor shall it inure to the benefit of nor shall it be enforceable by any employee nor any person representing the interests of employees.

STOCK PURCHASE AGREEMENT

Schedule 7.5
Required Surety

1.
Personal Bond (BLM Bond No. NVB000328) issued by Exploration in the outstanding penal sum of $1,343.00 fbo United States Bureau of Land Management (“BLM”) providing financial assurance with respect to activities undertaken under Exploration’s Pirate Gold exploration permit, secured by Irrevocable Standby Letter of Credit No. SSB-SB-2004/0228 issued by Sterling Savings Bank (“SSB”) in the face amount of $1,343.00 for the account of Exploration as account party and for the benefit of (fbo) the BLM, all as amended and in effect and as further described in BLM’s determination letter accepting such bond dated July 16, 2005.

2.
Personal Bond (BLM Bond No. NVB000207) issued by Exploration in the outstanding penal sum of $7,336.00 fbo the BLM providing financial assurance with respect to activities undertaken under Exploration’s Nugget Fields exploration permit, secured by Irrevocable Standby Letter of Credit No. SSB-SB-2004/0229 issued by SSB in the face amount of $7,336.00 for the account of Exploration, as account party, and fbo the BLM, all as amended and in effect and as further described in BLM’s determination letter accepting such bond dated July 27, 2005.

3.
Personal Bond (BLM Bond No. NVB000514) issued by Standard in the outstanding penal sum of $138,600.00 fbo the BLM providing financial assurance with respect to activities undertaken under Standard exploration permit, secured by Irrevocable Standby Letter of Credit No. SSB-SB-2004/0232 issued by SSB in the face amount of $138,600.00 for the account of Standard, as account party, and fbo the BLM, all as amended and in effect and as further described in BLM’s determination letter accepting such bond dated August 2, 2005.

4.
Personal Bond (BLM Bond No. NV0561) issued by Florida Canyon in the outstanding penal sum of $3,527,270.00 fbo the BLM providing financial assurance with respect to activities undertaken under Florida Canyon’s plan of operations, secured by Irrevocable Standby Letter of Credit No. SSB-SB-2004/0233 issued by SSB in the face amount of $3,527,270.00 for the account of Florida Canyon and fbo the BLM, all as amended and in effect and as further described in BLM’s determination letter accepting such bond dated May 20, 2005.

5.
Surety Bond No. 6067172 (BLM Bond No. NV0672) in the outstanding penal sum of $520,000.00 issued by Safeco Insurance Company of America (“Safeco”), as surety, for the account of Florida Canyon, as principal, for the benefit of the BLM, as beneficiary, providing financial assurance with respect to activities undertaken under Florida Canyon’s plan of operations, as amended and in effect and as further described in BLM’s determination letter accepting such bond dated May 20, 2005.

6.
Surety Bond No. 5806498 (BLM Bond No. NV0250) in the outstanding penal sum of $16,936,130 issued by Safeco, as surety, for the account of Florida Canyon, as principal, and for the benefit of the BLM, as beneficiary, as amended and in effect, providing financial assurance with respect to certain activities undertaken under Florida Canyon’s plan of operations, as further described in BLM’s determination letter accepting such bond dated May 20, 2005. Such bond provides financial assurances, notwithstanding its cancellation, within the area disturbed on August 15, 1999, in accordance with: (i) Florida Canyon’s confirmed plan of reorganization in the proceedings styled In re Pegasus Gold Corporation; and related entities, Debtors, United States Bankruptcy Court for the District of Nevada, Case Nos. BK-N-98-30088 GWZ through BK-N-98-30105 GWZ, inclusive, and (ii) the judgment affirmed by the proceedings styled United States of America, State of Nevada, and Florida Canyon Mining, Inc., Appellees v. Safeco Insurance Company of America, Appellant, in the United States Court of Appeals for the Ninth Circuit, No. 02-15737 (on Appeal from the United States District Court for the District of Nevada, No. CV-N-99-361-DWH (RAM), the consolidated case caption assigned by the United States District Court following consolidation with proceedings removed to that court from the Western District of Washington initially styled Safeco Insurance Company of America v. Florida Canyon Mining, Inc., United States District Court for the Western District of Washington, Case No. C99 0766Z).

7.
Reclamation Surety Bond No. ESD 732 5041 in the outstanding penal sum of $4,501,531 issued by American Home Assurance Company (“AIG”), as surety, for the account of Standard, as principal, and for the benefit of the State of Nevada Department of Conservation and Natural Resources, Division of Environmental Protection (“NDEP”), as beneficiary, as amended and in effect, providing financial assurances for activities undertaken under Standard’s Phase I plan of operations, as further described in NDEP’s determination letter accepting such bond dated July 20, 2004.

8.
Safeco Bond No. 5798124 in the penal sum of $120,000 issued by Safeco, as surety, nominally for the account of Pegasus Gold Corporation, as account party, for the benefit of the State of Nevada, as beneficiary, as amended, assumed by Florida Canyon and in effect notwithstanding such bond’s cancellation, providing financial assurances in connection with Certificate of Authority No. 215 with respect to Florida Canyon’s pre-June 30, 1999, self insured worker’s compensation program.

9.
Personal Bond (BLM Bond No. unknown) issued by Florida Canyon’s predecessor by reorganization in the penal sum of $18,119.00 fbo the BLM providing financial assurance with respect to activities undertaken by Florida Canyon, secured by a cash deposit made by Florida Canyon’s predecessor by reorganization directly to BLM in the amount of $18,119.00.

EXHIBIT A

PROMISSORY NOTE

$2,500,000	October 17, 2005
Denver, Colorado

FOR VALUE RECEIVED, the undersigned (“Maker”) promises to pay to the order of Jipangu Inc., a Japan corporation (“Holder”), on June 1, 2006, the principal sum of Two Million Five Hundred Thousand Dollars ($2,500,000), plus interest thereon from December 1, 2005 at a rate of seven and three tenths percent (7.3%) per annum through payment in full; provided, that any amount of principal and interest which is not paid when due shall bear interest at the default rate of twelve percent (12%) per annum from the day when due through payment in full.

All interest shall be calculated on the basis of a year of 365 days, for the actual number of days (including the first day but excluding the last day) elapsed. Payments shall be made in funds current and available in Tokyo, Japan, in lawful money of the United States of America, at such place as Holder may specify from time to time.

Upon the occurrence of any one of the following events, all obligations of Maker hereunder shall become immediately due and payable without any action by Holder:

(i) Maker or any of its subsidiaries makes an assignment for the benefit of creditors, or applies for or consents to the appointment of a receiver or trustee for it or for a substantial part of its property or business, or such a receiver or trustee shall otherwise be appointed;

(ii) bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against Maker or any of its subsidiaries; or

(iii) Maker or any of its subsidiaries defaults in any payment to any third party or parties in an aggregate amount in excess of $500,000 or otherwise defaults or fails to perform in any agreement in a manner resulting in a right by any third party or parties to accelerate the maturity of any indebtedness of Maker or any of its subsidiaries in an amount in excess of $500,000;

Maker agrees to pay all costs and expenses which Holder may incur by reason of any default, including without limitation reasonable collection costs and attorneys’ fees with respect to legal services relating to any default and to a determination of any rights or remedies of Holder under this Note or under any other instrument or document made by Maker with or in favor of Holder, and reasonable attorneys’ fees relating to any actions or proceedings which Holder may institute or in which Holder may appear or participate and in any reviews of and appeals therefrom.

Maker waives demand, presentment for payment, protest, notice of protest, and notice of nonpayment. Maker further agrees that any modification or extension of the terms of payment of this Note made by Holder shall not diminish or impair Maker’s liability for the payment hereunder and that none of the terms or provisions hereof may be waived, altered, modified or amended except as Holder may consent thereto in a writing duly signed by Holder. Holder may delay or forgo enforcing any of its rights or remedies under this Note without losing them.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAWS OF THE STATE OF COLORADO WITHOUT RESPECT TO CONFLICT OF LAW PRINCIPLES. IF A LAWSUIT IS COMMENCED IN CONNECTION WITH THIS NOTE, MAKER AGREES THAT EXCLUSIVE JURISDICTION AND VENUE FOR ANY SUCH ACTION SHALL LIE IN DENVER, COLORADO, AND MAKER AGREES, UPON HOLDER’S REQUEST, TO SUBMIT TO THE PERSONAL JURISDICTION OF THE STATE AND FEDERAL COURTS THEREIN.

Apollo Gold Corporation, a Yukon corporation

By:

Print Name:
Print Title:

EXHIBIT B
TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”) is effective as of _____, 2005 (the “Effective Date”), and is entered into among Jipangu International Inc., a Delaware corporation (“Buyer”), Jipangu Inc., a Japanese corporation (“Buyer Parent”), Florida Canyon Mining, Inc., a Delaware corporation, Standard Gold Mining, Inc., a Delaware corporation, and Apollo Gold Exploration, Inc., a Delaware corporation (Florida Canyon Mining, Inc., Standard Gold Mining, Inc. and Apollo Gold Exploration, Inc. collectively, the “Companies”), and Apollo Gold Corporation, a Yukon corporation (“Seller”).

WHEREAS, Seller, Buyer, and Buyer Parent have entered into a Stock Purchase Agreement, dated as of October 17, 2005 (the “Purchase Agreement”), pursuant to which Seller’s wholly-owned subsidiary, Apollo Gold, Inc., a Delaware corporation (“AGI”), has agreed to sell, and Buyer Parent, through its subsidiary Buyer, has agreed to purchase, all of the outstanding capital stock of the Companies;

WHEREAS, in connection with the transactions contemplated by the Purchase Agreement, Seller has agreed to enter into this Agreement with the Companies, Buyer, and Buyer Parent to provide certain transition services to the Companies on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual representations, warranties, and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.  Definitions. Any term used herein that is not defined in this Agreement but is defined in the Purchase Agreement has the meaning ascribed to it in the Purchase Agreement.

2.  Transition Services. Seller will provide the transition services described below (the “Transition Services”) to the Companies during the term of this Agreement:

(a)  Seller Services. On the terms and subject to the conditions of this Agreement, Seller will provide the services to the Companies listed on Schedule A, in substantially the same scope, nature and manner as was provided to the Companies (or to AGI with respect to the Companies) immediately prior to the Effective Date.

(b)  Third Party Services. On the terms and subject to the conditions of this Agreement, Seller will use commercially reasonable efforts to assist the Companies in procuring the services listed on Schedule B to be provided to the Companies, in substantially the same scope, nature and manner as was provided to the Companies (or to AGI with respect to the Companies) immediately prior to the Effective Date by the providers that provided such services to the Companies (or to AGI with respect to the Companies) immediately prior to the Effective Date (“Third Party Services”). The Companies and the Buyer acknowledge that the provision of Third Party Services may require the consent of the relevant providers. If the Companies, with Seller’s assistance, are unable to obtain such consent with respect to a particular Third Party Service, then the Seller, at no additional cost to Seller, will use commercially reasonable efforts to assist the Companies in arranging for an alternative person or an alternative methodology to provide the Third Party Service.

(c)  Other Services. During the term of this Agreement, and subject to availability of Seller’s resources, Seller will provide to the Companies any other transition services not referenced in subsection (a) or (b) above of a nature that is consistent with the services Seller provided to the Companies (or to AGI with respect to the Companies) prior to the Effective Date, at levels consistent with the past operation of the Companies (or of AGI with respect to the Companies) and reasonably requested by the Companies. Seller shall render such additional Transition Services following the parties’ agreeing in writing to the services to be provided with reasonably sufficient detail. Any fee to be charged by Seller for any services provided pursuant to this Section 2(c) will be equal to the costs and allocations Seller previously charged to the Companies for such Transition Services prior to the Effective Date, and including without limitation allocable overhead and Seller’s out-of-pocket expenses incurred consistent with past practice (“Seller’s Costs”). At the Buyer’s or the Companies’ request, Seller will furnish the Buyer or the Companies, as the case may be, with reasonable supporting documentation evidencing Seller’s Costs hereunder.

(d)  Increased Staffing. If Seller is required to increase staffing, acquire equipment or to make any investments or capital expenditures in order to increase the level of use of any Transition Service provided as a result of a request by the Companies to increase the level of use provided by Seller, Seller shall inform the Companies in writing of the need for such increases in staffing level, acquisitions of equipment, investments or capital expenditure required before any such costs or expenses are incurred. Upon the receipt of such notice, the Companies may (i) withdraw their request for the increase in the level of use provided by Seller, (ii) in the case of equipment or other tangible assets, make the required equipment and assets available for Seller’s use during the provision of the Transition Services at no expense to Seller, or (iii) agree to Seller’s increased staffing, acquisition of equipment or investment or capital expenditure. Upon mutual written agreement under subsection (iii), as to any such increase in staffing level, acquisition of equipment, investment or capital expenditure required, the Companies shall reimburse Seller for the actual increased costs and expenses incurred by Seller allocable to the Transition Services. If the Companies do not agree to reimburse Seller for the actual increased costs and expenses to be incurred, Seller shall have no obligation to increase the level of such Transition Service.

(e)  Segregation of Data or Systems. If any costs and expenses are required to segregate data or systems of the Companies from data or systems of Seller prior to termination of this Agreement, the Companies shall reimburse Seller for the costs and expenses of such segregation; provided, however, that Seller shall not undertake any such segregation without providing to the Companies a written estimate of the costs of such segregation and obtaining the prior written consent of the Companies thereto.

(f)  No Modification of Seller’s Software or Equipment. Except as agreed in writing by the parties, Seller shall not be required to perform any Transition Service requiring the use of, and shall not be required to install or use, any software or equipment modified or provided by the Companies. Seller shall not be required to modify or change any of Seller’s software or equipment to perform any Transition Service.

(g)  Seller Representative. Seller shall designate in writing a representative (the “Seller Representative”) who shall have the authority to act on Seller’s behalf in connection with the performance of the Transition Services, to enforce the provisions of this Agreement, and to serve as the primary contact for communications between the Companies and Seller concerning the performance of the Transition Services and this Agreement. Before any limitation placed by Seller on the authority of the Seller Representative may be effective, such limitation shall first be disclosed to the Companies in writing, and if not so disclosed, shall not have any effect.

(h)  Companies’ Representative. The Companies shall designate in writing a representative (the “Companies’ Representative”). The Companies’ Representative shall have the authority, on behalf of the Companies, to enforce the provisions of this Agreement, to take any action necessary to cause or promote the orderly and expeditious performance of the Transition Services, and to serve as the primary contact for communications between Seller and the Companies concerning the performance of the Transition Services. Before any limitation placed by the Companies on the authority of the Companies’ Representative may be effective, such limitation shall first be disclosed to Seller in writing, and if not so disclosed, shall not have any effect.

(i)  No Violation of Law or Contract. Notwithstanding any of the provisions of this Agreement to the contrary, Seller shall not be required to provide any Transition Service which Seller is prohibited from providing by law or contractual restriction. Nothing in this Agreement shall require Seller to violate any agreement with any third party, including, without limitation, any software license or agreement. Seller certifies that, to its knowledge, the provision of the Transition Services will not cause it to violate any law or contractual restriction.

(j)  Buyer to Receive Benefit. Seller agrees that any Transition Service to be provided to the Companies will instead be provided to the Buyer with respect to the Companies, if so requested by the Companies’ Representative.

3.  Compensation.

(a)  Payments. The Companies will pay the amounts listed on Schedule A, the amounts listed on Schedule B or Seller’s Costs, as applicable, for the Transition Services. Seller will invoice the Companies one month following the date of this Agreement, and on the same day of each month thereafter in which Transition Services have been rendered under this Agreement. If the invoice date is the 29th, 30th or 31st day of the month, any invoice to be sent during a month with fewer than such number of days shall instead be sent on the last day of such month. The Companies will pay all invoices in full by no later than thirty days following the date of receipt. In the event the Companies do not pay all due and payable invoices in full within thirty days of receipt of the applicable invoices, Buyer or Buyer Parent, each jointly and severally a guarantor for the Companies, shall make such payment to Seller within five days. If Seller does not receive payment within 35 days, Seller may suspend all Transition Services without any further liability to the Companies, Buyer, or Buyer Parent.

(b)  Taxes. All payments by the Companies, Buyer, or Buyer Parent to Seller under this Agreement shall be grossed-up by the Companies, Buyer, or Buyer Parent, as the case may be, to cover any sales tax, value-added tax, goods and services tax or similar tax (but excluding any tax based upon the net income of Seller) payable with respect to the provision by Seller of Transition Services. Any sales, use, transaction, excise or similar tax imposed on or measured by the rendering of the Transition Services will be the responsibility of the Companies.

4.  Independent Contractor.

(a)  Independent Contractor Status. Seller will perform the Transition Services under this Agreement as an independent contractor and as such will have and maintain exclusive control over all its own employees, agents, subcontractors and operations. Seller will not be, act as, purport to act as or be deemed to be any of the Companies’ agent, representative, employee or servant.

(b)  Seller’s Employees. Seller shall retain the absolute right to reassign, discipline or dismiss any Seller employee or the employee of any affiliate or third party retained by the Seller and the Companies shall not purport to exercise any such right, provided that at any time the Companies may require Seller to cause an employee to cease to provide Transition Services to the Companies and leave any premises owned or occupied by the Companies if the Companies in their reasonable discretion so request. Notwithstanding the foregoing, if the Companies’ request for Seller to cause an employee to cease to provide Transition Services results in Seller’s inability to perform the Transition Services, Seller shall not have any liability to the Companies for failure to perform such Transition Services.

(c)  No Requirement for New Employees. Seller is not required to hire any new employees to provide Transition Services to the Companies during the term of this Agreement. If Seller is unable to provide Transition Services to the Companies hereunder, Seller shall notify the Companies of such fact as promptly as practicable. Notwithstanding the foregoing, subject to Section 2(b) above, Seller may, but shall not be obligated to, hire a third party vendor to perform the Transition Services. In the event a third party vendor is hired, the provisions of this Agreement shall remain in full force and effect as to the Transition Services to be provided by the third party vendor.

5.  Standard of Performance.

(a)  For Transition Services provided directly by Seller, Seller will perform such Transition Services in a reasonably timely and competent manner and provide Transition Services in a nature and at levels consistent with the Companies’ past and current conduct of their business and AGI’s past conduct with respect to the Companies’ business. For Transition Services provided by third parties, Seller, at no additional cost to Seller, will use reasonable efforts to procure or secure such services hereunder. Notwithstanding the foregoing:

(i) Seller shall not be liable to the Companies, Buyer, Buyer Parent, or any third party on account of any action or inaction on the part of any Seller employee, any employee of a Seller affiliate or any third party, so long as the individual in question was acting in good faith in accordance with or pursuant to the direction of the Companies; and

(ii) Seller shall not be liable to the Companies, Buyer or Buyer Parent for any error of judgment or for any loss suffered by the Companies, Buyer or Buyer Parent or any third party in connection with the subject matter of this Agreement (howsoever any such loss may have occurred);

unless, such loss arises from gross negligence, bad faith, fraud, intentional misconduct or willful default in the performance or non-performance by Seller, any Seller employee or any employee of any Seller affiliate of the Transition Services provided under or pursuant to the terms of this Agreement. In addition, nothing herein shall obligate Seller to incur direct out-of-pocket costs or expenses for which Seller will not be reimbursed or compensated under this Agreement, even if such failure to incur costs or expenses or assume obligations would interfere with Seller’s ability to provide Transition Services. The allocable portion of employees’ salaries and corporate overhead shall not be considered direct out-of-pocket costs or expenses.

(b) SELLER MAKES NO REPRESENTATION AND EXTENDS NO WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, REGARDING THE TRANSITION SERVICES OR ITS PERFORMANCE UNDER THIS AGREEMENT, AND DISCLAIMS ALL WARRANTIES, INCLUDING WITHOUT LIMITATION THE WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT.

6.  Confidentiality.

(a)  Seller and its affiliates will keep confidential and protect, and will not divulge, allow access to or use in any way, (i) intellectual property rights, including product specifications, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing and distribution methods and processes, market studies, business plans, software, database technologies, systems, structures, architectures and data (and related processes, formulae, compositions, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), (ii) any and all information concerning the business and affairs (including historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials), however documented, and (iii) any and all notes, analyses, compilations, studies, summaries and other material containing or based, in whole or in part, on any information included in the foregoing (collectively, “Confidential Information”) of Buyer, Buyer Parent or any Company that is delivered or made available to Seller or its affiliates pursuant to this Agreement, unless required by (x) applicable law, (y) any judgment, injunction, writ, order, ruling, award or decree made by any governmental or judicial authority or arbitration, or (z) policies or rules of stock exchanges on which the shares of Seller or any affiliate are listed, in which event, if legally permissible, Seller shall promptly provide written notice to Buyer to allow Buyer or any Company to seek (and if only Seller or any affiliate is legally permitted to seek, they will, if requested by Buyer seek) (at the expense of Buyer or any Company) a protective order with respect to such information. Seller acknowledges that such Confidential Information constitutes a unique and valuable asset of each Company, Buyer and Buyer Parent and represents a substantial investment of time and expense by such Company, Buyer and Buyer Parent, and that any disclosure or other use of such Confidential Information other than for the sole benefit of such Company, Buyer or Buyer Parent would be wrongful and would cause irreparable harm to such Company, Buyer or Buyer Parent. Seller will deliver promptly to the Companies, Buyer or Buyer Parent or destroy, at the request and option of the Companies, Buyer or Buyer Parent, all tangible and intangible embodiments (and all copies) of such Confidential Information that are in the possession of Seller or its affiliates. The foregoing obligations of confidentiality will not apply to any Confidential Information that is or subsequently becomes generally publicly known, other than as a direct or indirect result of the breach of this Agreement by Seller.

(b)  Seller acknowledges that the Companies, Buyer and Buyer Parent have required that Seller make the agreements in this Section 6 as a condition to Buyer’s purchase of the Companies and consummation of the transactions contemplated by this Agreement. Seller agrees that the agreements contained in this Section 6 are reasonable and necessary to protect the legitimate interests of the Companies, Buyer and Buyer Parent and that any violation or breach of this Section 6 will result in irreparable injury to the Companies, Buyer and Buyer Parent for which no adequate remedy would exist at law. Accordingly, in addition to any relief at law that may be available to any Company, Buyer or Buyer Parent for such violation or breach and regardless of any other provision contained in this Agreement, each Company, Buyer and Buyer Parent will be entitled to injunctive and other equitable relief restraining such violation or breach (without any requirement that any Company, Buyer or Buyer Parent provide any bond or other security).

(c)  In the event that Seller or any affiliate is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, it will notify the Buyer promptly of the request or requirement so that the Companies, Buyer and Buyer Parent may seek an appropriate protective order or waive compliance with the provisions of this Section 6. If, in the absence of a protective order or the receipt of a waiver from Companies, Buyer and Buyer Parent, the Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, Seller may disclose the Confidential Information to the tribunal; provided, however, that Seller will use its reasonable efforts to obtain, at the request of any Company, Buyer or Buyer Parent, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Company, Buyer or Buyer Parent designates.

7.  Indemnification. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THE COMPANIES, BUYER, AND BUYER PARENT SHALL JOINTLY AND SEVERALLY INDEMNIFY, DEFEND AND HOLD SELLER HARMLESS, ITS AFFILIATES AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, CONTRACTORS AND SUBCONTRACTORS FROM AND AGAINST ANY AND ALL CLAIMS, COSTS OR LIABILITIES OF ANY KIND OR NATURE WHATSOEVER (“CLAIMS”), ARISING OUT OF THE PERFORMANCE OF THE TRANSITION SERVICES HEREUNDER, EXCEPT IN THE CASE OF SUCH PARTY’S GROSS NEGLIGENCE, BAD FAITH, FRAUD, INTENTIONAL MISCONDUCT OR WILLFUL DEFAULT.

8.  Terms and Termination.

(a)  The term of this Agreement will commence on the Effective Date and continue until all Transition Services are completed, unless earlier terminated in accordance with this Section 8.

(b)  The Companies may terminate this Agreement in whole or with respect to any one or more Transition Services at any time without cause upon one week’s written notice. Such termination will not extinguish the Companies’ or the Buyer’s obligation to pay for Transition Services or costs incurred by Seller under this Agreement prior to the effective date of such termination.

(c)  If any party hereto becomes bankrupt or insolvent, or makes an assignment for the benefit of creditors, or if a receiver is appointed to take charge of its property and such proceeding is not vacated or terminated within thirty days after its commencement or institution, any other party may immediately terminate this Agreement by written notice. Any such termination will be without prejudice to accrued rights of the terminating parties, and to other rights and remedies for default.

9.  Miscellaneous.

(a)  Force Majeure. No party will be liable in any manner for failure or delay of performance of all or part of this Agreement (other than the payment of money), directly or indirectly, owing to acts of God, applicable orders or restrictions by a governmental authority, strikes or other labor disturbances, riots, embargoes, power failures, telecommunication line failures, revolutions, wars, fires, floods, or any other causes of circumstances beyond the reasonable control of the parties. The affected party, however, in the case of such delay or failure, will give prompt notice to the other parties and will exert commercially reasonable efforts to remove the causes or circumstances of nonperformance with reasonable dispatch. In any such event, Seller’s obligations hereunder and the Companies’ obligations to pay for any Transition Services so suspended or delayed hereunder shall be postponed for such time as Seller’s performance is suspended or delayed on account thereof.

(b)  Entire Agreement. This Agreement (including the schedules referred to herein) contains the entire understanding between the parties with respect to Transition Services and supersedes any prior understandings, agreements or representations, written or oral, relating to the subject matter hereof.

(c)  Counterparts. This Agreement may be executed in separate counterparts, each of which will be an original and all of which taken together will constitute one and the same agreement, and any party hereto may execute this Agreement by signing any such counterpart.

(d)  Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law but if any provision of this Agreement is held to be invalid, illegal or unenforceable under any applicable law or rule, the validity, legality and enforceability of the other provision of this Agreement will not be affected or impaired thereby.

(e)  Assignment. This Agreement and the rights and obligations of the parties hereunder will not be assignable, in whole or in part, by any party without the prior written consent of the other parties.

(f)  Modification, Amendment, Waiver or Termination. No provision of this Agreement may be modified, amended, waived or terminated except by an instrument in writing signed by the parties to this Agreement. No course of dealing between the parties will modify, amend, waive or terminate any provision of this Agreement or any rights or obligations of any party under or by reason of this Agreement.

(g)  Notices. All notices, consents, requests, instructions, approvals or other communications provided for herein will be in writing and delivered by personal delivery, overnight courier, mail, electronic facsimile or e-mail addressed to the receiving party at the address set forth herein. All such communications will be effective when received.

If to Company: Florida Canyon Mining, Inc. P.O. Box 330 Imlay, Nevada USA 89418 Attn: Mine General Manager Facsimile No. (775) 538-7324
With a copy to:

Jipangu International Inc.
3-6-9- Kita-Shinagawa
Shinagawa-ku
Tokyo 140-0001
Japan
Attn: President
Facsimile No. +813 3474-4679

and with a copy to:

Dorsey & Whitney LLP
1420 Fifth Avenue, Suite 3400
Seattle, Washington
USA 98101
Attn: Randal R. Jones
Facsimile No. (206) 903-8820

and with a copy to:

Davis & Company LLP
Suite 2800 Park Place
666 Burrard Street
Vancouver, British Columbia
Canada V6C 2Z7
Attn: John M. Sibley
Facsimile No. (604) 605-3725

If to Seller: Apollo Gold Corporation 5655 South Yosemite Street Suite 200 Greenwood Village, Colorado USA 80111-3220 Attn: President Facsimile No. (720) 482-0957
With a copy to: Davis, Graham & Stubbs LLP 1550 Seventeenth Street Suite 500 Denver, Colorado USA 80202 Attn: Deborah Friedman Facsimile No. (303) 893-1379

Any party may change the address set forth above by notice to each other party given as provided herein.

(h)  Headings. The headings contained in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

(i)  Governing Law. ALL MATTERS RELATING TO THE INTERPRETATION, CONSTRUCTION, VALIDITY AND ENFORCEMENT OF THIS AGREEMENT WILL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW PROVISIONS THEREOF.

(j)  Third-Party Benefit. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights, remedies, obligations or liabilities of any nature whatsoever.

(k)  Jurisdiction and Venue. THIS AGREEMENT MAY BE ENFORCED IN ANY FEDERAL COURT OR STATE COURT SITTING IN NEVADA, AND EACH PARTY CONSENTS TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT VENUE IN SUCH FORUM IS NOT CONVENIENT. IF ANY PARTY COMMENCES ANY ACTION UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS AGREEMENT IN ANOTHER JURISDICTION OR VENUE, ANY OTHER PARTY TO THIS AGREEMENT WILL HAVE THE OPTION OF TRANSFERRING THE CASE TO THE ABOVE-DESCRIBED VENUE OR JURISDICTION OR, IF SUCH TRANSFER CANNOT BE ACCOMPLISHED, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.

(l)  Waiver of Jury Trial. EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(m)   Remedies. Absent gross negligence, bad faith, fraud, intentional misconduct, willful default or a breach of Section 6, (i) Seller’s sole liability, and the Buyer’s and the Companies’ exclusive remedy, arising under this Agreement and any claim related to the performance or non-performance of Transition Services hereunder, shall be limited to the amount of payments actually made by the Buyer or the Companies in relation to the particular Transition Services on which the Buyer’s or the Companies’ claim is based, and (ii) in no event shall Seller’s aggregate liability hereunder exceed that aggregate service fees received from the Buyer or the Companies hereunder. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY LOST DATA OR SERVICES, LOST PROFITS, BUSINESS INTERRUPTION OR FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES ARISING OUT OF OR RELATING TO THE TRANSITION SERVICES OR THIS AGREEMENT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

(n)  Expenses. Except as otherwise expressly provided for herein, each party will pay its own expenses (including brokers’, finders’, attorneys’ and accountants’ fees) in connection with the negotiation of this Agreement, the performance of its respective obligations hereunder and the consummation of the transactions contemplated by this Agreement (whether consummated or not).

(o)  Advice of Counsel. Each party acknowledges that it has been advised by counsel in the negotiation, execution and delivery of this agreement.

(p)  No Waiver. No delay on the part of the parties in exercising any right hereunder will operate as a waiver of such right. No waiver, express or implied, by either party of any right of such party or any breach by the other party will constitute a waiver of any other of such party’s right or breach by the other party.

IN WITNESS WHEREOF, the parties hereto caused this Transition Services Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

APOLLO GOLD CORPORATION By:__________________________________________________ Name:________________________________________________ Title:_________________________________________________
JIPANGU INTERNATIONAL INC.

By:__________________________________________________
Name:________________________________________________
Title:_________________________________________________

FLORIDA CANYON MINING, INC.

By:__________________________________________________
Name:________________________________________________
Title:_________________________________________________

STANDARD GOLD MINING, INC.

By:__________________________________________________
Name:________________________________________________
Title:_________________________________________________

APOLLO GOLD EXPLORATION, INC.

By:__________________________________________________
Name:________________________________________________
Title:_________________________________________________

SCHEDULE A

Seller’s Services

Transition Team:

Seller’s transition team will initially consist of the following employees with their respective areas of responsibilities:

1. R. David Russell - Seller’s Representative
2. Melvyn Williams - financial, accounting, and auditing
3. Richard Nanna - exploration group advisor
4. Don Miller - human resources and administration
5. Dave Young - mine operations, technical support, permitting, and bonding

Transition Services	Compensation	Duration
1. Seller shall assist the Companies with gold sales consistent with past and current practice.	No additional charge. (1)	3 months
2. Seller shall assist the Companies with treasury management, cash control management and control of the internal and external audit functions consistent with past practice, and shall assist the Companies in addressing those significant deficiencies and material weaknesses that Seller’s independent accountants have identified in the internal control over financial reporting relating to the Subsidiaries and their business.
	No additional charge. (1)	3 months
3. Seller shall assist in the administration to the Companies’ employees of all benefit and compensation plans and a 401(k) plan consistent with past practice.	No additional charge. (1)	3 months
4. Seller shall advise in the administration of the Companies’ reserve data base and any required reserve/resource calculations, consistent with past practice.	No additional charge. (1)	3 months
5. Seller shall advise in preparing and seeking approval of APO 19, Florida Canyon trust fund and new Standard permitting for a period of 3 months, with continuing assistance after the first 3 months as needed and mutually agreed to by the parties.
	No additional charge. (1)	3 months; potentially extendable
6. If any position that reports directly to the Mine General Manager is not filled with a permanent employee on the Effective Date (a “Vacant Position”), Seller shall use its reasonable efforts to assist the Companies in filling such position as soon as reasonably practicable with a candidate, and on terms, reasonably satisfactory to the Companies.
	No additional charge. (1)	Until completed
7. If any Vacant Position exists on the Effective Date, Seller will provide the Companies with the services of a member of the transition team, who will serve in the Vacant Position until the earlier of 3 months after the Effective Date or the date on which a new permanent employee is hired to fill the Vacant Position, but only to the extent that such service does not unreasonably interfere with that transition team member’s job responsibilities to Seller.
	No additional charge. (1)	3 months or until completed, whichever is earlier
8. Seller shall provide guidance, training, information and assistance to the newly-hired Mine General Manager, Engineering Manager, Controller and any other position filled pursuant to paragraph 6 above, consistent with Seller’s past practice with respect to new hires in like positions.
	No additional charge. (1)	3 months
9. Seller shall provide guidance to the Companies with respect to human resources issues such as pay, benefits, unions, labor law and recruiting.	No additional charge. (1)	3 months
10. While providing the services described above, Seller shall use reasonable efforts in assisting the Companies to become self-sufficient in such matters within 3 months after the date of this Agreement.
	No additional charge. (1)	3 months

(1) Notwithstanding anything to the contrary in this Agreement, the Companies, and Buyer and Buyer Parent as guarantors, shall be reimburse Seller for all usual and customary documented expenses for travel, lodging, and meals, up to a maximum of $10,000 per month for the duration of this Agreement. Any additional out-of-pocket expenses must be approved by the Companies in writing prior to being incurred.

A-1

SCHEDULE B

Third Party Services

Transition Service

1.Gemcom Geological Software (annual maintenance contract)

2. Whittle Software

3. AccPac Financial Software

4. US Bank - Draft Trust Agreement FC - BLM

5. Marsh Insurance Brokerage

6. Fidelity - 401k Plan Administrator

7. Scotia Bank (ScotiaMoccata) - Gold Sales Agreement

8. IT Services -Phone Service: Vartec (800) 871-0999

9. Price Waterhouse Coopers

10. Bond support or guaranty arrangements with AIG, Sterling Savings Bank and Safeco

B-1

EXHIBIT C

To:
Boards of Directors of Florida Canyon Mining, Inc., Standard Gold Mining, Inc. and Apollo Gold Exploration, Inc. (each, a “Company”, and collectively, the “Companies”), P.O. Box 330, Imlay, Nevada, USA 89418

And to:	Jipangu Inc. and Jipangu International Inc., 3-6-9 Kita-Shinagawa, Shinagawa-ku, Tokyo 140-0001 Japan

__________, 2005

Dear Sirs,

I hereby resign as a director and/or officer of the Companies, and from any other position that I might hold with the Companies, as applicable, as of the date hereof and I irrevocably waive my rights to any notice, contractual or otherwise.

In consideration for One Hundred Dollars ($100) in lawful currency of the United States and other good and valuable consideration received from the Companies, I irrevocably release the Companies, their Boards of Directors, officers, employees, agents and assigns, from all and any claims, charges, complaints, causes of action or demands of whatever kind or nature (1) that I now have or have ever had against any Company, whether known or unknown, arising from or relating to my service to the Companies, including but not limited to: wrongful or tortious termination, specifically including actual or constructive termination in violation of public policy; implied or express employment contracts and/or estoppel; discrimination, harassment, failure to accommodate and/or retaliation under any federal, state, provincial or local statute or regulation, specifically including any claims I may have under the Fair Labor Standards Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964 as amended, and the Family and Medical Leave Act; the applicable laws and regulations of the State of Nevada and the state, province or other jurisdiction in which I reside; any claims brought under any federal, state, provincial or local statute or regulation for non-payment of wages or other compensation (including expense reimbursements and/or bonuses due after the date hereof); negligent hiring, retention and training; any claims arising from either tort or contract laws; any claims brought under any federal, state, provincial or local statute or regulation related to military leave and/or reinstatement or related rights; and libel, slander, fraud, misrepresentation, or breach of contract; and any claims for indemnification or advancement of expenses under the Companies’ certificates of incorporation or bylaws, under the Delaware General Corporation Law or under any agreement to which I am a party or a beneficiary; or (2) that I might in the future have against any Company for indemnification under the Companies’ certificates of incorporation or bylaws, under the Delaware General Corporation Law or under any agreement to which I am a party or a beneficiary). I further confirm that the Companies are in no way obligated or indebted to me in connection with my position as a director or officer of any Company or otherwise.

SIGNED as a deed and delivered by	)
[NAME] in the	)
presence of:	)

Witness Signature:

Witness Name:

Witness Address:

Witness Occupation:

C-1

EXHIBIT D
CERTIFICATE OF SELLER’S NON-FOREIGN STATUS

Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform the transferee that withholding of tax is not required upon the disposition of the U.S. real property interest by Apollo Gold, Inc., the undersigned hereby certifies the following on behalf of Apollo Gold, Inc.:

1.    Apollo Gold, Inc. is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

2.    Apollo Gold, Inc. is not a disregarded entity as defined in Treas. Reg. § 1.1445-2(b)(2)(iii);

3.    Apollo Gold, Inc.’s U.S. employer identification number is 91-1724754; and

4.    Apollo Gold, Inc.’s office address is 5655 South Yosemite Street

Suite 200, Greenwood Village, Colorado, USA 80111-3220.

Apollo Gold, Inc. understands that this certification may be disclosed to the Internal Revenue Service by the transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties or perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Apollo Gold, Inc..

Apollo Gold, Inc., a Delaware corporation

By:_________________________________________
Name:_______________________________________
Title:________________________________________

Date:________________________________________

D-1